    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1997


                                                      REGISTRATION NO. 333-13667
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                      NATIONAL AUTO FINANCE COMPANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     6141                     65-0688619
    (STATE OR OTHER            (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL            IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
     ORGANIZATION)                  NUMBER)

                            ------------------------

                        621 N.W. 53RD STREET, SUITE 200
                           BOCA RATON, FLORIDA 33487
                                 (561) 997-2747
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 KEITH B. STEIN
                                 VICE CHAIRMAN
                      NATIONAL AUTO FINANCE COMPANY, INC.
                        621 N.W. 53RD STREET, SUITE 200
                           BOCA RATON, FLORIDA 33487
                                 (561) 997-2747
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------


                                   Copies to:

        HOWARD CHATZINOFF, ESQ.                  JORGE L. FREELAND, ESQ.
      WEIL, GOTSHAL & MANGES LLP          GREENBERG, TRAURIG, HOFFMAN, LIPOFF,
           767 FIFTH AVENUE                       ROSEN & QUENTEL, P.A.
       NEW YORK, NEW YORK 10153                   1221 BRICKELL AVENUE
            (212) 310-8000                        MIAMI, FLORIDA 33131
                                                     (305) 579-0500

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED JANUARY 28, 1997

PROSPECTUS
                                2,000,000 SHARES

                                     [LOGO]


                                  COMMON STOCK


                            ------------------------


     The shares of Common Stock offered hereby are being issued and sold by National Auto Finance Company, Inc. (the 'Company'). Application has been made for listing of the Common Stock on the NASDAQ National Market under the trading symbol 'NAFI.' Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $7 and $9. See 'Underwriting' for a discussion of factors to be considered in determining the initial public offering price.


                            ------------------------

  SEE 'RISK FACTORS' ON PAGES 8 THROUGH 14 FOR A DISCUSSION OF CERTAIN FACTORS
             THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
       SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                              UNDERWRITING
                       PRICE TO               DISCOUNTS AND              PROCEEDS TO
                        PUBLIC                COMMISSIONS(1)              COMPANY(2)

Per Share....             $                         $                         $
Total(3).....             $                         $                         $



(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See 'Underwriting.'


(2) Before deducting expenses estimated at $600,000, which are payable by the Company.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $          , $        and $          , respectively. See 'Underwriting.'


                            ------------------------


     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to other conditions including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that delivery of
the shares will be made on or about             , 1997 at the offices of Raymond
James & Associates, Inc., St. Petersburg, Florida.



RAYMOND JAMES & ASSOCIATES, INC. CRUTTENDEN ROTH
                                                                    INCORPORATED



            The date of this Prospectus is                   , 1997.

                  [MAP OF U.S. MARKETS SERVED BY THE COMPANY]
                               ------------------

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.
                               ------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes (i) the consummation of the Reorganization (as described in 'The Reorganization') and (ii) no exercise of the Underwriters' over-allotment option.


                                  THE COMPANY


     National Auto Finance Company, Inc. ('NAFCO' or the 'Company') is a specialized consumer finance company engaged in the purchase, securitization and servicing of motor vehicle retail installment sale contracts ('Loans') originated by automobile dealers ('Dealers') for Non-Prime Consumers (i.e., borrowers with limited financial resources or past credit problems). The Company purchases Loans principally from manufacturer-franchised Dealers in connection with their sale of new and used automobiles. The Company's strategy is to develop a network of Dealers throughout the United States that will refer Non-Prime Consumer Loan applications to the Company. To implement this strategy, the Company offers to Dealers products and services designed to enhance their ability to sell vehicles to Non-Prime Consumers. The Company markets these products and services to Dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial institutions which have established relationships with Dealers.


     Automobile financing is the second largest sector, by dollar amount, of consumer installment debt in the United States. According to the United States Federal Reserve Board, approximately $350 billion of automobile installment credit was outstanding at the end of 1995. The Company estimates that the outstanding automobile installment credit attributable to Non-Prime Consumers is in excess of $60 billion. The Company believes that the portion of the automobile finance market attributable to Non-Prime Consumers has grown significantly in recent years and is poised for further growth. Factors contributing to such growth include the rise of personal bankruptcy filings over the past ten years, the rise of total consumer debt service payments as a percentage of disposable income over the past three years, the increase in the supply of used cars relative to new cars and the increased awareness among Dealers of Non-Prime Consumer financing opportunities. Historically, the market for Non-Prime Consumer credit has been highly fragmented, with no one company controlling more than 3% of the market. The Company believes that it is well-positioned to gain an increasing share of this market through its emphasis on Dealer support and service.


     Since the commencement of the Company's operations in October 1994, the Company has established contractual relationships with over 1,200 Dealers. The Company attributes its success in rapidly establishing its Dealer base to the following:



     o Dealer Products and Services--The Company seeks to differentiate itself from its competitors by introducing products and services designed to enhance the ability of Dealers to sell vehicles to Non-Prime Consumers. In developing such products and services, the Company relies on its senior management's extensive experience in automobile finance as well as on ideas the Company solicits and receives from Dealers. The Company is constantly seeking to improve its existing products and services and develop new ones in order to respond to changing market conditions and serve specific niches in the Non-Prime Consumer market.

     o Dealer Assistance--The Company believes that a Dealer's ability to sell automobiles is enhanced if a Dealer understands the product and service offerings, underwriting criteria and financing capabilities of its financing sources. Accordingly, the Company employs regional salespersons located in strategic geographic areas ('Dealer Relations Managers') who spend considerable time on-site with Dealers in order to augment Dealers' understanding of the Non-Prime Consumer market and the Company's products and services.

     o Experienced Senior Management--Each of the Company's four senior operating executives has over 14 years of direct experience in automobile finance. The Company believes that this experienced management team provides it with the ability to maintain acceptable credit quality, supervise its operations, further expand its business in existing markets and penetrate new markets.

     o Timely Communication of Credit Decisions--In the Company's experience, a rapid response to Dealers' requests for financing is critical to developing strong relationships with Dealers and having frequent opportunities to purchase Loans from Dealers. The Company believes that it provides this timely response to Dealers for their Non-Prime Consumers. The Company typically communicates its credit decisions to Dealers within 75 minutes of receipt of a Loan application and provides next-day funding after the submission of completed Loan documentation.


     o Centralized Underwriting--The Company maintains centralized control over the underwriting and Loan approval functions. The Company believes that this centralized control ensures consistent and efficient underwriting and Loan approval functions. The Company's centralized underwriting policy has enabled the Company to purchase a portfolio of Loans that management believes will allow the Company to maintain acceptable credit quality as its Loan portfolio grows.


     o Underwriting Consistency--The Company employs a proprietary credit scoring system and well-defined underwriting criteria to ensure consistency in the underlying credit risks associated with the Loans it purchases. The Company believes that this consistency enhances the efficiency of the financing process from a Dealer's perspective by enabling a Dealer to gauge accurately which of its Non-Prime Consumer Loan applications will be approved by the Company.


     o Financing Strategy--The Company currently finances its purchases of Loans primarily through an asset securitization program that involves (i) the securitized warehousing of all of its Loans through their daily sale ('Revolving Securitization') to a bankruptcy remote master trust (the 'Master Trust'), followed by (ii) the refinancing of such warehoused Loans, from time to time, through their transfer by the Master Trust to a discrete trust ('Permanent Securitization'), thereby creating additional availability of capital from the Master Trust. Specifically, pursuant to the Revolving Securitization, the Company sells Loans that it has purchased from Dealers on a daily basis to a special-purpose subsidiary, which then sells the Loans to the Master Trust in exchange for certain residual interests in future excess cash flows from the Master Trust. The capacity of the Revolving Securitization is dependent, in part, upon the subsequent refinancings of Loans pursuant to Permanent Securitizations. In November 1995, the Master Trust refinanced $42 million of its receivables in a private placement of asset-backed securities through a Permanent Securitization rated AAA and Aaa by Standard & Poor's Rating Services ('S&P') and Moody's Investors Service, Inc. ('Moody's'), respectively. In November 1996, the Master Trust refinanced $68 million of its receivables in a public offering of asset-backed securities through a Permanent Securitization also rated AAA and Aaa by S&P and Moody's, respectively.



     The Company expects to increase the number of Loans that it purchases, securitizes and services by (i) utilizing its Dealer Relations Managers to market the Company's products and services directly to Dealers (including Dealers with which the Company currently does not have a contractual relationship) and (ii) forming strategic referral and marketing alliances with financial institutions that have established relationships with Dealers. Although the Company is currently doing business with Dealers in 26 states, approximately 75% of the principal balance of the Company's Loan portfolio was purchased through Dealers located in Georgia, North Carolina, South Carolina and Virginia. The Company intends to increase its volume of business in the states in which it currently operates and to expand into additional states.



     In April 1996, the Company entered into its first strategic referral and marketing alliance (the 'First Union Strategic Alliance'), with First Union National Bank of North Carolina and certain of its national bank affiliates (collectively, 'First Union'). The First Union Strategic Alliance initially provided for (i) joint marketing of the Company's products and services by the Company's sales force and the sales personnel in First Union's indirect sales finance division ('FUSF') to the approximately 1,800 Dealers throughout seven southeastern states and the District of Columbia (the 'Southeastern Franchise') with which FUSF has an existing relationship, and (ii) exclusive referral by

FUSF to the Company of all applications for Non-Prime Consumer Loans falling below certain established credit guidelines. The First Union Strategic Alliance significantly enhances the Company's ability to further its market penetration and increase the size of its Dealer base through the marketing assistance, support and exclusive referrals provided by FUSF. Though still in the introductory phase, through September 30, 1996, the Company established relationships with over 400 additional Dealers through the First Union Strategic Alliance and financed approximately 1,571 Loans having an aggregate principal balance of $18.9 million. On December 13, 1996, First Union exercised its option to expand the scope of the First Union Strategic Alliance to include approximately 1,500 additional Dealers throughout five northeastern states (the 'Northeastern

Franchise') with which FUSF has existing relationships. The Company anticipates commencing the introduction of its products and services throughout the Northeastern Franchise in March 1997.


     IronBrand Capital, LLC, a subsidiary of First Union National Bank of North Carolina (the 'First Union Partner'), is a limited partner of National Auto Finance Company L.P., a Delaware limited partnership organized in October 1994 (the 'NAFCO Partnership'). Upon consummation of this offering (this 'Offering'), the NAFCO Partnership will own approximately 62.89% of the Common Stock of the Company. As a limited partner of the NAFCO Partnership, the First Union Partner currently has an economic interest with respect to approximately 15% of the Common Stock of the Company held by the NAFCO Partnership (or 9.43% of the outstanding shares of Common Stock upon consummation of this Offering). Based upon several factors, including the overall performance of the First Union Strategic Alliance and the total market value of the Company over a specified time period, the First Union Partner may obtain an economic interest with respect to an approximate additional 34% of the Common Stock held by the NAFCO Partnership. Any such increase would be non-dilutive to the public stockholders of the Company. The national banks comprising the First Union Strategic Alliance are subsidiaries of First Union Corporation, a bank holding company headquartered in Charlotte, North Carolina. As of September 30, 1996, First Union Corporation was the nation's sixth largest bank holding company in terms of total assets.


     For the fiscal year ended December 31, 1995, which was the Company's first full year of operations, the Company generated revenues of $7.8 million and pre-tax income of $3.28 million on annual Loan volume of $43.5 million. Through the end of fiscal 1995, the Company had purchased 3,886 Loans with aggregate gross receivables of $73.6 million and net receivables of $49.8 million, as adjusted for unearned finance charges and before taking into account Dealer discounts and allowance for possible Loan losses.


     For the nine months ended September 30, 1996, the Company generated revenues of approximately $9.9 million and pre-tax income of approximately $3.1 million on Loan volume of approximately $56.1 million. Through September 30, 1996, the Company purchased 8,423 Loans with aggregate gross receivables of approximately $157 million and net receivables of approximately $105.9 million, as adjusted for unearned finance charges and before taking into account Dealer discounts and allowance for possible Loan losses.



     National Auto Finance Company, Inc. was incorporated in Delaware in October 1996. The NAFCO Partnership and Auto Credit Clearinghouse L.P., a Delaware limited partnership organized in September 1995 (the 'ACCH Partnership' and together with the NAFCO Partnership, the 'Partnerships'), are affiliated entities that are the predecessors to the business of the Company. Unless the context otherwise requires, references in this Prospectus to 'NAFCO' or the 'Company' refer to National Auto Finance Company, Inc., and the business previously conducted by the Partnerships. See 'The Reorganization.' The Company's executive offices are located at 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487 and its telephone number is (561) 997-2747.


                                  THE OFFERING


Common Stock offered hereby...............  2,000,000 shares

Common Stock to be outstanding after this
  Offering................................  6,726,000 shares(1)

Use of Proceeds...........................  To support securitizations and other long-term financing arrangements; to repay a portion of the subordinated indebtedness held by certain affiliates of the Company; and for working capital and other general corporate purposes. See 'Use of Proceeds.'

Proposed NASDAQ National Market symbol....  NAFI


----------------

1. Does not include 260,000 shares of Common Stock subject to outstanding stock options.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                               NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                              -------------------------       -------------------
                                                              (THREE MONTHS)
                                                                   1994           1995         1995         1996
                                                              --------------     ------       ------       ------
INCOME STATEMENT DATA:
Gain on sales of Loans....................................        $    0          6,487        4,920        8,189
Gain on securitization of Loans purchased prior to January
  16, 1995(1).............................................             0            639          639            0
Deferred gain on sales of Loans...........................             0            241          140          491
Deferred servicing income.................................             0            219          109          587
Deferred income from 1995-1
  securitization..........................................             0              0            0          479
Interest income from cash investments.....................            32             11            8           56
Other income..............................................             0             32           31           54
Finance charges earned....................................            95              0            0            0
Provision for credit losses(2)............................          (182)           182            0            0
                                                                  ------         ------       ------       ------
Total revenue.............................................           (55)         7,811        5,847        9,856
Operating expenses........................................          (420)        (4,530)      (3,098)      (6,754)
                                                                  ------         ------       ------       ------
Total expenses............................................          (420)        (4,530)      (3,098)      (6,754)
                                                                  ------         ------       ------       ------
Net income (loss) before pro forma income tax expense.....          (475)         3,281        2,749        3,102
Pro forma income taxes(3).................................             0         (1,066)        (865)      (1,167)
                                                                  ------         ------       ------       ------
Pro forma net income (loss)...............................        $ (475)         2,215        1,884        1,935
                                                                  ------         ------       ------       ------
                                                                  ------         ------       ------       ------
Pro forma earnings (loss) per share                               $ (.07)           .33(4)       .28(4)       .29
Pro forma weighted average shares outstanding(5)..........     6,726,000      6,726,000    6,726,000    6,726,000


------------------

(1) Represents $639,000 gain on sale for Loans purchased between October 12, 1994 and January 16, 1995 and sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization.

(2) Approximately 5% or $182,000 of the $3.6 million of Loans funded during the three months ended December 31, 1994 was set aside as a provision for possible Loan losses. This reserve was reversed when these Loans were sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization. Subsequently, all reserves for Loan losses have been accounted for by the Master Trust.


(3) The pro forma income taxes reflect the application of a combined federal and state income tax rate of approximately 38% as if the Company had been taxed as a C corporation for all periods presented. For the periods ended December 31, 1995 and September 30, 1995, taxes have been calculated at 38% after netting prior years net operating losses from pro forma net income.



(4) Includes approximately $0.07 per share attributable to gains on Loans purchased between the Company's commencement of operations on October 12, 1994 and January 16, 1995, when the Company initiated its Revolving Securitization program.



(5) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock in this Offering.

                                                                                       SEPTEMBER 30, 1996
                                                                          ---------------------------------------------
                                                                                                           PRO FORMA
                                                                                                              (AS
                                                                          ACTUAL     PRO FORMA(6)(7)    ADJUSTED)(6)(8)
                                                                          -------    ---------------    ---------------
BALANCE SHEET DATA:
Total assets...........................................................   $28,446         28,445             38,602
Senior Subordinated Notes..............................................    12,000         12,000             12,000
Junior Subordinated Notes..............................................     7,218          7,218              2,934
Total liabilities......................................................    20,292         22,475             18,191
Partners' preferred equity.............................................     2,251              0                  0
Partners' equity.......................................................     5,903              0                  0
Stockholders' equity...................................................         0          5,970             20,411


                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                  -----------------------        NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30,
                                                                  (THREE MONTHS)             -------------------------

                                                                       1994         1995        1995          1996
                                                                  --------------   ------    -----------   -----------
LOAN PORTFOLIO INFORMATION:
Number of Loans purchased during period (not in thousands).....          300        3,586        2,718         4,537
Principal balance of Loans purchased...........................       $3,820       45,972       34,594        56,152


                                                                    AS OF DECEMBER 31,          AS OF SEPTEMBER 30,
                                                                  -----------------------    -------------------------
                                                                       1994         1995        1995          1996
                                                                  --------------   ------    -----------   -----------
Aggregate number of Loans purchased (not in thousands).........          300        3,886        3,018         8,423
Aggregate principal balance of Loans purchased.................       $3,820       49,792       38,414       105,944
Number of outstanding Loans (not in thousands)(9)..............          300        3,586        2,884         7,286
Principal balance of Loans outstanding(9)......................       $3,800       43,145       35,064        82,792
Net charge-offs as a percentage of aggregate principal balance
  of Loans purchased(9)........................................         0.00%        1.31%        0.55%         2.43%


------------------


(6) Pro forma amounts are unaudited.



(7) Reflects the Reorganization as if it had occurred on September 30, 1996. See 'The Reorganization' and 'Unaudited Pro Forma Financial Statements.'



(8) Reflects the Reorganization and the issuance of 2,000,000 shares in the Offering, all as if they had occurred on September 30, 1996. See 'Certain Transactions--Senior Subordinated Indebtedness' and 'Unaudited Pro Forma Financial Statements.'



(9) Represents amounts related to Loans sold by the Company to the Master Trust.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors, together with the other information contained in this Prospectus, before purchasing the shares offered hereby.

CREDITWORTHINESS OF NON-PRIME CONSUMERS; ECONOMIC FACTORS AFFECTING DELINQUENCIES AND DEFAULTS

     The Non-Prime Consumer automobile finance market is comprised of customers who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history and/or their limited financial resources. Consequently, the Loans acquired by the Company have a higher probability of delinquency and default and greater servicing costs than Loans made to consumers who pose lesser credit risks. The Company's profitability depends in part upon its ability to properly evaluate the creditworthiness of Non-Prime Consumers and efficiently service its Loans. There can be no assurance that satisfactory credit performance of a Non-Prime Consumer will be maintained or that the rate of future defaults and/or losses will be consistent with prior experience or at levels that will allow the Company to maintain its profitability. Most borrowers' ability to remit payments in accordance with the terms of the Loans is dependent on their continued employment. An economic downturn resulting in increased unemployment could cause a significant rise in delinquencies and defaults, which could materially adversely affect the Company's financial condition and results of operations. Moreover, increases in the delinquency and/or loss rates in the Company's Loan portfolio could adversely affect the Company's ability to obtain or maintain its financing sources. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Loss and Delinquency Experience' and 'Business-- Credit Underwriting and Administration.'

LIMITED OPERATING HISTORY


     The Company commenced operations in October 1994. Because of the Company's limited operating history, most of the Loans in its portfolio are unseasoned. The Company considers a Loan to be 'seasoned' when it has been aged for an average of 18 to 24 months. The Company believes that delinquency and loss rates in its Loan portfolio may not fully reflect the rates that would apply when such average holding period for Loans has been achieved or when there are larger numbers of seasoned Loans in the portfolio. The Company believes that a significant portion of the Loans in its portfolio will, by the end of calendar year 1997, be 'seasoned' and that the delinquency and loss rates with respect to such Loans will then more meaningfully reflect the portfolio's overall ongoing delinquency and loss experience. Additionally, there can be no assurance that the Company will be able to continue to successfully implement its business strategy, or that revenues or profitability will continue to increase in the future. The Company's prospects must be considered in light of the risks, expenses, difficulties and delays frequently encountered in the establishment of a new business in an industry characterized by intense competition and an increasing number of market participants. See 'Management's Discussion and


Analysis of Financial Condition and Results of Operations--Historical Development and Growth' and 'Business--Competition.' Management currently expects that operating costs will rise throughout fiscal year 1997 as the result of anticipated growth in the number of Loans purchased and serviced by the Company and the hiring of additional personnel in connection with the expansion of the First Union Strategic Alliance to FUSF's Northeastern Franchise. In addition, operating costs may also increase if the Company develops its own in-house servicing capabilities. Increased operating expenses will decrease the Company's operating margins and the Company's overall profitability.


ABILITY OF THE COMPANY TO MAINTAIN ITS GROWTH STRATEGY

     The successful implementation of the Company's growth strategy is dependent upon its ability to increase the number of Loans it purchases that meet its underwriting criteria while maintaining favorable interest rate spreads. The Company's ability to increase Loan purchases will depend largely on the ability of the Company to: (i) maintain existing relationships with Dealers and to establish new relationships with additional Dealers, both in existing markets and in markets where the Company intends to expand; (ii) successfully implement the First Union Strategic Alliance and form similar strategic referral and marketing alliances with other financial institutions; (iii) retain qualified employees and attract additional qualified employees to manage the Company's expected growth; (iv) obtain adequate financing on favorable terms to fund its growth strategy, including the securitization of its Loans; and (v) maintain appropriate procedures, policies and systems to ensure that the Company purchases Loans within acceptable levels of credit risk and loss. The Company's growth strategy will also be subject to factors beyond the Company's control, including economic downturns, changes in the automobile market and the level of competition in the automobile finance market. The Company's inability to successfully implement its growth strategy and increase Loan purchases could have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Marketing Strategy' and 'Business--Credit Underwriting and Administration.'

NEED FOR ADDITIONAL CAPITAL


     The Company's ability to continue to increase the number of Loans it purchases depends, in part, upon its ability to continue to effect securitization transactions or to establish alternative long-term financing arrangements and to obtain sufficient financing upon acceptable terms under interim credit facilities. These transactions and facilities will, in turn, require the Company to obtain additional subordinated debt and/or equity financing. If the Company is unable to obtain such financing, its ability to purchase Loans will be inhibited. The Company believes that the net proceeds of this Offering, together with the net proceeds of recent subordinated debt borrowings from certain affiliates of the Company and third-party institutional investors, will be sufficient to meet the Company's cash requirements and to fund operations for approximately 12 months following this Offering, assuming the Company completes regular securitizations during such 12-month period. Thereafter, the Company could be required to issue additional subordinated debt or equity, which could dilute the interests of stockholders of the Company. No assurance can be given, however, that the Company will have access to the capital markets in the future for debt or equity issuances or for securitizations, or that financing through borrowings or other means will be available on terms acceptable to the Company, to satisfy the Company's cash requirements needed to implement its business strategy. The Company's inability to access the capital markets or obtain financing on acceptable terms could have a material adverse effect on the Company's financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'


DEPENDENCE ON SECURITIZATION TRANSACTIONS


     The Company currently finances its purchases of Loans primarily through an asset securitization program that involves (i) the securitized warehousing of all of its Loans through their daily sale to the Master Trust pursuant to the Revolving Securitization, followed by (ii) the refinancing of such warehoused Loans, from time to time, through Permanent Securitizations, thereby creating additional availability of capital from the Master Trust. The timing of any future Permanent Securitization could be affected by several factors, some of which are beyond the Company's control. Such factors include, among others, conditions in the securities market generally, conditions in the asset-backed securitization market specifically and approval by certain third parties of the terms of the transactions. During the nine months ended September 30, 1996, the Company sold $56.1 million of the Company's Loans to the Master Trust pursuant to the Revolving Securitization facility, and gains from the sale of such Loans represented approximately 83% of the Company's revenues. The capacity of the Revolving Securitization is dependent, in part, upon the subsequent refinancing of Loans pursuant to Permanent Securitizations. In the Company's two Permanent Securitizations, completed to date, in November 1995 and November 1996, the asset-backed securities issued were credit-enhanced by financial guaranty insurance policies issued by Financial Security Assurance Inc. ('FSA'), which was a significant factor in enabling S&P and Moody's to rate the senior securities issued in each such transaction AAA and Aaa, respectively. Failure to obtain such credit enhancement in connection with future Permanent Securitizations would most likely result in increased costs to the Company and could affect the timing of, or the ability to consummate, future Permanent Securitizations. If the Company were unable to securitize Loans under the Revolving Securitization, refinance such Loans pursuant to subsequent Permanent Securitizations, or otherwise obtain alternative sources of capital in the future, the Company's revenues and income could be significantly impaired and it could experience a significant change in the timing of reported income. Further, there can be no assurance that the Company will realize gains on future securitizations consistent with its gains on previous securitizations.



     A significant deterioration in the performance of Loans held in the Master Trust or those held in a discrete trust pursuant to a Permanent Securitization could result in the retention by such trusts of funds otherwise distributable to the Company in respect of residual interests held by the Company and, under certain circumstances, termination of the Master Trust's ability to purchase additional Loans from the Company. A significant decline in the performance of the Company's Loan portfolio could, therefore, have a material adverse effect on both the Company's cash flows and reported net income, and could require the Company to obtain alternative financing sources. There can be no assurance that any alternative financing source would be available, or if available, that such financing could be effected at a cost that would enable the Company to operate profitably.



     The Company's gains on sale from securitizations have been calculated using estimates concerning borrowing costs and future loss, prepayment and present value discount rates on securitized Loans that are consistent with the Company's and its industry's experience and that the Company believes would be applied by unrelated purchasers of similar streams of estimated cash flows. The actual rates of default and/or prepayment on such Loans or costs of financing such Loans may exceed those estimated, necessitating write-downs in the Company's excess spread receivables and decreases in cash flows that could materially adversely affect the Company's financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'



     The Company has accounted for the Loans securitized to date as asset sales in accordance with FAS No. 77 and relevant pronouncements of the Emerging Issues Task Force of the Financial Accounting Standards Board (the 'FASB'). In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ('FAS 125'), 'Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities.' FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be prospectively applied. The Company's assessment of the adoption of FAS 125 indicates that the accounting for the Revolving Securitization will not change materially from the present accounting. The Company believes that its securitization process meets the requirements for surrender of control over the securitized assets. Additionally, the Company believes that the gain presently deferred at the time of Permanent Securitization can be recognized under FAS 125.


DEPENDENCE ON REVOLVING SECURITIZATION


     The Revolving Securitization facility is a $50 million renewable multi-year commitment with First Union National Bank of North Carolina that expires on June 30, 1999. The Revolving Securitization facility may be increased to a $75 million facility upon request of the Company and subject to the consent of First Union National Bank of North Carolina. The amount of funds available under the Revolving Securitization is governed by a borrowing base formula that provides availability as a multiple of the overcollateralization capital pledged and is restricted by a number of financial covenants. Interest under such facility is charged (i) during the month in which the Loan is sold to the Master Trust, at First Union National Bank of North Carolina's prime rate of interest, and (ii) thereafter, at the London Interbank Offered Rate ('LIBOR') plus, based upon a formula, between 75 and 300 basis points. The Company currently has no other credit facility pursuant to which it could sell Loans to the Master Trust or otherwise finance the purchase of Loans. Accordingly, if the Company is unable to finance the purchase of Loans pursuant to the Revolving Securitization, because of a default by the Company under such facility or otherwise, or otherwise obtain alternative sources of capital, the Company's revenues and income could be significantly impaired and it could experience a significant change in the timing of reported income.



GAIN ON SALES OF LOANS



     A substantial portion of the Company's income is derived from the sale of Loans to the Master Trust pursuant to the Revolving Securitization. The Company recognized a gain on the sale of Loans of $7,125,849 for the year ended December 31, 1995 (approximately 91% of the Company's total revenue for the year ended December 31, 1995) and $8,188,473 for the nine months ended September 30, 1996 (approximately 83% of the Company's total revenue for the nine months ended September 30, 1996). The capacity of the Revolving Securitization is dependent, in part, upon the subsequent refinancing of Loans pursuant to Permanent Securitizations. In the Company's two Permanent Securitizations completed to date, in November 1995 and November 1996, the asset-backed securities issued were credit-enhanced by FSA. Failure to obtain such credit enhancement in connection with future Permanent Securitizations could affect the Company's ability to consummate future Permanent Securitizations. If the Company were unable to purchase new Loans and subsequently sell such Loans to the Master Trust pursuant to the Revolving Securitization, the Company's revenues and income could be significantly impaired and the Company could experience a significant change in the timing of reported income. Further, there can be no assurance that the Company will recognize gains on future sales of Loans pursuant to the Revolving Securitization consistent with the Company's gains on previous sales.

DEPENDENCE UPON FIRST UNION STRATEGIC ALLIANCE


     The Company is dependent upon the First Union Strategic Alliance to penetrate certain markets and significantly increase the number of Loans the Company purchases. The Company intends to enter into similar strategic referral and marketing alliances with other financial institutions. However, the First Union Strategic Alliance is the first such strategic referral and marketing alliance that the Company has formed, and there can be no assurance that the Company can profitably purchase a significant number of Loans through the First Union Strategic Alliance. In addition, the Company's current focus on implementation of the First Union Strategic Alliance (including the expansion of the scope of such alliance to FUSF's Northeastern Franchise) and the significant involvement of First Union in the Company's business may delay or impair the Company's ability to consummate additional strategic referral and marketing alliances. There can be no assurance that the Company will be able to enter into additional strategic referral and marketing alliances, or that any such alliance will be profitable to the Company. If the First Union Strategic Alliance is unsuccessful or if the Company is unable to form additional strategic referral and marketing alliances, the Company's financial condition and results of operations may be materially adversely affected. See 'Business--Marketing Strategy.'


DEPENDENCE ON KEY PERSONNEL


     The Company believes that its development and growth to date has been due primarily to the efforts of the Company's senior management. Although the Company has entered into employment agreements with certain key personnel, the loss of services of one or more of the Company's senior management in the future could have a material adverse effect on the Company's ability to maintain credit quality, supervise its operations, further expand into existing markets, penetrate new markets, develop its internal servicing capacity and successfully manage the Company in other areas. See 'Management.'


COMPETITION AND MARKET CONDITIONS


     The Non-Prime Consumer automobile finance market is highly competitive. The level of competition has increased significantly in recent years and this trend is expected to continue. Historically, commercial banks, savings and loan associations, credit unions, captive finance subsidiaries of automobile manufacturers and other consumer lenders, many of which have significantly greater resources than the Company, have not competed for Non-Prime Consumer business. To the extent that such lenders expand their activities in the Non-Prime Consumer market, the Company's financial condition and results of operations could be materially adversely affected. See 'Business--Competition.' During the past two years, several companies have devoted considerable resources to the Non-Prime Consumer market, including well-capitalized public companies. Specifically, Ford Motor Credit Company announced that it intends to finance Non-Prime Consumers, General Electric Capital Corporation established strategic alliances with several regional Non-Prime Consumer automobile finance companies and KeyCorp acquired AutoFinance Group, Inc., one of the Company's competitors. Other companies, including Mellon Bank Corporation and Southern National Corporation, have also entered the market.



     The Company's business is also affected by certain demographic, economic and industry trends. These trends include increased sales of used cars, rising new car prices relative to used car prices, stability in Non-Prime Consumers' demand for used cars, the inability of Non-Prime Consumers to find lower-cost financing from other sources and the overall level of interest rates in general. A reversal of any of these trends or a change in any of these conditions could have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Competition.'



REGULATION AND LITIGATION


     The Company's business is subject to extensive regulation and supervision in the states in which the Company operates. Such regulations, among other things, require the Company to obtain and maintain licenses and qualifications, to limit interest rates, fees and other charges related to Loans purchased, require specified disclosures by Dealers to consumers and to limit rights to repossess and sell collateral. Such regulations exist primarily for the benefit of consumers, rather than for the protection of Dealers or finance companies, and could limit the Company's discretion in operating its business. Noncompliance with any applicable statutes or regulations could result in suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. The Company's weighted average annual percentage rate on outstanding Loans sold to the Master Trust is 18.63% with an average yield of 21.75% as of September 30, 1996. At these rates of interest, most of the Company's Loans bear interest at or near the maximum rate allowed by law in their respective jurisdictions. To the extent that the rates charged by the Company are limited by the application of maximum allowable interest rates lower than those currently charged by the Company, the Company will suffer adverse effects on its profitability. In addition, due to the consumer-oriented nature of the automobile finance industry, finance companies are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending or other laws and regulations. There can be no assurance that the Company will not become subject to such litigation in the future. A significant judgment against the Company could have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Regulation.'


SENSITIVITY TO INTEREST RATES


     A substantial portion of the Company's income is derived from the sale of Loans to the Master Trust pursuant to the Revolving Securitization. The Company relies in part on cash flow from the Master Trust to support its operations. Since the Master Trust's borrowing rates under the Revolving Securitization are floating and the interest rates charged on the Loans (which are generally at or near the maximum rates permitted by applicable state laws) are fixed, increases in the interest rates charged on the Master Trust's borrowings could have a material adverse effect both on cash flows from the Master Trust to the Company and on the Company's net income, thereby adversely affecting the Company's financial condition and results of operations. In order to mitigate the negative impact of rising interest rates, the Master Trust has entered into interest rate swap agreements that have the effect of fixing the rates charged on a portion of the Master Trust's indebtedness. Although these agreements provide the Master Trust (and, therefore, the Company) some protection against rising interest rates, these agreements also reduce the benefits to the Master Trust (and, therefore, the Company) when interest rates decline below the rates set forth in these agreements. In addition, upon refinancing of Loans through Permanent Securitizations, the interest spread with respect to such Loans may be fixed. Although the Company expects the Master Trust to continue to refinance Loans in the Master Trust through Permanent Securitizations, there can be no assurance that such securitizations will occur or that the interest rates fixed pursuant to such securitizations will be consistent with the Company's past experience. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'


DEPENDENCE ON SERVICING ARRANGEMENTS


     All of the Loans purchased by the Company since it commenced business have been serviced by Omni Financial Services of America ('World Omni'). The current servicing agreement between the Company and World Omni contemplates that new Loans will be accepted for servicing by World Omni until December 31, 1997, after which date, unless the agreement is extended, World Omni would be obligated to continue to service only the Loans then under contract for the life of such Loans. Although the Company currently is considering its options with respect to developing its own servicing capability, the Company currently does not have the internal capacity to service all of its Loans. Accordingly, the failure of World Omni to adequately service the Company's Loans or the termination of the servicing agreement with World Omni could adversely affect the Company until arrangements with another third-party servicer can be implemented or until the Company develops its own servicing capability. While there are other independent consumer loan servicing organizations that provide servicing on a contract basis, there can be no assurance that another servicer could be substituted at a comparable cost and quality of service, or on a timely basis. Further, there can be no assurance that the Company would be able to profitably implement an in-house servicing capability. See 'Business--Credit Underwriting and Administration.'


GEOGRAPHIC CONCENTRATION

     As of September 30, 1996, approximately 75% of the current principal balance of the Company's Loan portfolio was purchased from Dealers located in Georgia, North Carolina, South Carolina and Virginia. An economic slowdown or recession, or a change in the regulatory or legal environment in one or more of these states, could have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Loan Portfolio Profile.'

BANKING AND OTHER RESTRICTIONS


     To facilitate the First Union Partner's compliance with applicable banking laws, regulations and orders (collectively, the 'Banking Laws'), the Company has agreed that it will engage solely in activities that are permissible for national banks as determined by Banking Laws in effect from time to time. The First Union Strategic Alliance also generally provides that the Company may not purchase a Loan through any arrangement with a financial institution if such Loan is originated by an active First Union Dealer. Although the Company believes that these restrictions are reasonable in light of the advantages afforded by the First Union Strategic Alliance, the effect of these restrictions may be to limit in certain respects the Company's ability to seek or to take advantage of certain business or marketing opportunities, which may have a material adverse effect on the Company's financial condition and results of operation. See 'Business--Banking Regulation.'


CONTROL BY PRINCIPAL STOCKHOLDERS


     Upon consummation of this Offering, the NAFCO Partnership will own approximately 62.89% of the Company's outstanding Common Stock (60.20% if the Underwriters' over-allotment option is exercised in full). In addition, the First Union Partner, a limited partner of the NAFCO Partnership, currently has an economic interest with respect to approximately 15% of the Common Stock of the Company held by the NAFCO Partnership (or approximately 9.43% of the outstanding shares of Common Stock upon consummation of this Offering). Based upon several factors, including the overall performance of the First Union Strategic Alliance and the total market value of the Company over a specified time period, the First Union Partner may obtain an economic interest with respect to an approximate additional 34% of the Common Stock held by the NAFCO Partnership. Any such increase would be non-dilutive to the public stockholders of the Company. As a result, the principals of National Auto Finance Corporation, a Delaware corporation and the general partner of the NAFCO Partnership ('National Auto'), will be able to determine the outcome of most day-to-day corporate actions and the NAFCO Partnership will be able to determine the outcome of most corporate actions requiring a stockholder vote, including the election of directors and any matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets. In addition, the First Union Partner, as a limited partner of the NAFCO Partnership, may be able to influence the future operations of the Company. See 'Principal Stockholders.'


AUTHORIZATION OF PREFERRED STOCK


     The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock that have preferences over the Common Stock with respect to the payment of dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power and ownership percentages of the holders of Common Stock. The issuance of shares of preferred stock or the issuance of rights to purchase such shares could have the effect of discouraging, delaying or preventing a change in control of the Company. See 'Description of Capital Stock.'




CERTAIN ANTI-TAKEOVER PROVISIONS


     The Company's Certificate of Incorporation and By-laws contain certain provisions that may be deemed to have the effect of delaying, deferring or preventing a change of control of the Company or a takeover attempt that a stockholder might consider in its best interest. These provisions include a classified board of directors and the Company's ability to issue preferred stock. See 'Description of Capital Stock.'


ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to this Offering, there has been no public trading market for the shares of Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or continue after this Offering. The initial public offering price of the Common Stock offered hereby has been established through negotiation between the Company and the Underwriters. See 'Underwriting.' The market price of the Common Stock may be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts or other events or factors. Broad market fluctuations or any failure of the Company's operating results in a particular quarter to meet market expectations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding an aggregate of 6,726,000 shares of Common Stock. All of the shares sold in this Offering (plus an additional 300,000 shares if the over-allotment option granted to the Underwriters is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the 'Securities Act'), except for any shares purchased by an affiliate of the Company that will be subject to the resale limitations of Rule 144 under the Securities Act. Upon the expiration of lock-up agreements between each of the executive officers, directors and existing stockholders and the Underwriters, 180 days after the date of this Prospectus (or earlier upon the written consent of Raymond James & Associates, Inc.), 4,726,000 shares of Common Stock outstanding prior to this Offering may be sold in the public market by affiliates of the Company, subject to the limitations and restrictions contained in Rule 144 under the Securities Act. In addition, 500,000 shares of Common Stock have been reserved for issuance under the National Auto Finance Company,

Inc. 1996 Share Incentive Plan (the '1996 Share Incentive Plan'). Options to acquire an aggregate of 260,000 of such shares have been granted to certain key employees and directors of the Company, and upon completion of this Offering any shares of Common Stock issuable upon the exercise of such options (subject to certain vesting terms and other limitations on exercise with respect to such options) will be eligible for sale in the future pursuant to registration on Form S-8. Sales of substantial amounts of Common Stock, or the availability of substantial amounts of Common Stock for future sale, could adversely affect the prevailing market price of the Common Stock. Certain stockholders of the Company holding 496,000 shares of Common Stock have the right to require the Company to register their shares of Common Stock under the Securities Act, and to include shares of Common Stock in registrations proposed to be effected by the Company. Such stockholders have agreed not to exercise their registration rights prior to 180 days from the date of this Prospectus without the prior written consent of Raymond James & Associates, Inc. See 'Shares Eligible for Future Sale,'Management--1996 Share Incentive Plan,' 'Principal Stockholders' and 'Underwriting.'


NO CASH DIVIDENDS

     Following this Offering, the Company intends to retain its earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. See 'Dividend Policy.'

DILUTION


     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution per share of Common Stock of $5.11 per share (based upon an assumed offering price of $8.00 per share) in net tangible book value per share of Common Stock from the offering price. See 'Dilution.'

                               THE REORGANIZATION

BACKGROUND


     The NAFCO Partnership was formed pursuant to an agreement of limited partnership, dated as of October 1, 1994 (as amended and restated, the 'NAFCO Partnership Agreement'). National Auto is the general partner of the NAFCO Partnership and holds a 1% general partner interest. The limited partners of the NAFCO Partnership include The S Associates Limited Partnership ('S Associates'), a limited partnership controlled by Gary L. Shapiro, Chairman of the Board of Directors and Chief Executive Officer of the Company, The O Associates Limited Partnership ('O Associates'), a limited partnership controlled by Edgar A. Otto, a director of the Company, the First Union Partner and certain other individuals (collectively, the 'NAFCO Limited Partners'). The NAFCO Limited Partners hold in the aggregate a 99% partner interest in the NAFCO Partnership.



     The ACCH Partnership was formed in September 1995. The general partner of the ACCH Partnership, National Auto, holds a 1% general partner interest in the ACCH Partnership. The NAFCO Partnership and two officers of the Company are the limited partners of the ACCH Partnership (the 'ACCH Limited Partners'). The ACCH Limited Partners hold in the aggregate a 99% limited partner interest in the ACCH Partnership.


SENIOR SUBORDINATED INDEBTEDNESS



     In August 1996, the Company completed a $12 million senior subordinated debt financing. In connection therewith, the Company executed, as of August 9, 1996, a Note Purchase Agreement (the 'Note Purchase Agreement') with Morgan Guaranty Trust Company of New York, as trustee of the Commingled Pension Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York ('MGTC'), Morgan Guaranty Trust Company of New York, as trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York ('MGMM') and Morgan Guaranty Trust Company, as investment manager and agent for an institutional investor ('MGAS,' and together with MGTC and MGMM, the 'Morgan Group'). Pursuant to the Note Purchase Agreement, the Company issued to the Morgan Group $12 million aggregate principal amount of its senior subordinated notes due 2001 (the 'Senior Subordinated Notes') and related deferred additional interest notes due 2006 (the 'Deferred Additional Interest Notes' and collectively with the Senior Subordinated Notes, the 'Morgan Notes'). See 'Certain Transactions--Senior Subordinated Indebtedness.'


ASSET TRANSFERS


     Immediately prior to the sale of the shares of Common Stock offered hereby, the respective assets and liabilities of the Partnerships were transferred to the Company in exchange for all of the Common Stock of the Company then outstanding and all of the preferred stock of the Company then outstanding (such transaction being referred to herein as the 'Reorganization'). Specifically, the Reorganization entailed the following transfers:



           (a) The partners of the ACCH Partnership (other than the NAFCO Partnership) transferred all of their partner interests in the ACCH Partnership to the NAFCO Partnership in exchange for limited partner interests in the NAFCO Partnership.



          (b) The NAFCO Partnership transferred all of its assets, subject to all of its liabilities, to the Company in exchange for 4,229,000 shares of Common Stock (which together with the 1,000 shares of Common Stock acquired by the NAFCO Partnership in connection with the initial organization of the Company in October 1996 increased the NAFCO Partnership's holdings to 4,230,000 shares of Common

              Stock) and all of the outstanding preferred stock of the Company.



          (c) Upon the transfer of the assets of the NAFCO Partnership to the Company, the Company issued to the Morgan Group 470,000 shares of Common Stock (representing 10% of the outstanding Common Stock of the Company immediately following the Reorganization) in exchange for the Deferred Additional Interest Notes.



SUBSEQUENT DEVELOPMENTS



     Upon completion of the Reorganization and immediately prior to this Offering, the Company granted options to acquire an aggregate of 260,000 shares of Common Stock to certain key employees and directors of the Company. Pursuant to the terms of the Note Purchase Agreement, the holders of the Senior Subordinated Notes were entitled, prior to this Offering, to receive additional shares of Common Stock upon the grant of options to key employees and directors of the Company. Accordingly, upon such grant of options, the Company issued to the Morgan Group an additional 26,000 shares of Common Stock. Immediately following the Reorganization and immediately prior to this Offering, all of the Common Stock of the Company was directly owned by the NAFCO Partnership and the Morgan Group. See 'Principal Stockholders,' and 'Certain Transactions--Senior Subordinated Indebtedness.'

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, assuming an initial public offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and expenses payable by the Company, are estimated to be approximately $14.3 million (approximately $16.5 million if the Underwriters' over-allotment option is exercised in full). The Company anticipates that, of the net proceeds of this Offering, approximately $6.0 million will be used to support securitizations and other long-term financing arrangements, approximately $4.3 million will be used to repay a portion of the outstanding subordinated indebtedness evidenced by the Junior Subordinated Notes (as defined in 'Certain Transactions--Junior Subordinated Indebtedness') held by certain affiliates of the Company and the remaining net proceeds will be used for working capital and other general corporate purposes. As of September 30, 1996, the Company had outstanding junior subordinated indebtedness, evidenced by such Junior Subordinated Notes, of approximately $7.2 million, which bear interest at a rate of 8% per annum payable quarterly. This indebtedness was incurred primarily to support the Company's operations. Immediately prior to the consummation of this Offering, the Junior Subordinated Notes were amended to provide (x) for a final maturity date of January 31, 2002 and (y) for a provision allowing the Company to prepay the debt evidenced thereby without penalty or the payment of any premium. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources' and 'Certain Transactions.'



     Pending utilization as described above, the net proceeds of this Offering will be invested in short-term, high-grade, interest-bearing securities.


                                DIVIDEND POLICY


     The Company has never paid cash dividends or made cash distributions and does not anticipate paying cash dividends in the foreseeable future, but intends to retain any future earnings for reinvestment in its business. The Note Purchase Agreement generally prohibits the Company's payment of dividends on its Common Stock, subject to certain conditions, following the consummation of this Offering, so long as any amount remains unpaid on the notes issued in connection with such Note Purchase Agreement. See 'Certain Transactions--Senior Subordinated Indebtedness.' Subject to the restrictions contained in the Note Purchase Agreement, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION


     The following table sets forth the long-term debt and capitalization of the Company (i) at September 30, 1996, (ii) at September 30, 1996 to give pro forma effect to the Reorganization and (iii) at September 30, 1996 on a pro forma basis as adjusted to reflect receipt and application by the Company of estimated net proceeds of $14.3 million from this Offering (based upon an assumed initial public offering price of $8.00 per share) as described under 'Use of Proceeds.' The information presented below should be read in conjunction with the financial statements of the Company and the historical and pro forma financial data included elsewhere in this Prospectus.



                                                                                      AS OF SEPTEMBER 30, 1996
                                                                                -------------------------------------
                                                                                                          PRO FORMA
                                                                                ACTUAL     PRO FORMA    (AS ADJUSTED)
                                                                                -------    ---------    -------------

                                                                                           (IN THOUSANDS)

Long-term debt:

  8% junior subordinated debt (excluding $71,791 of accrued interest)........   $ 7,218       7,218          2,934

  10% senior subordinated debt (excluding $212,085 of accrued interest)......    12,000      12,000         12,000
                                                                                -------    ---------    -------------

Total long-term debt.........................................................    19,218      19,218         14,934

Ownership equity:

  Partners' preferred equity.................................................     2,251           0              0

  Partners' capital..........................................................     5,903           0              0
                                                                                -------    ---------    -------------

     Total partners' equity..................................................     8,154           0              0

Stockholders' equity

  Common Stock, $.01 par value, 20,000,000 shares authorized; 4,726,000 pro
     forma; 6,726,000 pro forma (as adjusted) issued and outstanding.........         0          47             67

  Preferred Stock, $.01 par value, 1,000,000 shares authorized;
     2,250 pro forma and pro forma (as adjusted) issued and outstanding......                 2,250          2,250

  Additional paid-in capital (pro forma as adjusted)(1)......................         0       3,673         18,094
                                                                                           ---------    -------------

Total stockholders' equity...................................................         0       5,970         20,411
                                                                                -------    ---------    -------------

     Total long-term borrowings and capitalization...........................   $27,372      25,188         35,345
                                                                                -------    ---------    -------------
                                                                                -------    ---------    -------------


------------------


(1) In connection with the Reorganization, $3,620,000 of retained earnings (pro forma) and $3,718,000 of retained earnings (pro forma as adjusted) were transferred to additional paid-in capital to reflect a constructive distribution to the partners of the NAFCO Partnership followed by a contribution to the capital of the Company.

                                    DILUTION



     After giving effect to the Reorganization, the pro forma net tangible book value (total assets less deferred costs and total liabilities) of the Company as of September 30, 1996 was approximately $4,966,000, or approximately $1.05 per share. As used below, 'net tangible book value per share' represents the quotient obtained by dividing the pro forma net tangible book value of the Company at September 30, 1996 by the total number of shares of Common Stock that would have been outstanding at September 30, 1996 had the Reorganization occurred on such date. After giving effect to this Offering and the application of the estimated net proceeds to the Company (after deduction of underwriting discounts and commissions and estimated Offering expenses), the net tangible book value of the Company at September 30, 1996 would have been $19,407,000, or $2.89 per share. This represents an immediate increase in net tangible book value per share of $1.84 to existing holders of Common Stock as a result of this Offering and an immediate dilution of net tangible book value per share of $5.11 to new investors in this Offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share........................................            $8.00

  Pro forma net tangible book value before this Offering...............................    1.05

  Increase in pro forma net tangible book value per share attributable to
     new investors.....................................................................    1.84
                                                                                          -----

Pro forma net tangible book value after this Offering..................................             2.89

Dilution in pro forma net tangible book value to new investors.........................            $5.11
                                                                                                   -----
                                                                                                   -----


     The following table sets forth, on a pro forma basis (after giving effect to the Reorganization) as of September 30, 1996, the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors (before deducting the estimated underwriting discounts and commissions and Offering expenses payable by the Company).


                                               SHARES PURCHASED       TOTAL CONSIDERATION
                                             --------------------    ----------------------    AVERAGE PRICE
                                              NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                             ---------    -------    -----------    -------    -------------


Existing stockholders.....................   4,726,000      70.3%    $   150,000        .9%        $ .03

New investors.............................   2,000,000      29.7      16,000,000      99.1         $8.00
                                             ---------    -------    -----------    -------

     Total                                   6,726,000       100%    $16,150,000       100%
                                             ---------    -------    -----------    -------
                                             ---------    -------    -----------    -------

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The income statement data for the three months ended December 31, 1994, the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, and the balance sheet data as of December 31, 1994 and 1995 and September 30, 1995 and 1996, are derived from, and are qualified by reference to, the financial statements of the Company audited by KPMG Peat Marwick LLP, independent auditors, which are included elsewhere in this Prospectus, and should be read in conjunction with those financial statements and the notes thereto. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year.


     The Company commenced operations in October 1994. Consequently, financial information with respect to the Company is available only since October 1994. This information is not necessarily indicative of the Company's future performance. The data set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and the related notes thereto included elsewhere herein.


                                                               YEAR ENDED DECEMBER 31,         NINE MONTHS ENDED
                                                              -------------------------          SEPTEMBER 30,
                                                              (THREE MONTHS)                  -------------------
                                                                   1994           1995         1995         1996
                                                              --------------     ------       ------       ------
                                                                                (IN THOUSANDS)
INCOME STATEMENT DATA:
Gain on sales of Loans....................................        $    0          6,487        4,920        8,189
Gain on securitization of Loans purchased prior to January
  16, 1995(1).............................................             0            639          639            0
Deferred gain on sales of Loans...........................             0            241          140          491
Deferred servicing income.................................             0            219          109          587

Deferred income from 1995-1 securitization................             0              0            0          479
Interest income from cash investments.....................            32             11            8           56
Other income..............................................             0             32           31           54
Finance charges earned....................................            95              0            0            0
Provision for credit losses(2)............................          (182)           182            0            0
                                                                  ------         ------       ------       ------
Total revenue.............................................           (55)         7,811        5,847        9,856
Operating expenses........................................          (420)        (4,530)      (3,098)      (6,754)
                                                                  ------         ------       ------       ------
Total expenses............................................          (420)        (4,530)      (3,098)      (6,754)
                                                                  ------         ------       ------       ------
Net income (loss) before pro forma
  income tax expense......................................          (475)         3,281        2,749        3,102
Pro forma income taxes(3).................................             0         (1,066)        (865)      (1,167)
                                                                  ------         ------       ------       ------
Pro forma net income (loss)...............................        $ (475)         2,215        1,884        1,935
                                                                  ------         ------       ------       ------
                                                                  ------         ------       ------       ------
Pro forma earnings (loss) per share.......................        $ (.07)         .33(4)       .28(4)         .29
Pro forma weighted average shares outstanding(5)..........     6,726,000      6,726,000    6,726,000    6,726,000


------------------
(1) Represents $639,000 gain on sale for Loans purchased between October 12, 1994 and January 16, 1995 and sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization.


(2) Approximately 5%, or $182,000, of the $3.6 million of Loans purchased during the three months ended December 31, 1994 was set aside as a provision for possible Loan losses. This reserve was reversed when these Loans were sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization. Subsequently, all reserves for Loan losses have been accounted for by the Master Trust.



(3) The pro forma income taxes reflect the application of a combined federal and state income tax rate of approximately 38% as if the Company had been taxed as a C corporation for all periods presented. For the periods ended December 31, 1995 and September 30, 1995, taxes have been calculated at 38% after netting prior years net operating loss from pro forma net income.



(4) Includes approximately $0.07 per share attributable to gains on Loans purchased between the Company's commencement of operations on October 12, 1994 and January 16, 1995, when the Company initiated its Revolving Securitization program.



(5) Adjusted to give effect to the sale by the Company of 2,000,000 shares of

    Common Stock in this Offering.

                                                            DECEMBER 31,         SEPTEMBER 30,
                                                          -----------------    ------------------
                                                           1994      1995       1995       1996
                                                          ------    -------    -------    -------
BALANCE SHEET DATA:
Total assets...........................................   $5,800     12,003     10,046     28,446
Senior Subordinated Notes payable......................        0          0          0     12,000
Junior Subordinated Notes payable......................    5,324      7,556      6,461      7,218
Total liabilities......................................    5,775      8,556      7,271     20,292
Partners' preferred equity.............................       48        482        400      2,251
Partners' equity.......................................      (23)     2,965      2,375      5,903


                                                           YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED
                                                          -------------------------      SEPTEMBER 30,
                                                          (THREE MONTHS)               ------------------
                                                               1994          1995       1995       1996
                                                          --------------    -------    -------    -------
LOAN PORTFOLIO INFORMATION:
Number of Loans purchased during period (not in
  thousands)...........................................          300          3,586      2,718      4,537
Principal balance of Loans purchased during period.....       $3,820         45,972     34,594     56,152



                                                            DECEMBER 31,          SEPTEMBER 30,
                                                          -----------------    -------------------
                                                           1994      1995       1995        1996
                                                          ------    -------    -------    --------
Aggregate number of Loans purchased....................      300      3,886      3,018       8,423
Aggregate principal balance of Loans purchased.........   $3,820     49,792     38,414     105,944
Number of outstanding Loans............................      300      3,586      2,884       7,286
Principal balance of outstanding Loans.................   $3,800     43,145     35,064      82,792
Net charge-offs as a percentage of aggregate principal
  balance of Loans purchased...........................     0.00%      1.31%      0.55%       2.43%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis provides information regarding the Company's consolidated financial condition as of September 30, 1995 and 1996 and as of December 31, 1995, and its results of operations for the nine months ended September 30, 1995 and 1996 and the year ended December 31, 1995. A discussion of other periods is not included below because the Company only commenced its operations in October 1994, and any comparison with the results of the full 1995 fiscal year would not be analytically useful. This management's discussion and analysis should be read in conjunction with the preceding 'Selected Consolidated Financial Data' and the Company's Consolidated Financial Statements and the notes thereto and the other financial data included elsewhere in this Prospectus. Data for the nine months ended September 30, 1996 are not necessarily indicative of results expected for the full fiscal year. The ratios and percentages provided below are calculated using detailed financial information contained in the Company's Consolidated Financial Statements, the notes thereto and the other consolidated financial data included elsewhere in this Prospectus.

OVERVIEW

     The Company is a specialized consumer finance company engaged in the purchase, securitization and servicing of Non-Prime Consumer Loans originated by Dealers. The Company acquires Loans principally from manufacturer-franchised Dealers in connection with their sale of new and used automobiles to approved Non-Prime Consumers. For all periods presented, the Company operated as two limited partnerships. As such, the income tax effects of all earnings or losses of the Company were passed directly to the partners and no provisions for income taxes were required. See 'The Reorganization.'


     The Company's plan of operation for the first six months of 1997 is to increase the number of Loans that it purchases, securitizes and services by (i) utilizing its Dealer Relations Managers to market the Company's products and services directly to Dealers (including Dealers with which the Company currently does not have a contractual relationship) and (ii) implementing the First Union Strategic Alliance. The Company believes that the net proceeds of this Offering, together with the net proceeds (which have been received) of subordinated debt borrowings from certain affiliates of the Company and from institutional investors, will be sufficient to meet the Company's cash requirements and fund operations for approximately twelve months following this Offering, assuming the Company completes additional Permanent Securitizations during such 12-month period.


HISTORICAL DEVELOPMENT AND GROWTH

     From the inception of the Company in October 1994 through January 16, 1995, the primary source of revenue for the Company was net interest income on Loans purchased by the Company. In January 1995, the Company began using a Revolving Securitization pursuant to which the Company sells its Loans on a daily basis to the Master Trust. The Revolving Securitization was implemented effective January 16, 1995. On that date, the Company sold to the Master Trust 407 Loans (approximately $5 million principal amount) that were purchased by the Company from October 12, 1994 through January 16, 1995. Thereafter, the Company commenced selling Loans purchased by it to the Master Trust on a daily basis. The Company's first Permanent Securitization, completed November 22, 1995, involved the transfer by the Master Trust to the National Auto Finance 1995-1 Trust (the '1995-1 Trust') of Loans with an aggregate principal amount totaling $42 million. The Company's next Permanent Securitization, completed November 13, 1996, involved the sale by the Master Trust to the National Auto Finance 1996-1 Trust (the '1996-1 Trust') of Loans with an aggregate principal amount totaling $68 million. The Company retains a residual interest and a cash investment with respect to each of the Master Trust, the 1995-1 Trust and the 1996-1 Trust, which are reflected as the 'excess spread receivable' ('ESR') and the 'spread accounts' on the Company's balance sheet. Since initiation of the Revolving Securitization, the Company's earnings have been primarily attributable to the gains recognized on the sale of Loans into the Master Trust. For the nine months ended September 30, 1996, such gains accounted for approximately 83% of the Company's revenues.

COMPONENTS OF REVENUE AND EXPENSES

     Revenues. The Company derives revenues principally from the purchase and daily sale of Loans to the Master Trust pursuant to the Revolving Securitization. In determining its reported gain from these securitization activities, the Company adds the total interest payments due from borrowers and the dollar amount of the discount at which the Loans were purchased from Dealers. The Company then deducts an estimated reserve for future Loan losses, prepayments, borrowing charges and deferred servicing costs and discounts the remaining cash flow to its net present value. The resulting amount is reported as gain on securitization of finance receivables on the Company's income statement.

     In addition to interest income from cash investments, other revenues are earned primarily from amortization of the deferred servicing costs which are recognized to offset the direct servicing expenses incurred by the Company. Additional income is recognized from the monthly amortization of the deferred gain resulting from the calculation of the net present value of the net cash flows sold to the Master Trust.

     Expenses. The Company's expenses consist of interest and operating expenses. Interest expense is the interest incurred on notes to certain affiliates of the Company and notes to certain institutional investors. See '--Liquidity and Capital Resources' and 'Certain Transactions.'

     Operating expenses consist primarily of personnel, general and administrative and servicing expenses. Depreciation of the Company's capital expenditures for furniture and equipment that is being recognized over five years on a straight-line basis is also included in this category.



RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1996, AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995.


     Income from Operations. The Company reported income from operations of $3.1 million for the nine months ended September 30, 1996, an increase of 47%, as compared to income from operations of $2.1 million for the nine months ended September 30, 1995, after excluding $639,000 that represented income from Loans purchased from October 12, 1994 to January 16, 1995 and sold to the Master Trust in January 1995. The Company would have reported $2.0 million of pro forma net income after a provision for income taxes for the nine months ended September 30, 1996, an increase of 43% as compared to pro forma net income of $1.4 million for the nine months ended September 30, 1995, after excluding approximately $439,000 of pro forma net income from Loans purchased from October 12, 1994 to January 16, 1995 and sold to the Master Trust in January 1995.



     Gain on Sales of Loans. The Company's Loan purchasing and servicing operations expanded significantly during the nine months ended September 30, 1996, as compared to the nine months ended September 30, 1995. The Company purchased from Dealers and subsequently sold to the Master Trust $56.1 million principal amount of Loans, or 4,537 Loans, during the nine months ended September 30, 1996, as compared to $34.6 million principal amount of Loans, or 2,718 Loans, purchased from Dealers and subsequently sold to the Master Trust during the nine months ended September 30, 1995. For the nine months ended September 30, 1996, the Company recognized a gain on securitization of $8.2 million, representing a 67.3% increase over the $4.9 million of gains recognized for the nine months ended September 30, 1995, excluding $639,000 from the sale of Loans purchased in 1994. This increase was primarily the result of a 62.6% increase in the dollar volume of Loans purchased and subsequently sold to the Master Trust for the nine months ended September 30, 1996, as compared to the nine months ended September 30, 1995.


     The table below sets forth certain information relating to the Company's Loan purchasing activities, including specifically the number and aggregate principal amount of Loans purchased, the aggregate amount funded to Dealers and the related amount of deferred gain and deferred servicing revenue from the securitization of such Loans:

                                                                            YEAR ENDED           NINE MONTHS ENDED SEPTEMBER 30,
                                                                           DECEMBER 31,
                                                                         ----------------     --------------------------------------
                                                                          1994      1995            1995                 1996
                                                                         ------    ------     -----------------    -----------------

                                                                                           (DOLLARS IN THOUSANDS)
Number of Loans purchased during period................................     300     3,586            2,718                4,537
Principal balance of Loans purchased during period.....................  $3,820    45,972           34,594               56,152
Amount funded(1).......................................................  $3,596    43,505           32,716               53,216
Percent sold to trusts.................................................    0.00%   100.00%          100.00%              100.00%
Gain on sales of Loans.................................................       0     7,126(2)         5,559                8,188
Amortization of deferred gain and servicing............................       0       460              249                1,078
Gain on sale revenue as a percent of total revenue.....................       0     91.22%           95.07%               83.08%

------------------
(1) Amount funded represents the price at which the Company purchases a Loan from a Dealer (i.e., the amount actually paid to a Dealer), calculated as the principal of the Loan purchased less a negotiated discount.

(2) Includes $639,000 of gain on sale for Loans purchased between October 12, 1994 and January 16, 1995 and sold to the Master Trust in connection with the Revolving Securitization on January 16, 1995.

  Loan Loss Provision

     The Company's gain on sale of loans calculation assumes potential charge-offs from the Loan portfolio securitized. For the nine months ended September 30, 1996, the provision for Loan losses was approximately $2.7 million, or 5.0% of the amount funded, as compared to approximately $1.7 million, or 5.1% of the amount funded for the nine months ended September 30, 1995. An increase in losses above levels provided for would result in reduced cash flow to the Company and a possible write-down of the ESR and spread account.

  Loan Prepayment Provision


     The Company's gain on sale of loans calculation assumes estimates of potential prepayments from the Loan portfolio securitized. For the nine months ended September 30, 1996, the provision for Loan prepayments was approximately $7.2 million, or 13.55% of the amount funded, as compared to approximately $3.6 million, or 11.12% of the amount funded, for the nine months ended September 30, 1995.


  Other Income


     The Company generated approximately $1.7 million of other income for the nine months ended September 30, 1996, as compared to $289,000 for the nine months ended September 30, 1995. The principal sources of the Company's other income were $491,000 of amortized deferred gain, $587,000 of servicing income and $110,000 of interest and miscellaneous income for the nine months ended September 30, 1996 as compared to $140,000, $109,000 and $40,000, respectively, for the nine months ended September 30, 1995. An additional $479,000 was recognized for the nine months ended September 30, 1996 from the amortization of additional deferred gain that resulted from the transfer of receivables from the

Master Trust to the 1995-1 Trust. This deferred gain resulted from the fact that the Permanent Securitization was accomplished at a lower borrowing rate than the Company assumed in calculating its gain on the sale of such Loans to the Master Trust.


  Operating Expenses


     The Company reported operating expenses of $6.4 million (net of depreciation and amortization expense of approximately $343,000) for the nine months ended September 30, 1996, as compared to approximately $3.0 million (net of depreciation and amortization expense of approximately $133,000) for the nine months ended September 30, 1995. These expenses consisted primarily of interest on subordinated notes and personnel, general, administrative (including origination and other operating expenses) and servicing expenses. The increase in expenses, from 50.71% of revenues as of September 30, 1995 to 65.05% as of September 30, 1996, reflected the growth in the number of Loans purchased and serviced by the Company and the hiring of additional senior management and the other start-up costs associated with implementation of the Company's strategic referral and marketing alliance program. Management currently expects that operating costs will continue to rise throughout fiscal year 1997 as the result of anticipated growth in the number of Loans purchased and serviced by the

Company and the hiring of additional personnel in connection with the expansion of the First Union Strategic Alliance to FUSF's Northeastern Franchise. In addition, operating costs may also increase if the Company develops its own in-house servicing capabilities. Increased operating expenses will decrease the Company's operating margins and the Company's overall profitability.



     Personnel expenses for the nine months ended September 30, 1996 were approximately $2.5 million, as compared to approximately $1.2 million for the nine months ended September 30, 1995. Personnel expenses consisted primarily of salaries and wages, performance incentives, employee benefits and payroll taxes. The increase in expenses primarily reflected the growth in the amount of Loans purchased and serviced by the Company, the hiring of additional senior management and the other start-up costs associated with implementation of the Company's strategic referral and marketing alliance program. The Company's number of full-time employees increased from 30 as of September 30, 1995 to 67 as of September 30, 1996. The Company expects that its number of full-time employees will continue to increase commensurate with the growth of the Company's Loan purchasing and intended future in-house servicing activities.



     General and administrative expenses for the nine months ended September 30, 1996 were approximately $2.4 million, as compared to approximately $1.2 million for the nine months ended September 30, 1995. These expenses consisted primarily of telecommunications, travel, professional fees, insurance expenses and management information systems expenses. The increase in expenses primarily reflected the growth in the amount of Loans purchased and serviced by the Company, the hiring of additional senior management and the other start-up costs associated with the implementation of the Company's strategic referral and marketing alliance program.



     Interest expense for the nine months ended September 30, 1996 was $676,000, as compared to $356,000 for the nine months ended September 30, 1995. This increase is a result of the interest expense incurred on the Company's sale of $12,000,000 aggregate principal amount of Senior Subordinated Notes and related Deferred Additional Interest Notes. The Junior Subordinated Notes bear interest at a rate of 8% per annum, payable quarterly in arrears, commencing September 30, 1996. The Senior Subordinated Notes bear interest at a rate of 10% per annum payable quarterly in arrears, commencing October 31, 1996.



     Servicing expenses for the nine months ended September 30, 1996 were $778,000 as compared to $203,000 for the nine months ended September 30, 1995. Servicing expenses consist primarily of a monthly fee to an outside servicer for each active Loan. Servicing fees paid to World Omni for the nine months ended September 30, 1996 were $718,000 as compared to $181,000 for the nine months ended September 30, 1995. The increase in expenses primarily reflected the growth in the amount of Loans purchased and serviced by the Company. The Company's total serviced Loan portfolio was approximately $82.8 million, or 7,286 outstanding Loans, as compared to approximately $35.0 million, or 2,884 outstanding Loans, as of September 30, 1995.

FINANCIAL CONDITION


     As of September 30, 1996, the Company had total assets of $28.4 million, as compared to $12.0 million as of December 31, 1995, and approximately $5.8 million as of December 31, 1994. For the periods ended September 30, 1996 and December 31, 1995, these assets consisted primarily of cash, subordinated securities and ESRs from the securitization trusts. For the period ended December 31, 1994, these assets consisted primarily of cash and Loans held for sale, net of allowances for Loan losses.


     As of September 30, 1996, the Company had cash and cash equivalents totaling approximately $8.9 million. As of such date, the Company also had approximately $1.2 million in cash balances held in restricted bank accounts, representing credit enhancement in the form of Loan loss reserves for the securitization trusts, which amount was included in the total amount of the Company's ESRs as of such date.

     As of September 30, 1996, the Company retained approximately $10.8 million of ESRs and approximately $6.8 million of subordinated securities. These assets represented 62% of the total assets of the Company as of such date. The value of these assets would be reduced in the event of a material increase in the Loan loss and prepayment experience relative to the amounts estimated by the Company for such items at the time of the sale of the related Loans to the Master Trust.

     As of September 30, 1996, the principal amount owed by the Company on Junior Subordinated Notes was approximately $7.3 million (including $72,000 of accrued interest), which bear interest at an annual rate of 8%. Interest in the amount of $886,000 accrued on such notes through August 15, 1996 was paid on such date.

     In August 1996, the Company sold $12,000,000 aggregate principal amount of Senior Subordinated Notes and related Deferred Additional Interest Notes. In connection with the Reorganization, the Deferred Additional Interest Notes were exchanged for 470,000 shares of Common Stock, representing 10% of the outstanding Common Stock immediately following the Reorganization, and the Senior Subordinated Notes became the obligation of the Company. The Company also has outstanding certain junior subordinated indebtedness evidenced by its Junior Subordinated Notes.



LOAN LOSS AND DELINQUENCY EXPERIENCE



     The Company regularly reviews the adequacy of its net loss reserves on Loans. The reserves are set at levels considered to be sufficient to cover the expected future losses on existing Loans. Changes in reserves are based directly on the dollar value of the Loans transferred to the Master Trust, historical loss experience and, to a lesser extent, current economic conditions and other factors that management deems relevant. Losses are continuously monitored on an overall portfolio and individual month-of-purchase pool basis.


     The Company's charge-off policy is based upon a Loan-by-Loan review of delinquent accounts. The Company generally charges off a Loan at the time its related collateral is liquidated, although certain Loans may be charged off sooner if management determines them to be uncollectible.


     As of September 30, 1996, the loans acquired and sold by the Company had net charge-offs of $2.6 million, or 2.43%, of the aggregate principal balance of Loans purchased since October 1994, as compared to $244,000, or 0.64%, as of September 30, 1995.


     The Company monitors historical loss experience on a static pool basis. Loans acquired and sold to the Master Trust in each calendar month are segregated into individual static pools. The Company considers a pool of Loans to be 'seasoned' when it has been aged for an average of 18 to 24 months. Actual pool losses are then compared to the estimates for the net loss reserve for each pool that were established at the pools' inception and adjustments for any additional losses will be reflected in the current period earnings. As of September 30, 1996, no such additional loss adjustments have been made. See 'Risk Factors--Limited Operating History.'

     The following table summarizes the Trusts' Loan losses and repossession loss experience:


                                                                     AS OF DECEMBER          AS OF SEPTEMBER
                                                                           31,                     30,
                                                                    -----------------       ------------------
                                                                     1994       1995         1995       1996
                                                                    ------     ------       ------     -------
                                                                              (DOLLARS IN THOUSANDS)
Aggregate number of Loans purchased............................        300      3,886        3,018       8,423
Aggregate principal balance of Loans purchased.................     $3,820     49,792       38,414     105,944
Principal balance of outstanding Loans.........................     $3,800     43,145       35,064      82,792
Number of outstanding Loans....................................        300      3,586        2,884       7,286

Gross charge-off principal balance(1)..........................          0      1,447          534       5,734
Liquidation recoveries.........................................          0       (797)        (290)     (3,163)
                                                                    ------     ------       ------     -------
Net charge-offs................................................          0        650          244       2,571
                                                                    ------     ------       ------     -------
                                                                    ------     ------       ------     -------
Net charge-offs as a percentage of aggregate principal balance
  of Loans purchased...........................................       0.00%      1.31%         .64%       2.43%
                                                                    ------     ------       ------     -------
                                                                    ------     ------       ------     -------
Principal balance of Loans related to vehicles held in
  inventory....................................................     $    0        553          401       1,215
                                                                    ------     ------       ------     -------
                                                                    ------     ------       ------     -------


------------------
(1) Does not include vehicles repossessed and held in inventory.

     The Company considers a Loan to be delinquent if the borrower fails to make any payment substantially in full on or before the due date as specified by the terms of the Loan. The Company typically initiates contact with borrowers whose payments are not received by the due date on the fifth day following the due date. The following table summarizes the delinquency experience with respect to outstanding Loans sold to the Master Trust:



                                                               AS OF DECEMBER 31,           AS OF SEPTEMBER 30,
                                                           --------------------------       -------------------
                                                                1994           1995          1995        1996
                                                           --------------     -------       -------     -------
                                                           (THREE MONTHS) (DOLLARS IN THOUSANDS)
Number of Loans.......................................            300           3,586         2,884       7,286
Principal balance outstanding.........................         $3,800         $43,145       $35,064     $82,792
Period of delinquency
  31 to 60 days.......................................              0           2,148           794       4,563
  61 to 90 days.......................................              0             157           145       1,081
  91 days or more, average............................              0              46             0         282
                                                              -------         -------       -------     -------
Total delinquencies...................................         $    0         $ 2,351       $   939     $ 5,926
Total delinquencies as a percentage of the current
  principal balance of outstanding Loans..............              0%           5.45%         2.68%       7.16%
                                                              -------         -------       -------     -------
                                                              -------         -------       -------     -------



     Management of the Company believes that the payment practices of Non-Prime Consumers are partially a function of seasonality. Since Non-Prime Consumers typically have low disposable incomes, they frequently tend to fall behind in payments on their Loans during the early winter months, when the holiday season generates demands for their limited disposable income and when these borrowers encounter weather-related work slow-downs and other seasonal demands on their disposable income. As a result, absent unforeseen circumstances, management expects delinquencies to be highest in the first calendar quarter and the fourth calendar quarter of each year. Generally, there is a 60- to 120-day lag between initial delinquency and charge-off.


     Since October 1994, the Company has maintained, at its own expense, supplemental vendor's single interest ('VSI') insurance that protects the Company's interest in Loan collateral against uninsured physical damage (including total loss) and instances where neither the vehicle nor the borrower can be found.

LIQUIDITY AND CAPITAL RESOURCES

  General


     Since inception, the Company has funded its operations and the growth of its Loan purchasing activities primarily through five principal sources of capital: (i) cash flows from operating activities, (ii) proceeds from securitization transactions, (iii) cash flows from servicing fees, (iv) proceeds from the issuance of senior subordinated debt to institutional investors, and
(v) proceeds from the issuance of junior subordinated debt to, and from the capital contributions of, certain affiliates of the Company.




     The Company's securitization financing activities are capital-intensive and will require significant additional capital to fund the Company's required equity commitment to the Revolving Securitization facility and related securitization expenses as the Company's Loan purchasing activities grow in the future. The Company will use the proceeds of this Offering and the Senior Subordinated Notes to fund, among other things, the Company's required equity commitment to the Revolving Securitization. The Company believes that the net proceeds of this Offering, together with the net proceeds received from the issuance of the Senior Subordinated Notes and the Junior Subordinated Notes and from the capital contributions of certain affiliates of the Company will be sufficient to meet the Company's cash requirements and to fund operations for approximately 12 months following the Offering, assuming the Company completes additional Permanent Securitizations during such 12-month period.


  Securitization Program

     The Company currently finances its purchases of Loans primarily through an asset securitization program that involves (i) the securitized warehousing of all of its Loans through their daily sale to the Master Trust pursuant to the Revolving Securitization, followed by (ii) the refinancing of such warehoused Loans, from time to time, through Permanent Securitizations.

     Specifically, pursuant to the Revolving Securitization the Company sells Loans that it has purchased from Dealers on a daily basis to a special-purpose subsidiary, which then sells the Loans to the Master Trust in exchange for certain residual interests in future excess cash flows from the Master Trust. The Master Trust, to date, has issued two classes of investor certificates:
'Class B Certificates,' which are variable funding (i.e., revolving) certificates bearing interest at floating rates, and 'Class C Certificates,' representing a portion of the residual interest of the Company's special-purpose subsidiary in future excess cash flows from the Master Trust after required payments to the holders of the Class B Certificates, deposit of funds to a restricted cash account as a reserve for future Loan losses (which provides additional credit enhancement for the holders of the Class B Certificates) and payment of certain other expenses and obligations of the Master Trust. First Union National Bank of North Carolina currently owns 100% of the outstanding Class B Certificates.



     The Company is required to maintain a minimum equity position in the Revolving Securitization of 10% of the net serviced receivables. This equity currently consists of cash invested by the Company and the unamortized dealer discount. As of September 30, 1996, the Company had an 11.6% equity investment in the Revolving Securitization.




     In November 1995, the Master Trust refinanced $42.0 million of its receivables in a private placement of asset-backed securities through a Permanent Securitization. In such transaction, the 1995-1 Trust was formed and issued $42.0 million of asset-backed securities to various private investors. In November 1996, the 1996-1 Trust was formed and the Master Trust refinanced $68.0 million of its receivables in a public offering by the 1996-1 Trust of asset-backed securities through a Permanent Securitization. Payment of principal of, and interest on, $38.0 million and $62.0 million, respectively, of the securities issued in such transactions is insured by payment guarantees issued by FSA, and such securities are rated AAA and Aaa by S&P and Moody's, respectively. The proceeds of each of such Permanent Securitization transactions were used by the Master Trust to repay the then-outstanding balance of the Class B Certificates. Since such time, the Master Trust has issued additional beneficial interests in Loans purchased by the Master Trust, as evidenced by the Class B Certificates, to finance its purchase of Loans from the Company. The Company expects additional Permanent Securitizations to be consummated in the future in order to refinance periodically amounts outstanding under such Class B Certificates.



     Collection of the indebtedness evidenced by the Loans in each of the Master Trust and the 1995-1 Trust and the 1996-1 Trust and related administration is handled by World Omni. World Omni is primarily responsible for invoicing customers, and collecting and processing payments. The Company acts as master servicer for the Loans sold to each of the trusts and receives monthly fees from the trusts at base rates of 2% per annum for the 1995-1 Trust and the 1996-1 Trust and 4% per annum for the Master Trust, plus certain late fees and prepayment charges received on the securitized Loans.



     The Company relies in part on cash flow from the Master Trust to support its operations. Since the Master Trust's interest rates under the Revolving Securitization are floating and the interest rates charged on the Loans (which are generally at or near the maximum rates permitted by applicable state laws) are fixed, increases in the interest rates incurred with respect to the Class B Certificates could have a material adverse effect both on cash flows from the Master Trust and on the Company's net income, thereby adversely affecting the Company's financial condition and results of operations. In order to mitigate the negative impact of rising interest rates, the Master Trust has entered into interest rate swap agreements, which have the effect of fixing the rates charged on a portion of the Master Trust's indebtedness. Although these agreements provide the Master Trust (and therefore to the Company) some protection against rising interest rates, these agreements also reduce the benefits to the Master Trust (and therefore to the Company) when interest rates decline below the rates set forth in such agreements. In addition, upon refinancing of Loans through Permanent Securitizations, the interest spread with respect to such refinanced Loans may be fixed.


INFLATION



     Increases in the rate of inflation of prices in the U.S. economy generally result in higher interest rates. Typically, higher interest rates result in a decrease in the Company's net interest margins and a corresponding decrease in the Company's gain on sale revenue for a given Loan amount; to the extent not offset by increases in the volume of Loans purchased, inflation can therefore lead to decreases in the Company's profitability.

                                    BUSINESS

GENERAL


     The Company is a specialized consumer finance company engaged in the purchase, securitization and servicing of Loans originated by Dealers for Non-Prime Consumers. The Company purchases Loans principally from manufacturer-franchised Dealers in connection with their sale of new and used automobiles. The Company's strategy is to develop a network of Dealers throughout the United States that will refer Non-Prime Consumer Loan applications to the Company. To implement this strategy, the Company offers to Dealers products and services designed to enhance their ability to sell vehicles to Non-Prime Consumers. The Company markets these products and services to Dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial institutions that have established relationships with Dealers.



     Since the commencement of the Company's operations in October 1994, the Company has established contractual relationships with over 1,200 Dealers. The Company attributes its success in rapidly establishing its Dealer base to the following:


     o Dealer Products and Services--The Company seeks to differentiate itself from its competitors by introducing products and services designed to enhance the ability of Dealers to sell vehicles to Non-Prime Consumers. In developing such products and services, the Company relies on its senior management's extensive experience in automobile finance as well as on ideas the Company solicits and receives from Dealers. The Company is constantly seeking to improve its existing products and services and develop new ones in order to respond to changing market conditions and serve specific niches in the Non-Prime Consumer market.

     o Dealer Assistance--The Company believes that a Dealer's ability to sell automobiles is enhanced if a Dealer understands the product and service offerings, underwriting criteria and financing capabilities of its financing sources. Accordingly, the Company employs Dealer Relations Managers who spend considerable time on-site with Dealers in order to augment Dealers' understanding of the Non-Prime Consumer market and the

       Company's products and services.

     o Experienced Senior Management--Each of the Company's four senior operating executives has over 14 years of direct experience in automobile finance. The Company believes that this experienced management team provides it with the ability to maintain acceptable credit quality, supervise its operations, further expand its business in existing markets and penetrate new markets.

     o Timely Communication of Credit Decisions--In the Company's experience, a rapid response to Dealers' requests for financing is critical to developing strong relationships with Dealers and having frequent opportunities to purchase Loans from Dealers. The Company believes that it provides this timely response to Dealers for their Non-Prime Consumers. The Company typically communicates its credit decisions to Dealers within 75 minutes of receipt of a Loan application and provides next-day funding after the submission of completed Loan documentation.


     o Centralized Underwriting--The Company maintains centralized control over the underwriting and Loan approval functions. The Company believes that this centralized control ensures consistent and efficient underwriting and Loan approval functions. The Company's centralized underwriting policy has enabled the Company to purchase a portfolio of Loans that management believes will allow the Company to maintain acceptable credit quality as its Loan portfolio grows.


     o Underwriting Consistency--The Company employs a proprietary credit scoring system and well-defined underwriting criteria to ensure consistency in the underlying credit risks associated with the Loans it purchases. The Company believes that this consistency enhances the efficiency of the financing process from a Dealer's perspective by enabling a Dealer to gauge accurately which of its Non-Prime Consumer Loan applications will be approved by the Company.


     o Financing Strategy--The Company currently finances its purchases of Loans primarily through an asset securitization strategy that involves (i) the securitized warehousing of all of its Loans through their daily sale to the Master Trust pursuant to the Revolving Securitization, followed by
       (ii) the refinancing of such warehoused Loans from time to time through Permanent Securitizations, thereby creating additional availability of capital from the Master Trust. Specifically, pursuant to the Revolving Securitization, the

       Company sells Loans that it has purchased from Dealers on a daily basis to a special-purpose subsidiary, which then sells the Loans to the Master Trust in exchange for certain residual interests in future excess cash flows from the Master Trust. The capacity of the Revolving Securitization is dependent, in part, upon the subsequent refinancings of Loans pursuant to Permanent Securitizations. In November 1995, the Master Trust refinanced $42 million of its receivables in a private placement of asset-backed securities through a Permanent Securitization rated AAA and Aaa by S&P and Moody's, respectively. In November 1996, the Master Trust refinanced $68 million of its receivables in a public offering of asset-backed securities through a Permanent Securitization also rated AAA and Aaa by S&P and Moody's, respectively.



     The Company's plan of operation for the first six months of 1997 is to increase the number of Loans that it purchases, securitizes and services by (i) utilizing its Dealer Relations Managers to market the Company's products and services directly to Dealers (including Dealers with which the Company currently does not have a contractual relationship) and (ii) implementing the First Union Strategic Alliance (including the expansion of the scope thereof to FUSF's Northeastern Franchise). The Company believes that the net proceeds of this Offering, together with the net proceeds received from the issuance of the Senior Subordinated Notes and the Junior Subordinated Notes and from the capital contributions of certain affiliates of the Company will be sufficient to meet the Company's cash requirements and fund operations for approximately 12 months following this Offering, assuming the Company completes additional Permanent Securitizations during such 12-month period.


THE NON-PRIME CONSUMER AUTOMOTIVE FINANCE INDUSTRY

     Automobile financing is the second largest sector, by dollar amount, of consumer installment debt in the United States. According to the United States Federal Reserve Board, approximately $350 billion of automobile installment credit was outstanding at the end of 1995. The Company estimates that the outstanding automobile installment credit attributable to Non-Prime Consumers is in excess of $60 billion. The Company believes that the portion of the automobile finance market attributable to Non-Prime Consumers has grown significantly in recent years and is poised for further growth. Factors contributing to such growth include the following:


     o The number of personal bankruptcy filings in the U.S. has more than doubled in the past ten years, with approximately 850,000 such filings occurring in 1995. For the quarter ended September 30, 1996, there were over 280,000 personal bankruptcy filings, a 27.5% increase from the quarter ended September 30, 1995.


     o Total consumer debt service payments as a percentage of disposable income have risen steadily over the past three years, and as of March 31, 1996, were at their highest level in 15 years.

     o According to the American Bankers Association (the 'ABA'), credit card delinquencies for the quarter ended September 30, 1996 reached 3.66% of accounts, the highest ratio since the ABA began tracking overdue payments in 1974.


     o Sales of used cars grew at a compounded annual growth rate over two times as large as the comparable growth rate for sales of new cars during the period 1991 to 1995.


     Historically, the market for Non-Prime Consumer credit has been highly fragmented, with no one company controlling more than 3% of the market. The Company believes that it is well-positioned to gain an increasing share of this growth market through its emphasis on Dealer support and service.


DEALER RELATIONSHIPS


     As of September 30, 1996, the Company had contractual relationships with over 1,200 Dealers located in 26 states, including over 400 contractual relationships established through the First Union Strategic Alliance. The Company focuses on developing relationships with well-established Dealers. Over 98% of the Company's contractual relationships are with manufacturer-franchised Dealers, rather than with independent Dealers. The Company will not enroll a Dealer unless (i) it is duly licensed by the state in which it does business,
(ii) in the case of a used car Dealer, it has been in business for a minimum of five years, (iii) the Dealer's net worth and financial stability are acceptable to the Company and (iv) the Dealer's reputation in the industry is satisfactory to the Company.

     Each Dealer doing business with the Company enters into a non-exclusive written agreement with the Company that governs the Company's purchases of Loans from such Dealer. Although these agreements do not obligate a Dealer to sell, or the Company to purchase, any particular Loan, the agreements set forth the terms upon which Loans will be purchased by the Company. Additionally, these agreements contain representations and warranties to be made with respect to each Loan purchased by the Company, each automobile that serves as collateral for the Loan (e.g., that it is properly registered and for which the Company is the first lienholder), and compliance with certain laws and regulations. Dealer agreements generally provide that the Loans are sold to the Company 'without recourse' (i.e., the Dealer does not assume or retain the credit risk with respect to any Loan purchased by the Company) unless the Dealer has breached certain representations and warranties in the agreement.



     In the Company's experience, Dealers prefer financing sources that (i) provide value-added products and services designed to increase Dealers' sales of vehicles, (ii) maintain regular contact with Dealer finance departments, (iii) communicate credit decisions in a timely manner, (iv) have consistent underwriting standards and (v) are well capitalized. The Company's marketing and operating strategy is designed to meet these needs while assuring that the Company's delinquency and loss experience remain at acceptable levels.

Management believes that its strategy differentiates it from its competitors.


PRODUCTS AND SERVICES


     In its efforts to build a strong Dealer network, the Company provides a broad array of products and services to Dealers. The most commonly used sales technique of automobile finance companies is delivery of brochures and rate cards to Dealers by sales representatives. The Company's Dealer Relations Managers not only use such material, but also provide services that include (i) reviewing Dealer inventories to determine adequate inventory levels along with suggestions about Non-Prime Consumer vehicle purchasing, (ii) training Dealer sales people to identify Non-Prime Consumers who meet the Company's underwriting criteria and (iii) working with Dealers to establish separate finance desks that specifically service the Non-Prime Consumer.



     The Company has also developed specific products for Dealers that are designed to attract customers and offer flexible financing. For example, Credit Clinic(Trademark) is a service pursuant to which the Dealer advertises a sale for the 'credit challenged' and the Company provides an on-site credit counselor who advises the Non-Prime Consumer on choosing a vehicle with a monthly payment he or she can manage. The Company believes that this service enhances a Dealer's sales of automobiles because it encourages Non-Prime Consumers who might otherwise be apprehensive about their personal credit histories to finance their acquisition of vehicles.



     PCOP (Preferred Customer Option Plan) is a product developed for customers who demonstrate a greater ability to meet payment requirements, but have difficulty meeting the payment requirements of the vehicle they would like to purchase. PCOP enables such a customer to buy the vehicle by reducing the principal repayment amount until the maturity date of the Loan by up to 20% and creating a balloon payment for that unpaid amount that is payable at the end of the loan term. When the balloon payment is due, the customer has the option to pay the remaining principal balance in cash, refinance the vehicle for up to one year or relinquish the vehicle to the Dealer. The Dealer then has the option of either acquiring the vehicle by paying off the balloon payment or relinquishing the vehicle to the Company.



     In addition to the specific products and services described above, the Company has other products and services designed to enhance Dealers' sales of automobiles to Non-Prime Consumers. The Company is constantly seeking to modify existing products and services and to implement new ones in order to respond to changing market conditions and serve specific niches in the Non-Prime Consumer market.


MARKETING STRATEGY


  General


     The Company expects to increase the number of Loans it purchases, securitizes and services by (i) utilizing its Dealer Relations Managers to market the Company's products and services directly to Dealers (including Dealers with which the Company currently does not have a contractual relationship) and (ii) forming strategic referral and marketing alliances with financial institutions that have established relationships with Dealers. Although the Company is currently doing business with Dealers in 26 states, approximately 75% of the principal balance of the Company's Loan portfolio was purchased through Dealers located in Georgia, North Carolina,

South Carolina and Virginia. The Company intends to increase its volume of business in the states in which it currently operates and to expand opportunistically into additional states.


     The Company's direct marketing strategy is centered around experienced management and field sales personnel who are located in key geographic regions. Direct marketing to Dealers is conducted by Dealer Relations Managers who seek to train and educate Dealers about the credit profile of the Non-Prime Consumer who meets the Company's underwriting criteria, familiarize Dealers with the Company's existing products and services, solicit feedback from Dealers regarding new products and services that would enhance a Dealer's ability to sell vehicles to Non-Prime Consumers, and generally provide Dealers with ongoing service and support. The Company believes that the intensive face-to-face Dealer service provided by Dealer Relations Managers enhances the effectiveness of the products and services offered by the Company, strengthens existing Dealer relationships, and fosters new business.



     Through strategic referral and marketing alliances with financial institutions, the Company expects to increase the number of Loans it purchases by (i) leveraging a financial institution's existing Dealer relationships and finance sales force to market the Company's Non-Prime Consumer products and services and (ii) obtaining the right to review and purchase Non-Prime Consumer Loans that do not meet a financial institution's underwriting criteria. Through such strategic referral and marketing alliances, the Company offers financial institutions the opportunity to provide a broader product offering to Dealers and to earn additional income based on the number of Loans that are purchased by the Company as a result of such alliance.



     Direct marketing to financial institutions is conducted by senior management staff and a field service staff of bank relations managers ('Bank Relations Managers') who are experienced in the Dealer's financing policies and the techniques of financial institutions. Generally, senior management seeks to identify prospective financial institutions suitable for strategic alliances and negotiate the terms of such alliances. The Bank Relations Managers provide financial institutions with operating services and support, including training and education with respect to both the Non-Prime Consumer market and the Company's products and services. Upon consummation of strategic alliances, the Company expects that financial institution sales personnel will also support the Company's direct marketing efforts with Dealers.


  First Union Strategic Alliance


     In April 1996, the Company entered into the First Union Strategic Alliance. The First Union Strategic Alliance initially provided for (i) joint marketing of the Company's products and services by both the Company's sales force and FUSF sales personnel to the approximately 1,800 Dealers throughout the Southeastern Franchise with which FUSF has an existing relationship, and (ii) exclusive referral by FUSF to the Company of all applications for Non-Prime Consumer Loans received from Dealers located in the Southeastern Franchise that fall below certain established credit guidelines. The First Union Strategic Alliance significantly enhanced the Company's ability to further its market penetration and increase the size of its Dealer base through the marketing assistance, support and exclusive referrals provided by FUSF. Though still in the introductory phase, through September 30, 1996, the Company had established relationships with over 400 additional Dealers through the First Union Strategic Alliance and financed approximately 1,571 Loans having an aggregate principal balance of $18,905,213. For a description of the referral agreement evidencing the First Union Strategic Alliance, see 'Certain Transactions--First Union.'



     The introduction of the First Union Strategic Alliance to FUSF sales personnel in the Southeastern Franchise was completed in October 1996. Such introduction involved the Company's intensive training of FUSF sales personnel with respect to both the Non-Prime Consumer market and the Company's products and services, followed by the development of a joint marketing plan for Dealers in each region served by FUSF. On December 13, 1996, First Union exercised its option to expand the scope of the First Union Strategic Alliance to include approximately 1,500 additional Dealers in FUSF's Northeastern Franchise.

CREDIT UNDERWRITING AND ADMINISTRATION

  Target Market and Customer Profile


     The Company seeks to identify customers with stable and predictable incomes, whose payments will be made in a timely and consistent manner and who fall into the 'B-,' 'C+' and 'C' credit borrower categories. A description of the credit rating categories used by the Company is set forth below:



CATEGORY                               DESCRIPTION
--------  ----------------------------------------------------------------------
  'A'     A consumer who has a long credit history with no defaults, has been in the same job for at least 18 months and can easily finance a new car purchase through a bank or captive finance subsidiary of an automobile manufacturer.
  'B'     A Non-Prime Consumer who may have had some minor credit problems in his or her past, or may not have been employed at his or her current job for 18 months. To finance a new or late-model used car, the 'B'
          credit borrower may not qualify for a loan from a bank, but may have success borrowing from a captive finance subsidiary and can access credit through an independent finance company.
  'C'     A Non-Prime Consumer who may have an inconsistent employment record or more significant or unresolved problems with credit in the past. To finance a late-model or older used car purchase, this borrower will generally not be able to obtain a loan from a captive finance subsidiary or a bank and will have to access an independent finance company that lends into this market category.
  'D'     A consumer who has unfavorable employment history and serious credit problems, such as multiple personal bankruptcies. This borrower's only choice is to finance his or her used car purchase, which is often from an independent as opposed to a franchise dealer, through an independent finance company that is active in this market segment.


The Company targets Non-Prime Consumers who previously established good credit records but who have subsequently experienced non-repetitive credit problems such as a personal bankruptcy due to illness, loss of employment or poor cash management. The Company's target customer is generally anxious to re-establish his or her credit and obtain transportation for employment. The Company's average customer has a gross monthly income of approximately $2,765, has an average length of employment at their current job of approximately 5.75 years and has resided in the same area for approximately 5.8 years.


  Credit Evaluation Procedures


     The Company applies uniform underwriting standards in purchasing Loans. These standards have been developed and refined over the course of management's years of experience in the automobile finance industry. The two most important criteria the Company uses in evaluating a Loan are the applicant's creditworthiness and the collateral value of the vehicle. The Dealer submits the customer's credit application to the Company's headquarters in Boca Raton, Florida, where the customer's creditworthiness is reviewed. The Company utilizes a proprietary credit scoring system initially developed by Fair, Issac and Company, Inc. to assist it in determining a customer's creditworthiness. Among other requirements, the Company requires that each Non-Prime Consumer make a minimum 10% downpayment on the purchase price of the vehicle. The Company's senior management regularly reviews credit decisions made by the Company's employees to assure uniformity in underwriting standards. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Loss and Delinquency Experience' for a numerical analysis of the Company's Loan loss and delinquency experience.


  Approval and Funding Statistics

     The table below indicates, since the Company's inception, the number of applications reviewed by the Company and the percentage of applications approved, conditionally approved and funded. Conditionally approved applications are applications by Non-Prime Consumers whose underlying credit is generally acceptable to the Company but with respect to which the Company requires a modification of terms (typically monthly payment levels) prior to final credit approval.

                           (AS OF SEPTEMBER 30, 1996)
    NUMBER OF                            % OF APPLICATIONS
  APPLICATIONS      % OF APPLICATIONS      CONDITIONALLY      % OF APPLICATIONS
    RECEIVED             APPROVED             APPROVED              FUNDED
-----------------   ------------------   ------------------   ------------------
     82,156               21.43%               10.10%               10.25%

  Contract Servicing and Administration


     The Company has contracted with World Omni for servicing and administration of Loans. The servicing procedures have been specifically tailored to Non-Prime Consumers and include (i) monitoring Loans and related collateral, (ii) accounting for and posting all payments received, (iii) responding to borrowers' inquiries, (iv) taking all necessary action to maintain the security interest granted in the financed automobile, (v) investigating delinquencies and communicating with borrowers to obtain timely payments, (vi) pursuing deficiencies on Loans and (vii) when necessary, contracting licensed third-party agents to repossess and dispose of the financed automobile. In addition, the Company intends to expand its own capability to service Loans.


  Collection Policy


     The Company employs a stringent collection policy, which is implemented by World Omni on a case-by-case basis. Rather than mailing past-due notices, the Company's policy is to immediately begin a proactive collection effort when the account becomes five days past due. The extent of the Company's actions with respect to delinquent Loans is measured against the extent of the delinquency.

Generally, the Company's policy is to work with the customer to permit the customer to keep the automobile and continue making payments. However, the Company takes more aggressive action if the customer fails to continue making payments. Generally, the Company reviews whether to begin the process of repossession when payments are 50 days past due. Repossessions are handled by an independent licensed repossession firm engaged by the Company. Generally, the Company's collection policy permits Loan extensions twice during the term of financing, assuming the borrower meets the following criteria: (i) no extensions are permitted until the borrower has made the first six full payments on the contract and (ii) a second extension is permitted if a borrower has made an additional six payments since the first extension.


  Management Information Systems

     The Company uses advanced computer systems and software specifically tailored for use by the Company to automate Loan purchasing and servicing. The Company enters an applicant's data into the system for review by credit investigators at the Company's office. Once investigators confirm the applicant's information and complete the credit file, the application is forwarded to a Company credit analyst for on-line review. After the analyst makes a decision about the application, the result is telephoned and faxed to the submitting Dealer. The Company believes that the capabilities and flexibility of its application processing and its computer system provide the Company with a competitive advantage.


     The Company maintains a local-area network of workstations that has a dedicated connection to World Omni's computer systems. This integrated system allows the Company and World Omni to share information about a customer from the time of Loan origination through any collection and repossession procedures, if necessary. Such integration allows the Company to monitor its delinquencies on a 'real time' basis. Since World Omni handles collections and repossessions for the Company, all information about each Loan is already in World Omni's database if such actions become necessary. The Company's computer systems provide the ability to track all Loan details, assess losses and identify trends among customers. This information is valuable in determining which consumers are more likely to default on Loans and lessening the chance of extending Loans to higher-risk customers.



     The Company believes that its management team possesses significant management information systems expertise, which will enable the Company to develop its own internal servicing capacity. Several of the Company's senior management personnel each worked at World Omni for in excess of five years and have in-depth knowledge relating to the development and use of management information systems for the automobile finance industry. The Company currently is considering its options with respect to developing its own servicing capability and enhancing its management information systems.

LOAN PORTFOLIO PROFILE

  Loan Statistical Profile


     The tables below set forth an analysis of Loans purchased by the Company from inception through the dates specified. The Company has been able to increase significantly the number of Loans in its portfolio since its inception while maintaining a consistent profile of key Loan parameters.



                                                                              AS OF
                                --------------------------------------------------------------------------------------------------
                                DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,
       TOTAL PORTFOLIO              1994        1995       1995        1995           1995        1996       1996        1996
------------------------------  ------------  ---------  --------  -------------  ------------  ---------  --------  -------------
Aggregate number
  of Loans purchased..........         300       1,095      2,015       3,018          3,886       5,071      6,557       8,423
Average amount funded.........    $ 11,986     $11,626   $ 11,578     $12,025       $ 12,121     $12,023   $ 11,942     $11,913
Weighted average
  initial annual percentage
  rate........................       17.83%      18.38%     18.43%      18.35%         18.31%      18.41%     18.50%      18.63%
Weighted average initial term
  (months)....................        54.6        52.1       51.9        52.3           52.5        52.0       53.6        53.7
Weighted average
  initial yield...............       21.17%      21.73%     21.78%      21.56%         21.45%      21.50%     21.68%      21.75%


  New vs. Used Automobile Loans

     The Company's aggregate principal balance of outstanding Loans as of September 30, 1996 consisted of 30% new automobile Loans and 70% used automobile Loans. The Company prefers to finance used automobiles because of the significant depreciation on new automobiles (in case of repossession) relative to used automobiles and the higher interest rates the Company is permitted to charge under certain state laws on used automobile Loans.

                               (AS OF SEPTEMBER 30, 1996)
                --------------------------------------------------------
                                                 % OF
                 PRINCIPAL      NUMBER OF      PRINCIPAL    % OF ACTIVE
                  BALANCE      ACTIVE LOANS     BALANCE        LOANS
                -----------    ------------    ---------    ------------
New..........   $24,635,861        1,752          29.76%        24.05%
Used.........   $58,156,484        5,534          70.24%        75.95%
                -----------       ------       ---------    ------------

  Total......   $82,792,345        7,286         100.00%       100.00%
                -----------       ------       ---------    ------------
                -----------       ------       ---------    ------------

  Geographic Distribution of Loans

     The Company has purchased Loans from Dealers in 26 states. The largest concentration of business of the Company, based on Loan balance, is in the States of Georgia (approximately 40%), North Carolina (approximately 17%), South Carolina (approximately 11%) and Virginia (approximately 8%). The Company's growth strategy includes expanding its network of Dealers in existing states and in additional states.

     The list below indicates the geographic distribution of Loans outstanding as of September 30, 1996.


                           PRINCIPAL       PERCENTAGE OF       NUMBER OF
STATE                       BALANCE      PRINCIPAL BALANCE    ACTIVE LOANS
-----------------------   -----------    -----------------    ------------
Georgia................   $32,704,174           39.50%            2,814
North Carolina.........    14,360,301           17.34%            1,211
South Carolina.........     9,098,681           10.99%              840
Virginia...............     6,298,252            7.61%              528
Texas..................     3,497,183            4.22%              271
Florida................     3,118,498            3.77%              262
Tennessee..............     2,118,985            2.56%              168
Maine..................     1,855,349            2.24%              233
California.............     1,746,223            2.12%              165
Massachusetts..........     1,566,792            1.89%              177
Maryland...............     1,149,709            1.39%               94
Ohio...................     1,136,046            1.37%              109
Pennsylvania...........       970,504            1.17%              112
All other states(1)....     3,171,648            3.83%              302
                          -----------         -------            ------
  Totals...............   $82,792,345          100.00%            7,286
                          -----------         -------            ------
                          -----------         -------            ------


------------------


(1) No state other than those listed represents more than 1% of the principal balance of Loans outstanding.



SECURITIZATION PROGRAM


     The Company currently finances its purchases of Loans primarily through an asset securitization program that involves (i) the securitized warehousing of all of its Loans through their daily sale to the Master Trust pursuant to the Revolving Securitization, followed by (ii) the refinancing of such warehoused Loans from time to time through Permanent Securitizations, thereby creating additional availability of capital from the Master Trust.



     Specifically, pursuant to the Revolving Securitization, the Company sells Loans that it has purchased from Dealers on a daily basis to a special-purpose subsidiary, which then sells the Loans to the Master Trust in exchange for certain residual interests in future excess cash flows from the Master Trust. The Master Trust, to date, has issued two classes of investor certificates:
'Class B Certificates,' which are variable funding (i.e., revolving) certificates bearing interest at floating rates, and 'Class C Certificates,' representing a portion of the residual interest of the Company's special-purpose subsidiary in future excess cash flows from the Master Trust after required payments to the holders of the Class B Certificates, deposit of funds to a restricted cash account as a reserve for future Loan losses (which provides additional credit enhancement for the holders of the Class B Certificates) and payment of certain other expenses and obligations of the Master Trust. First Union National Bank of North Carolina currently owns 100% of the outstanding Class B Certificates.



     In November 1995, the Master Trust refinanced $42 million of its receivables in a private placement of asset-backed securities through a Permanent Securitization. In such transaction, the 1995-1 Trust was formed and issued $42 million of asset-backed securities to various private investors. In November 1996, the 1996-1 Trust was formed and the Master Trust refinanced $68 million of its receivables in a public offering by the 1996-1

Trust of asset-backed securities through a Permanent Securitization. Payment of principal of, and interest on, $38 million and $62 million, respectively, of the securities issued in such transactions is insured by payment guarantees issued by FSA, and such securities are rated AAA and Aaa by S&P and Moody's, respectively. The proceeds of each such Permanent Securitization transaction were used by the Master Trust to repay the then-outstanding balance of the Class B Certificates. Since such time, the Master Trust has issued additional beneficial interests in Loans purchased by the Master Trust, as evidenced by the Class B Certificates, to finance its purchase of Loans from the Company. The Company expects additional Permanent Securitizations to be consummated in the future in order to refinance periodically amounts outstanding under such Class B

Certificates.



     Collection of the indebtedness evidenced by the Loans in each of the Master Trust and the 1995-1 Trust and the 1996-1 Trust and related administration is handled by World Omni. World Omni is primarily responsible for invoicing customers, and collecting and processing payments. The Company acts as master servicer for the Loans sold to each of the trusts and receives monthly fees from the trusts at base rates of 2% per annum for the 1995-1 Trust and the 1996-1 Trust and 4% per annum for the Master Trust, plus certain late fees and prepayment charges received on the securitized Loans.



     The Company relies in part on cash flow from the Master Trust to support its operations. Since the Master Trust's interest rates under the Revolving Securitization are floating and the interest rates charged on the Loans (which are generally at or near the maximum rates permitted by applicable state laws) are fixed, increases in the interest rates incurred with respect to the Class B Certificates could have a material adverse effect both on cash flows from the Master Trust and on the Company's net income, thereby adversely affecting the Company's financial condition and results of operations. In order to mitigate the negative impact of rising interest rates, the Master Trust has entered into interest rate swap agreements, which have the effect of fixing the rates charged on a portion of the Master Trust's indebtedness. Although these agreements provide the Master Trust (and therefore to the Company) some protection against rising interest rates, these agreements also reduce the benefits to the Master Trust (and therefore to the Company) when interest rates decline below the rates set forth in such agreements. In addition, upon refinancing of Loans through Permanent Securitizations, the interest spread with respect to such refinanced Loans may be fixed.

           Flow Chart of a Securitization Transaction by the Company



      The diagram below (which omits certain intermediate steps) generally illustrates the Company's securitization of a Loan:




                                     ----------
                                    |  NAFCO   | <------------
                                     ----------               |
                                       |  /|\                 |
                                       |   |                  |
 --------------------------            |   |                  |
| lender (First Union) with|    sale   |   |      payment     |      servicing
| respect to revolving     |     of    |   |       for        |         fees
| securitization facility  |    loans  |   |       loans      |
 --------------------------            |   |                  |
      | /|\                            |   |                  |
      |  |    Class B                 \|/  |                  |
      |  |   Certificates            ------------             |
      |   ------------------------- |   master   |            |
       ---------------------------> |   trust    | -----------
             funding of              ------------
           payment for loans           |  /|\
                                       |   |
                                       |   |
                       transfer        |   |      payment
                          of           |   |        for
                         loans         |   |       loans
                                       |   |
                                       |   |
                                      \|/  |
                             --------------------------
                            | permanent securitization |
                            |          trust           |
                             --------------------------
                                       |  /|\
                                       |   |
     payment           issuance of     |   |      payment
guarantor (FSA) --->  asset-backed     |   |        for
                       securities      |   |     securities
                                       |   |
                                      \|/  |
                                    --------------
                                   |   investors  |
                                    --------------

COMPETITION


     The non-prime credit market is highly fragmented, consisting of a few national and many regional and local competitors. Existing and potential competitors include well-established financial institutions, such as commercial banks, credit unions, savings and loan associations, small loan companies, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these financial institutions do not consistently solicit business in the Non-Prime Consumer credit market. The Company believes that captive finance companies generally focus on new car financing and direct their marketing efforts to the Non-Prime Consumer market only when inventory control and/or production scheduling requirements of their parent organization dictate a need to enhance sales volumes, and then exit the market once such sales volumes are satisfied. The Company also believes that regulatory oversight and capital requirements imposed by market conditions and governmental agencies have limited the activities of many banks and savings and loan associations in the Non-Prime Consumer credit market. As a result, the Non-Prime Consumer credit market is primarily serviced by smaller finance companies that solicit business when and as their capital resources permit. Due to the lack of major, consistent financing sources and the absence of significant barriers to entry, many companies have entered this market in recent years, including well-capitalized public companies. Recent entrants include General Electric Capital Corporation, whose indirect finance program consists of relationships with several small, regional independent non-prime automobile finance companies. In addition, Ford Motor Credit Company, Mellon Bank Corporation, KeyCorp and Southern National Corp. have all recently devoted resources toward the Non-Prime Consumer market. In addition, there have been several independent finance companies that have also recently entered the market.



     The Company believes that no one competitor or group of competitors has a dominant presence in the Non-Prime Consumer market segment of 'B-,' 'C+' and 'C' credit consumers. The Company's strategy is designed to capitalize on the lack of a major national financing source in this market niche. The Company believes that its competitors include AutoFinance Group, Inc. (recently merged into Key Auto Inc.), Auto One Acceptance Corp. and First Merchants Acceptance Corp.


REGULATION

     The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations. The Company's business operations are conducted with Dealers located in 26 states and, accordingly, the laws and regulations of such states govern the Company's operations. Most states in which the Company purchases Loans (i) limit the interest rate, fees and other charges that may be imposed by, or prescribe certain other terms of, the Loans that the Company purchases and (ii) define the Company's rights to repossess and sell collateral. In addition, the Company is required to be licensed or registered to conduct its finance operations in 11 of the 26 states in which the Company currently purchases Loans. As the Company expands its operations into other states, it will be required to comply with the laws of such states.



     Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and services involved in automotive financing. Some of the federal laws and regulations include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z and the Soldiers' and Sailors' Civil Relief Act.



     In addition, the Federal Trade Commission ('FTC') has adopted a limitation on the holder-in-due-course rule which has the effect of subjecting persons who finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses that the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's Rule on Sale of Used Vehicles requires that all sellers of used automobiles prepare, complete and display a Buyer's Guide which explains the warranty coverage for such automobiles. The Credit Practices Rules of the FTC impose additional restrictions on sales contract provisions and credit practices.



     Certain states in which the Company operates have adopted motor vehicle retail installment sales acts or variations thereof. Certain states have adopted the Uniform Consumer Credit Code, subject to certain variations. This law and similar laws in the other states in which the Company purchases Loans regulate, among other things, the interest rate, fees and other charges and terms and conditions of motor vehicle retail installment loans. These laws also impose restrictions on consumer transactions and require disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply. In addition, certain states impose plain-language restrictions on the textual provisions of motor vehicle retail installment sales contracts in the context of consumer credit transactions. Furthermore, certain states or municipalities require that a creditor provide a purchaser of a motor vehicle with a foreign-language translation of the entire motor vehicle retail installment sale contract if the contract was negotiated in a language other than English. The plain-language and foreign-language laws impose specific liabilities on creditors who fail to so comply.


     The laws of certain states grant to the purchasers of vehicles certain rights of rescission under so-called 'lemon laws.' Under such statutes, purchasers of motor vehicles may be able to seek recoveries from, or assert defenses against, the Company.


     In the event of default by an obligor, the Company has all the remedies of a secured party under the Uniform Commercial Code ('UCC'), except where specifically limited by other state laws. The remedies of a secured party under the UCC include the right to repossession by self-help means, unless such means would constitute a breach of the peace. In the event of default by the obligor, some jurisdictions require that the obligor be notified and be given time in which to cure the default prior to repossession. In addition, courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances.

     The UCC and other state laws require a secured party who has repossessed collateral to provide an obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor has the right to redeem the collateral prior to actual sale.


     The proceeds from resale of financed vehicles generally will be applied first to the expenses of repossession and resale and then to the satisfaction of the Loan. A deficiency judgment can be sought in most states subject to satisfaction of statutory procedural requirements by the secured party and certain limitations as to the initial sale price of the motor vehicle. Certain state laws require the secured party to remit the surplus to any holder of a lien with respect to the vehicle or, if no such lienholder exists, the UCC requires the secured party to remit the surplus to the former owner of the financed vehicle.



     In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of the Company to realize upon collateral or enforce a deficiency judgment.


     The Company believes that it is in substantial compliance with all applicable material laws and regulations. Adverse changes in the laws or regulations to which the Company's business is subject, or in the interpretation thereof, could have a material adverse effect on the Company's business. Because the Company generally charges the highest finance charges permitted by law, reductions in statutory maximum rates could directly impair the Company's profitability.

BANKING REGULATION

     As a result of beneficial ownership in the Company by the First Union Partner, the Company is subject to Banking Laws. For example, the Company is subject to the supervision and examination of the Office of the Comptroller of the Currency (the 'OCC'), one of the principal regulatory bodies having jurisdiction over First Union and the First Union Partner. The OCC has reviewed the First Union Strategic Alliance and the terms thereof, and the OCC's written approval was required in order for the First Union Strategic Alliance to be consummated (the 'OCC Approval'). To facilitate compliance by First Union and the First Union Partner with the OCC Approval and other Banking Laws, the Company has agreed to engage solely in activities that are permissible for national banks as determined by Banking Laws as in effect from time to time. If the First Union Partner determines that any proposed activities of the Company are impermissible for national banks, such affiliate has the right to prevent the Company from engaging in such activities. Management does not believe, however, that the Banking Laws will impact significantly the manner in which the Company intends to conduct or expand its business or product and service offerings, although there can be no assurance that the Banking Laws will not have such an effect. See 'Risk Factors--Banking and Other Restrictions.'

FACILITIES

     The Company's headquarters are located at 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487. The Company currently has leases on approximately 17,000 square feet of office space on favorable terms.

EMPLOYEES


     At September 30, 1996, the Company had 67 employees, of whom 15 held marketing positions, 43 held administrative positions and 9 held senior management positions.


LITIGATION


     The Company may be involved from time to time in routine litigation incidental to its business. However, the Company believes that it is not a party to any material pending litigation that is likely to have a significant negative impact on the business, income, assets or operation of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Certain information concerning directors and executive officers of the Company is set forth below:


NAME                                               AGE              POSITION WITH THE COMPANY
------------------------------------------------   ---   ------------------------------------------------
Gary L. Shapiro.................................   46    Chairman of the Board and Chief Executive
                                                           Officer
Keith B. Stein..................................   39    Vice Chairman, Treasurer, Secretary and Director
Roy E. Tipton...................................   42    President and Director

William G. Magro................................   47    Executive Vice President
Blane H. MacDonald..............................   39    Vice President and Chief Operating Officer
Kevin G. Adams..................................   40    Vice President and Chief Financial Officer
Stephen R. Stack................................   38    Senior Vice President--Sales and Marketing
Tim W. Carter...................................   46    Vice President--Planning and Development
Edgar A. Otto...................................   66    Director
Peter Offermann.................................   52    Director


     Gary L. Shapiro has been the Chairman and Chief Executive Officer of National Financial Companies LLC (the successor to National Financial Corporation) for more than the past five years. Mr. Shapiro has been Chairman and Chief Executive Officer of National Auto, the general partner of the NAFCO Partnership, since October 1994 and will continue as Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Shapiro served as a partner in the firm of Mailman, Ross, Toyes and Shapiro, Certified Public Accountants, from November 1973 to March 1982. In 1981, Mr. Shapiro founded National Machine Tool Finance Corporation ('National Tool'), a machine tool finance company. He served as President of National Tool until 1990.

     Keith B. Stein has been the Executive Vice President and Assistant Secretary of National Auto since January 1995, and a Managing Director of National Financial Companies LLC since January 1995. Mr. Stein will continue as Vice Chairman, Secretary, Treasurer and a Director of the Company. Mr. Stein served from March 1993 to September 1994 as Senior Vice President, Secretary and General Counsel of WestPoint Stevens Inc. after having served the same company from October 1992 to February 1993 in the capacity of Acting General Counsel and Secretary. From May 1989 to February 1993, Mr. Stein was associated with the law firm of Weil, Gotshal & Manges LLP. Mr. Stein has been a director of DVL, Inc., a public company engaged in the real estate finance business, since September 1996.

     Roy E. Tipton has been the President of the NAFCO Partnership since May 1994 and will continue as the President and a Director of the Company. Mr. Tipton served from April 1992 to May 1994 as the President of Stanford Automotive Financial Company, an automobile finance company. Mr. Tipton served from April 1991 to April 1992 as a Regional Manager of Primus Auto Company, an automobile finance company ('Primus'). Mr. Tipton served in several capacities at each of Ford Motor Credit Company from June 1975 to September 1985 and at World Omni from September 1985 to February 1990.


     William G. Magro has been the Executive Vice President of the NAFCO Partnership since September 1994 and will continue as the Executive Vice President of the Company. Mr. Magro served from January 1985 to August 1994 as a Director of Collection and Client Services for World Omni. Mr. Magro served from January 1972 to December 1984 as a Collection Supervisor and a Dealer Relations Supervisor at General Motors Acceptance Corp.


     Blane H. MacDonald has been the Vice President and Chief Operating Officer of the NAFCO Partnership since July 1994 and will continue as the Vice President and Chief Operating Officer of the Company. Mr. MacDonald served from February

1994 to July 1994 as a Vice President of Operations of AutoLend Corporation, an automobile finance concern. Mr. MacDonald served from February 1992 to February 1994 as a Vice President of Operations of Stanford Automotive Financial, an automobile finance company. Mr. MacDonald served from October 1990 to January 1992 as Sales Representative for the State of Florida at

Primus. Mr. MacDonald served in various positions from August 1984 to September 1990 at World Omni and from February 1982 to July 1984 at General Motors Acceptance Corporation.


     Kevin G. Adams has been a Vice President and Chief Financial Officer of the NAFCO Partnership since October 1994 and will continue as a Vice President and Chief Financial Officer of the Company. Mr. Adams served from December 1992 to October 1994 as Vice President--Finance of National Financial Companies LLC. Mr. Adams served from September 1983 to June 1992 as a Vice President and Chief Financial Officer of National Tool.



     Stephen R. Stack has been Vice President of the NAFCO Partnership since December 1995 and will continue as a Senior Vice President of the Company. Mr. Stack served from March 1990 through September 1995 in various executive positions (including as executive director) with Alamo Rent-A-Car, Inc., an automobile rental concession. From 1976 through 1989, Mr. Stack held various positions with General Motors Acceptance Corporation.



     Tim W. Carter has been a Vice President of the NAFCO Partnership since February 1996 and will continue as a Vice President of the Company. Mr. Carter served from July 1991 to February 1996 as the Director of Development of World Omni. Mr. Carter held various positions with World Omni from March 1988 to July 1991.


     Edgar A. Otto has been a Director of National Auto since October 1994 and will continue as a Director of the Company. Mr. Otto was a principal of National Financial Corporation from its inception until April 1996. From 1971 to 1994, Mr. Otto served as President and Chief Executive Officer of Therma Systems Corporation, a manufacturing company. He is currently Chairman of National Healthnet Corporation, a healthcare services provider.


     Peter Offermann has been a Director of the Company since January 6, 1997. From 1968 to 1994, Mr. Offermann held a number of positions with Bankers Trust Company and its affiliates, including as Managing Director of BT Investment Partners, Inc. from October 1992 through May 1994, Managing Director of BT Securities Corporation from October 1991 through October 1992 and Managing Director of Bankers Trust Company from 1986 through 1991. From 1994 to 1995, Mr. Offermann was President of Offermann Financial Inc., a provider of strategic financial advice. From 1995 to date, Mr. Offermann has served as Executive Vice

President and Chief Financial Officer of TLC Beatrice International Holdings, Inc., a food manufacturing and distribution business. Since 1996, Mr. Offermann has served as a Director of Jan Bell Marketing, Inc., a jewelry distribution company.


BOARD OF DIRECTORS; COMMITTEES


     Pursuant to the Certificate of Incorporation and By-laws of the Company, the Board of Directors consists of such number of directors as the Board of Directors determines from time to time. The number of directors of the Board of Directors is set at seven and currently consists of five directors.The directors are divided into three classes. The initial term of office of the first class of directors ('Class I Directors'), the second class of directors ('Class II Directors') and the third class of directors ('Class III Directors') will expire at the annual meeting of the Company's stockholders in 1997, 1998 and 1999, respectively. After the expiration of such initial terms, the term of office for each class of directors will be for 3 years, and at each annual meeting of the Company's stockholders, directors for a particular class shall be chosen for a full term to succeed those whose terms expire. The number of directors of the Class I Directors currently is set at three directors consisting of Mr. Stein, Vice Chairman, Treasurer and Secretary of the Company, Mr. Offermann and one vacancy. The number of directors of the Class II Directors currently is set at two directors consisting of Mr. Tipton, President of the Company, and Mr. Otto. The number of directors of the Class III Directors currently is set at two directors consisting of Mr. Shapiro, Chief Executive Officer of the Company, and one vacancy. The Class I Director and Class III Director vacancies will each be filled with one independent director following this Offering.



     Following this Offering, the Board of Directors will form an Audit Committee, Compensation Committee and Executive Committee. The functions of the Audit Committee will be to recommend to the Board of Directors independent auditors for the Company and to analyze the reports and recommendations of such auditors. The Compensation Committee will review the compensation of the Chairman and employee benefit and incentive plans and present recommendations thereon to the Board of Directors, and will also administer the Company's 1996 Share Incentive Plan. The function of the Executive Committee will be to manage the day-to-day business and affairs of the Company and to act on behalf of the Board of Directors to authorize and approve actions of the Company's officers and employees.

COMPENSATION OF DIRECTORS


     Directors who are also employees of the Company receive no remuneration for service as members of the Board or any committee of the Board. Independent outside directors of the Company will receive an annual retainer of $10,000 plus $1,000 for each meeting of the Board attended and $500 for each meeting of a

Committee attended, plus, in each case, expenses incident to attendance at such meetings and be granted stock options for 5,000 shares of Common Stock on the date on which the annual meeting of the Company's stockholders is held each year. The purchase price of the Common Stock covered by such options will be the fair market value of such Common Stock on the date of grant. These options will be fully exercisable on the first anniversary of the date of grant.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid for services rendered in all capacities during the last fiscal year of the Company to the Company's Chief Executive Officer and to the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                    1996 ANNUAL COMPENSATION
                                                             ---------------------------------------
                                                                                      OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                                   SALARY      BONUS      COMPENSATION(6)    COMPENSATION
----------------------------------------------------------   --------    --------    ---------------    ------------
Gary L. Shapiro(2)(3)
  Chief Executive Officer.................................   $      0       $0            $   0           $      0
Roy E. Tipton(4)
  President...............................................    130,002       (1)             700                  0
William G. Magro(5)
  Executive Vice President................................    110,571       (1)              84             30,379
Blane H. MacDonald(4)
  Vice President and Chief Operating Officer..............    103,000       (1)             889                  0
Kevin G. Adams(4)
  Vice President and Chief Financial Officer..............     99,403       (1)             811                  0


------------------

(1) Bonuses for the following executive officers for services rendered in a given year are determined after the Company's Board of Directors has approved the audited financial statements for that year. These bonuses are paid at the end of March of the following year. Accordingly, Roy E. Tipton, Blane H. MacDonald, and Kevin G. Adams were paid in March of 1996 a bonus for services rendered in 1995 in the amount of $40,000, $27,500, and $25,000, respectively. In addition, bonuses for services rendered in 1996 are expected to be paid to Messrs. Tipton, MacDonald, Magro and Adams in March of 1997. The maximum bonus to which Messrs. Tipton, MacDonald and Magro are entitled for services rendered in 1996 are $78,000, $51,500 and $55,285, respectively. See '--Employment Agreements.' The bonus amount for Mr. Adams is discretionary.




(2) No compensation was received from the Company in 1996. However, National Auto, the general partner of the NAFCO Partnership, is paid a fee by the Company for management services rendered pursuant to a management agreement. National Financial Companies LLC, a limited liability company controlled by Mr. Shapiro, is paid a fee by National Auto for management services rendered to National Auto. See 'Certain Transactions--Management and Services Agreements.'


(3) Mr. Shapiro is an officer, director and stockholder of National Auto.

(4) Compensation was paid by the NAFCO Partnership.


(5) Compensation was paid by the ACCH Partnership.



(6) Reflects the 401(k) contributions made by the Company in accordance with the Company's 401(k) Plan. See '401(k) Profit Sharing Plan.'



     No restricted stock awards, stock appreciation rights or long-term incentive plan awards were awarded to, earned by or paid to the named executive officers during the fiscal year ended December 31, 1996.

EMPLOYMENT AGREEMENTS


     Effective September 16, 1995 and October 19, 1995, the Company entered into three-year employment agreements with each of Roy E. Tipton, President of the Company, and Blane H. MacDonald, Vice President and Chief Operating Officer of the Company, respectively. Mr. Tipton's annual base salary was $130,000 from January 1, 1996 to December 31, 1996, and will be (i) $155,000 from January 1, 1997 to December 31, 1997 and (ii) $180,000 from January 1, 1998 to December 31, 1998. Mr. MacDonald's annual base salary was $103,000 from January 1, 1996 to December 31, 1996, and will be (i) $116,000 from January 1, 1997 to December 31, 1997 and (ii) $126,000 from January 1, 1998 to December 31, 1998. Each of Messrs. Tipton and MacDonald will receive from the Company an incentive bonus based upon the achievement of certain performance goals and payable, in each case, on or before March 31 of each of 1997 and 1998. Pursuant to Mr. Tipton's agreement, the incentive bonus is computed as the lesser of a prescribed fraction of the Company's net annual pre-tax income and (i) in 1996, $78,000,
(ii) in 1997, $96,875 and (iii) in 1998, $117,000. Pursuant to Mr. MacDonald's agreement, the incentive bonus is computed as the lesser of a prescribed fraction of the Company's net annual pre-tax income and (i) in 1996, $51,500,
(ii) in 1997, $58,000, and (iii) in 1998, $63,000. Each of the agreements provides for the participation by Messrs. Tipton and MacDonald in any stock option plan adopted by the Company or its successors.



     Effective July 1, 1996, the Company entered into a three-year employment agreement with William G. Magro, Executive Vice President of the Company. Mr. Magro's annual base salary from the effective date of his agreement through December 31, 1996 was $110,571 and will be (i) $118,000 from January 1, 1997 to December 31, 1997, (ii) $127,500 from January 1, 1998 to December 31, 1998 and
(iii) $137,000 from January 1, 1999 to June 30, 1999. Mr. Magro will receive an incentive bonus based upon the achievement of certain performance goals, payable on or before March 31 of each of 1997, 1998, 1999 and 2000. The incentive bonus is computed as the lesser of a prescribed fraction of the Company's net annual pre-tax income and (i) in 1996, $55,285.50, (ii) in 1997, $64,900, (iii) in 1998
$76,500 and (iv) in 1999, $82,200. Mr. Magro's agreement provides for his participation in any stock option plan adopted by the Company or its successors.



     Effective December 30, 1996, the Company entered into a three-year employment agreement with Stephen R. Stack, Senior Vice President of the Company. Mr. Stack's annual base salary from the effective date of his agreement through December 31, 1996 was $105,000 and will be (i) $115,000 from January 1, 1997 to December 31, 1997, (ii) $128,000 from January 1, 1998 to December 31, 1998 and (iii) $144,000 from January 1, 1999 to June 30, 1999. Mr. Stack will receive an incentive bonus based upon the achievement of certain performance goals, payable on or before March 31 of each of 1997, 1998, 1999 and 2000. The incentive bonus is computed as the lesser of a prescribed fraction of the Company's net annual pre-tax income and (i) in 1996, $52,500, (ii) in 1997, $57,500, (iii) in 1998, $64,000 and (iv) in 1999, $72,000. Mr. Stack's agreement provides for his participation in any stock option plan adopted by the Company or its successors.



1996 SHARE INCENTIVE PLAN



     On November 20, 1996, the Board of Directors of the Company adopted the 1996 Share Incentive Plan. The 1996 Share Incentive Plan is intended to provide incentives which will attract, retain and motivate highly competent persons, each of whom will contribute to the success and future growth and profitability of the Company, as executive management, employees and directors of the Company and of any parent or subsidiary of the Company, by providing them the opportunity to acquire shares of Common Stock or to receive monetary payments based on the value of such shares pursuant to certain benefits contemplated by the 1996 Share Incentive Plan. Furthermore, the 1996 Share Incentive Plan is intended to assist in aligning the interests of the Company's executive management, employees and directors with those of its stockholders.



  Administration




     The 1996 Share Incentive Plan will be administered by the Board of Directors of the Company or, if the Board of Directors of the Company so determines, by a committee appointed by the Board of Directors of the Company from among its members (such committee administering the 1996 Share Incentive Plan, the 'Committee'; and the Board of Directors and the Committee administering the 1996 Share Incentive Plan, as the case may be, the 'Plan Administrator'). If the Board of Directors designates a Committee to administer the 1996 Share Incentive Plan, the Committee (which may include members of the Compensation Committee of the Board of Directors, if any) may be comprised solely of not less than two members who are (i) 'non-employee directors' within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act and (ii) unless otherwise determined by the Board of Directors, 'outside directors' within the meaning of

Section 162(m) of the Code. The Plan Administrator is authorized, subject to the provisions of the 1996 Share Incentive Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 1996 Share Incentive Plan. The Plan Administrator is authorized to delegate such administrative duties as it deems advisable.



     The 1996 Share Incentive Plan provides for the granting of certain benefits in any one or a combination of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Stock Awards, (iv) Performance Awards and (v) Stock Units (each as more particularly described below, and collectively, the 'Benefits'). The aggregate number of shares of Common Stock that may be subject to such Benefits, including Stock Options, is 500,000 shares of Common Stock (subject to adjustment in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution). Additionally, if there is a 'change in control' (as such term is defined in the 1996 Share Incentive Plan) of the Company all then outstanding stock options and stock appreciation rights become immediately exercisable.



     The Company granted stock options in respect of an aggregate of 260,000 shares of Common Stock under the 1996 Share Incentive Plan to certain key employees and directors of the Company, including Gary L. Shapiro, Chairman of the Board and Chief Executive Officer of the Company (stock options to acquire 27,500 shares of Common Stock), Roy E. Tipton, President and a Director of the Company (stock options to acquire 50,000 shares of Common Stock), William G. Magro, Executive Vice President of the Company (stock options to acquire 35,000 shares of Common Stock), Blane H. MacDonald, Vice President and Chief Operating Officer of the Company (stock options to acquire 30,000 shares of Common Stock)

and Kevin G. Adams, Vice President and Chief Financial Officer of the Company (stock options to acquire 27,000 shares of Common Stock), contemporaneously with this Offering. See 'Principal Stockholders.'



     The Board of Directors may amend the 1996 Share Incentive Plan from time to time or may suspend or terminate the 1996 Share Incentive Plan at any time, except that unless approved by the stockholders of the Company, no such amendment may (i) increase the total number of shares which may be issued under the 1996 Share Incentive Plan or the maximum number of shares with respect to Stock Options, Stock Appreciation Rights and other Benefits that may be granted to any individual under the 1996 Share Incentive Plan or (ii) modify the requirements as to eligibility for Benefits under the 1996 Share Incentive Plan. In addition, no amendment may be made without approval of the stockholders of the Company if the amendment will disqualify any Incentive Stock Options granted under the 1996 Share Incentive Plan. By mutual agreement between the Company and a participant under the 1996 Share Incentive Plan, Benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any Benefits previously granted under the 1996 Share Incentive Plan. No Benefit may be granted more than ten years after the effective date of the 1996 Share Incentive Plan. The terms applicable to any Benefit granted prior to such effective date may thereafter be amended by mutual agreement between the Company and the participant or such other persons who then have an interest in such Benefit.



     Benefits may be transferred by a participant only by will or the laws of descent and distribution, and may be exercisable, during the participant's lifetime, only by the participant. If a participant dies, each Stock Option or Stock Appreciation Right previously granted to him becomes exercisable during such period after such participant's death as the Plan Administrator, in its discretion, set forth in the applicable option or right agreement.



     Provided the 1996 Share Incentive Plan is not terminated or materially modified, the Company intends to rely on the special transition rule contained in the Treasury regulations for private corporations that complete an initial public offering to deduct all compensation expenses related to awards or grants made under the 1996 Share Incentive Plan before the annual meeting of stockholders in 2001. Thereafter, the deductibility of compensation expenses related to awards or grants made under the 1996 Share Incentive Plan which result in total covered compensation in excess of $1 million for the chief executive officer and certain other executive officers will depend on whether the Company and the 1996 Share Incentive Plan comply with the performance-based exception to Section 162(m).



  Stock Options




     Stock Options granted under the 1996 Share Incentive Plan consist of awards from the Company that enable the holder to purchase a specific number of shares of Common Stock at set terms and at a fixed purchase price. Determinations with respect to the exercise price, exercise period and method of payment of the Stock Options are made in the discretion of the Plan Administrator. Stock Options may be 'incentive stock options' ('Incentive Stock Options') within the meaning of Section 422 of the Code, or Stock Options which do not constitute Incentive Stock Options ('Nonqualified Stock Options'). The Plan Administrator has the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights).



     Certain limitations apply with respect to Incentive Stock Options:
Incentive Stock Options may be granted only to participants who are employees of the Company or a parent or subsidiary of the Company at the date of grant. Furthermore, the aggregate market value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) may not exceed $100,000. Except under limited circumstances, Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all outstanding classes of stock of the Company or any subsidiary corporation of the Company.



  Stock Appreciation Rights



     Stock Appreciation Rights may be granted, in the discretion of the Plan Administrator, to holders of Stock Options granted under the 1996 Share Incentive Plan. Holders of such Stock Appreciation Rights are entitled to receive a payment in cash, Common Stock or a combination thereof in an amount equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the right is exercised over the fair market value of such shares of Common Stock on the date the right was first granted.



  Stock Awards



     Stock Awards consisting of Common Stock issued or transferred to participants with or without other payments therefor as additional compensation for services rendered to the Company may be granted in the discretion of the Plan Administrator. Stock Awards (which may constitute Performance-Based Awards, as described in the immediately succeeding paragraph) may be subject to such terms and conditions as the Plan Administrator determines appropriate, including, without limitation, restrictions as to the sale or other disposition of such shares and the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods.



  Performance Awards



     Performance Awards may be granted to participants in the discretion of the Plan Administrator and may, as determined by the Plan Administrator, constitute Performance-Based Awards, which, as more particularly described below, consist of Benefits granted under the 1996 Share Incentive Plan in such a manner that they qualify for the performance based compensation exemption of Section 162(m) of the Code ('Performance-Based Awards'). The number, amount and timing of Performance Awards granted to each participant are determined in the sole discretion of the Plan Administrator. Payment of earned Performance Awards are made in accordance with terms and conditions prescribed or authorized by the Plan Administrator. Participants may elect to defer, or the Plan Administrator may require or permit the deferral of, the receipt of Performance Awards upon such terms as the Plan Administrator deems appropriate. Performance Awards may be in the form of shares of Common Stock or Stock Units and may be awarded as short-term or long-term incentives.



     With respect to those Performance Awards that constitute Performance-Based Awards, the Plan Administrator may set performance targets which serve to determine the number and/or value of Performance Awards paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance. With respect to those Performance Awards that are not intended to constitute Performance-Based Awards, the Plan Administrator has the authority at any time to make adjustments to performance targets for any outstanding Performance Awards which the Plan Administrator deems necessary or desirable unless at the time of establishment of goals the Plan Administrator has precluded its authority to make such adjustments.



  Stock Units



     Stock Units (accounts representing one share of Common Stock) may be granted to participants under the 1996 Share Incentive Plan in the sole discretion of the Plan Administrator. Stock Units may, as determined by the Plan

Administrator in its sole discretion, constitute Performance-Based Awards. The Plan Administrator is authorized to determine the criteria for the vesting of Stock Units. A Stock Unit granted by the Plan Administrator provides payment in shares of Common Stock at such time as the award agreement specifies. Shares of Common Stock issued in connection with the granting of Stock Units may be issued with or without other payments therefor, as may be required by applicable law or such other consideration as may be determined by the Plan Administrator. The Plan Administrator is authorized to determine whether a participant granted a Stock Unit may be entitled to a right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit, which is payable in cash or in the form of additional Stock Units.



     Upon vesting of a Stock Unit, unless the Plan Administrator has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Stock Units may be distributed to the participant unless the Plan Administrator, with the consent of the participant, provides for the payment of the Stock Units in cash or partly in cash and partly in shares of Common Stock equal to the value of the shares of Common Stock which would otherwise be distributed to the participant. Prior to the year with respect to which a Stock Unit may vest, the participant may elect not to receive Common Stock upon the vesting of such Stock Unit and for the Company to continue to maintain the Stock Unit on its books of account, in which event, the value of a Stock Unit becomes payable in shares of Common Stock pursuant to the agreement of deferral.



  Performance-Based Awards



     As determined by the Plan Administrator in its sole discretion, the granting or vesting of Performance-Based Awards will be based upon one or more factors including, but not limited to, net sales, pretax income before allocation of corporate overhead and bonus, budget and earnings per share. The Plan Administrator is authorized to establish (i) the objective performance-based goals applicable to a given period and (ii) the individual employees or class of employees to which such performance-based goals apply. No Performance-Based Awards are payable to or may vest with respect to any participant for a given fiscal period until the Plan Administrator certifies that the objective performance goals have been satisfied.



     The 1996 Share Incentive Plan is intended to be qualified under Rule 16b-3 promulgated under the Exchange Act.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Prior to the Reorganization, there was no Compensation Committee of the Board of Directors. During fiscal 1996, executive compensation decisions were made by the Board of Directors of National Auto, the general partner of the NAFCO Partnership, which consisted of Messrs. Gary L. Shapiro, Edgar A. Otto and Stephen L. Gurba, a limited partner of the NAFCO Partnership.



     Gary L. Shapiro, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Edgar A. Otto, a director of the Company, are directors and officers of National Auto, the general partner of the NAFCO Partnership and the ACCH Partnership. The NAFCO Partnership is a limited partner of the ACCH Partnership. Mr. Shapiro is the general partner of S Associates, which is a limited partner of the NAFCO Partnership. Mr. Otto is the general partner of O Associates, which is a limited partner of the NAFCO Partnership.


     National Auto has entered into a Services Agreement with National Financial Companies LLC ('National Financial'). Mr. Shapiro is a member and an officer of National Financial. Mr. Stein is a member and an officer of National Financial and an officer of National Auto. See 'Certain Transactions--Management and Services Agreements.'

401(K) PROFIT SHARING PLAN


     The Company adopted a 401(k) Profit Sharing Plan (the 'Plan') in August 1996 that is intended to be a tax-qualified defined contribution plan administered by NAFCO. All employees of the Company, other than part-time employees who work less than 1,000 hours per year, are eligible to participate in the Plan once they have completed six months of continuous service.



     A participating employee may contribute up to 15% of his or her compensation, with a maximum contribution of $9,500, to the Plan on a pre-tax basis. The Company may make a matching contribution to each employee's account based on the amount of pre-tax contributions made by the employee. Currently, the Company is allocating a 50% match of the first 6% contributed by the employee, subject to certain legal limitations imposed on tax-qualified plans. Matching contributions by the Company are made irrespective of profits and are allocated only to qualified participants on a monthly basis.



     Contributions to the Plan are invested in a variety of funds as directed by the Plan participants. All pre-tax employee contributions to the Plan are 100% vested and matching contributions by the Company are vested at 20% per annum over a five-year period from the date the employee joined the Company. All active full-time employees who had completed 1,000 hours of service as of August 30, 1996 were invited to join the Plan and have matching contribution vested rights predated to their date of employment.



     Generally, employees may not receive distributions from the Plan until their retirement, death, certain disabilities or termination of employment. Loans are prohibited by the Plan, although distributions for certain hardship purposes are allowed in accordance with tax regulations promulgated under the Code. All distributions for the Plan are made in the form of a single lump-sum distribution.


LIMITATION OF LIABILITY AND INDEMNIFICATION


     Pursuant to the provisions of the Delaware General Corporation Law (the 'DGCL'), the Company has adopted provisions in its Certificate of Incorporation that provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) an act related to an unlawful stock repurchase or payment of a dividend under Section 174 of the DGCL, and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.



     The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by means of By-laws, agreements or otherwise, to the fullest extent permitted under the DGCL. The Company has entered into separate indemnification agreements with its directors and officers which are, in some cases, broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.



     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, and the Company is not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 27, 1997, and as adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered hereby by the Company, by (i) each person who is known by the Company to own beneficially 5% or more of the Common Stock, (ii) each director of the Company, (iii) each of the named executive officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, the Company believes all persons listed have sole voting power and investment power with respect to such shares.



                                                           BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                           PRIOR TO OFFERING(1)                    AFTER OFFERING(1)
                                                       ---------------------------                --------------------
            NAME AND ADDRESS                       NUMBER OF                                      NUMBER OF
           OF BENEFICIAL OWNER                      SHARES                     PERCENT             SHARES      PERCENT
-----------------------------------------   -----------------------    -----------------------    ---------    -------
National Auto Finance Company
  L.P.(2)(3).............................                 4,230,000             89.50%            4,230,000     62.89%
  621 N.W. 53rd Street, Suite 200
  Boca Raton, Florida 33487
Morgan Guaranty Trust Company of New
   York, as trustee(4)...................                   496,000             10.50%              496,000      7.37%
  522 Fifth Avenue
  New York, New York 10036
Gary L. Shapiro(5)(6)....................                     9,167             *                     9,167       *
Edgar A. Otto(5).........................                        --             *                        --       *
Keith B. Stein(5)(7).....................                     7,500             *                     7,500       *
Roy E. Tipton(5)(8)......................                    16,667             *                    16,667       *
William G. Magro(5)(9)...................                    11,667             *                    11,667       *
Blane H. MacDonald(5)(10)................                    10,000             *                    10,000       *
Kevin G. Adams(5)(11)....................                     9,000             *                     9,000       *
Stephen R. Stack(5)(12)..................                     9,334             *                     9,334       *
Tim W. Carter(5)(13).....................                     3,333             *                     3,333       *
Peter Offermann(14)......................                     5,000             *                     5,000       *
  All directors and executive officers
     as a group (10 persons).............                    76,668              1.81%               76,668      1.14%



------------------

 * Represents less than 1%.



 (1) Except as otherwise indicated, includes total number of shares outstanding and the number of shares that each person has the right to acquire within 60 days through the exercise of options. Percentage of ownership is based on 4,726,000 shares of Common Stock outstanding prior to this Offering and 6,726,000 shares of Common Stock outstanding after this Offering.



 (2) The business address of each of the directors and current executive officers listed in the table above is c/o National Auto Finance Company, Inc., 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487.



 (3) The general partner of the NAFCO Partnership is National Auto. National Auto holds a 1% general partner interest in the NAFCO Partnership. A majority of the outstanding capital stock of National Auto is owned collectively by Messrs. Shapiro and Otto. The limited partners of the NAFCO Partnership include, among others, S Associates, O Associates, the First Union Partner, Keith B. Stein, Roy E. Tipton, William G. Magro, Blane H. MacDonald, Stephen R. Stack and Kevin G. Adams. Mr. Shapiro owns all of the outstanding capital stock of the general partner of S Associates. Mr. Otto owns all of the outstanding capital stock of the general partner of O Associates. The First Union Partner holds a vested 15% limited partner economic interest in the NAFCO Partnership. The remaining limited partners of the NAFCO Partnership hold the balance of the limited partner economic interests. The First Union Partner may earn up to an additional 34% limited partner economic interest (or an aggregate of approximately 49% when added to the First Union Partner's current vested economic limited partner interest), thus diluting the other limited partners but not diluting the public stockholders of the Company, over a period of time expiring on January 31, 1999 (the 'Adjustment Period') based upon various factors specified in the NAFCO Partnership Agreement, including the overall performance of the First Union Strategic Alliance and the total market value of the Company over the Adjustment Period. Except for the First
     Union Partner, each limited


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     partner of the NAFCO Partnership has the right to vote on certain matters specified in the NAFCO Partnership Agreement commensurate with each such limited partner's respective economic limited partner interest. In accordance with the NAFCO Partnership Agreement, the consent of the First

     Union Partner is generally required before the NAFCO Partnership may take certain fundamental actions.


 (4) Includes shares held by Morgan Guaranty Trust Company of New York, as trustee of each of the Commingled Pension Trust fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York and the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and as investment manager and agent for an institutional investor. Of these shares, 470,000 were issued by the Company in exchange for the Deferred Additional Interest Notes and 26,000 were issued by the Company pursuant to the terms of the Note Purchase Agreement upon the grant of options to key employees and directors of the Company immediately prior to this Offering.


 (5) Excludes shares held by the NAFCO Partnership. Each such person disclaims beneficial ownership with respect to such shares.



 (6) Includes stock options to acquire an aggregate of 27,500 shares of Common Stock, of which stock options to acquire 9,167 shares are immediately exercisable and stock options to acquire 9,167 shares vest in 1998, and stock options to acquire 9,166 shares vest in 1999.



 (7) Includes stock options to acquire an aggregate of 22,500 shares of Common Stock, of which stock options to acquire 7,500 shares are immediately exercisable and stock options to acquire 7,500 shares vest in 1998, and stock options to acquire 7,500 shares vest in 1999.



 (8) Includes stock options to acquire an aggregate of 50,000 shares of Common Stock, of which stock options to acquire 16,667 shares are immediately exercisable and stock options to acquire 16,667 shares vest in 1998, and stock options to acquire 16,666 shares vest in 1999.



 (9) Includes stock options to acquire an aggregate of 35,000 shares of Common Stock, of which stock options to acquire 11,667 shares are immediately exercisable and stock options to acquire 11,667 shares vest in 1998, and stock options to acquire 11,666 shares vest in 1999.



(10) Includes stock options to acquire an aggregate of 30,000 shares of Common Stock, of which stock options to acquire 10,000 shares are immediately exercisable and stock options to acquire 10,000 shares vest in 1998, and stock options to acquire 10,000 shares vest in 1999.




(11) Includes stock options to acquire an aggregate of 27,000 shares of Common Stock, of which stock options to acquire 9,000 shares are immediately exercisable and stock options to acquire 9,000 shares vest in 1998, and stock options to acquire 9,000 shares vest in 1999.



(12) Includes stock options to acquire an aggregate of 28,000 shares of Common Stock, of which stock options to acquire 9,334 shares are immediately exercisable and stock options to acquire 9,333 shares vest in 1998, and stock options to acquire 9,333 shares vest in 1999.



(13) Includes stock options to acquire an aggregate of 10,000 shares of Common Stock, of which stock options to acquire 3,333 shares are immediately exercisable and stock options to acquire 3,333 shares vest in 1998, and stock options to acquire 3,334 shares vest in 1999.

(14) Includes stock options to acquire an aggregate 5,000 shares of Common Stock all of which vest in 1998.

                              CERTAIN TRANSACTIONS

GENERAL


     The Company, from time to time, has entered into transactions with certain of its principals and entities in which they have an interest. The Company believes that each such transaction has been on terms no less favorable to the Company than could have been obtained in a transaction with an independent third party.


THE REORGANIZATION


     The NAFCO Partnership and the ACCH Partnership were organized in October 1994 and September 1995, respectively, and have conducted the business of the Company since their inception. Directors and executive officers of the Company will have a direct and material interest in certain transactions that will constitute the Reorganization, as described below. The Company believes that the terms of such transactions will be as favorable as those that could be obtained from an unaffiliated third party. See 'The Reorganization.'


FIRST UNION

  The NAFCO Partnership



     The First Union Partner is a limited partner of the NAFCO Partnership and holds a vested 15% limited partner economic interest in the NAFCO Partnership. The remaining limited partners of the NAFCO Partnership hold the balance of the limited partner economic interest. The First Union Partner may earn up to an additional 34% limited partner economic interest (or an aggregate of approximately 49% when added to the First Union Partner's current vested economic interest) thus diluting the other limited partners but not the public stockholders of the Company over a period of time expiring on January 31, 1999 based upon various factors, including the overall performance of the First Union Strategic Alliance and the total market value of the Company. See 'Partnership Agreements' and 'Principal Stockholders.'


  The First Union Strategic Alliance


     The First Union Strategic Alliance is evidenced by a referral agreement dated as of April 15, 1996 (the 'Referral Agreement') between the Company and First Union. Pursuant to the Referral Agreement, First Union will (i) have FUSF introduce the Company to Dealers in the Southeastern Franchise and the Northeastern Franchise for which First Union provides consumer financing and
(ii) refer on an exclusive basis to the Company certain Non-Prime Consumer credit applications for Loans received from such Dealers. In consideration for such services, First Union receives a fee on each Loan purchased by the Company as a result of the First Union Strategic Alliance. Pursuant to the Referral Agreement, funded Loan referrals are without recourse to First Union. The parties are, however, liable to each other for any breach of their respective representations, warranties, covenants and indemnities. The term of the Referral Agreement is for an initial period of three years from the date of its execution and is renewable by the Company on each anniversary of such date for an additional year, provided that First Union consents to such renewal. The agreement contains provisions that preclude the Company from purchasing Loans from FUSF Dealers through alliances with other financial institutions and that permit First Union to terminate the agreement upon, among other things, a 'change of control' of the Company.


  Lending


     First Union National Bank of North Carolina, a subsidiary of First Union Corporation, is the sole holder of the Class B Certificates that relate to the Revolving Securitization. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'


  Placement Agent and Underwriting


     First Union Capital Markets Corp., a wholly owned subsidiary of First Union Corporation ('FUCMC'), has served as placement agent for notes issued by the Company to the Morgan Group. FUCMC has also privately placed and acted as underwriter for a public offering of asset-backed securities of the Company in connection with the Company's securitization transactions and may continue to act as placement agent or underwriter for the

Company's future securitization activities. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'


  Registration Rights

     At any time after six months following the consummation of this Offering, the Company shall, promptly after receiving notice from the First Union Partner requesting the registration of a specific number of shares of the Common Stock, file with the Securities and Exchange Commission (the 'Commission') a registration statement with respect to such shares of Common Stock. The First Union Partner will be entitled to two demand requests.

SENIOR SUBORDINATED INDEBTEDNESS

  General


     Pursuant to the Note Purchase Agreement, the Company authorized the issuance and sale of (i) $12 million aggregate principal amount of its Senior Subordinated Notes and (ii) the Deferred Additional Interest Notes to the Morgan Group. In connection with the Reorganization and immediately prior to this Offering, the Deferred Additional Interest Notes were exchanged for 470,000 shares of Common Stock representing 10% of the outstanding Common Stock of the Company immediately following the Reorganization and the Senior Subordinated Notes became the obligation of the Company. Immediately following the Reorganization and immediately prior to this Offering, the Company granted to certain key employees and directors of the Company options to acquire an aggregate of 260,000 shares of Common Stock. Pursuant to the terms of the Note Purchase Agreement, the holders of the Senior Subordinated Notes were entitled, prior to this Offering, to receive additional shares of Common Stock upon the grant of options to key employees and directors of the Company. Accordingly, upon the grant of such options, the Company issued to the Morgan Group an additional 26,000 shares of Common Stock. The Note Purchase Agreement generally prohibits the Company's payment of dividends on its Common Stock, subject to certain conditions, following the consummation of this Offering, so long as any amount remains unpaid on the Senior Subordinated Notes. The Senior Subordinated Notes, whose final maturity date is in July 2001, bear interest on the unpaid principal amount thereof at a rate of 10% per annum; such interest is payable quarterly in arrears on July 31, October 31, January 31 and April 30 of each year commencing October 31, 1996.


  Registration Rights



     Following consummation of this Offering, the Company will, as promptly as practicable after receiving notice from the Morgan Group requesting the registration of a specific number of shares of the Common Stock, file with the Commission a registration statement with respect to such shares of Common Stock. The Morgan Group is entitled to two demand requests. In certain limited circumstances (e.g., if in the Company's reasonable judgment such filing would adversely affect, among other things, a proposed financing, reorganization or recapitalization of the Company), the Company may delay the requested filing of a registration statement.



     The Morgan Group has agreed, upon the Underwriters' request, not to sell or distribute shares of Common Stock during the ten-day period prior to and the 180-day period beginning on the closing date of this Offering.


JUNIOR SUBORDINATED INDEBTEDNESS

     During 1994, Gary L. Shapiro, Edgar A. Otto and Stephen L. Gurba loaned $1,525,000, $3,675,000 and $123,733 respectively, to the Company. During 1995,
Messrs. Shapiro and Otto loaned $539,000 and 342,000, respectively, to the Company. During 1995, Nova Financial Corporation and Nova Corporation, each of which is a privately held corporation controlled by Messrs. Shapiro and Otto, loaned $100,000 and $1,115,000, respectively, to the Company. During 1996, Nova Corporation loaned $700,000 to the Company. Also during 1996, $511,000 and $461,000 was repaid to Messrs. Shapiro and Otto, respectively. All of such loans were made on a junior subordinated basis and in exchange for promissory notes of the Company (collectively, the 'Junior Subordinated Notes'). The Company believes that the terms of each of the Junior Subordinated Notes are as favorable as could have been obtained from an unaffiliated third party. Each of the Junior Subordinated Notes bears interest at a rate of 8% per annum. All accrued interest on the Junior Subordinated Notes accrued through August 15, 1996 was paid in August 1996, and future interest will be paid quarterly in arrears. Immediately prior to the consummation of this Offering, the Junior Subordinated Notes were amended to provide (x) for a maturity date of January 31, 2002 and (y) for a provision allowing the Company to prepay the debt evidenced thereby without penalty or the payment of any premium.


MANAGEMENT AND SERVICE AGREEMENTS


     The Company is party to a management agreement with National Auto pursuant to which National Auto provides operational, administrative and analytical nature relating to the management, business operations, assets and interests of the Company. During fiscal 1996, the Company paid National Auto a fixed fee of $500,000 for such services. The Company believes that the terms of such agreement are as favorable as could have been obtained from an unaffiliated third party for comparable services.


     Pursuant to a Service Agreement, dated as of December 29, 1994, between National Auto and National Financial Companies LLC, as amended, National Financial Companies LLC provides to National Auto certain legal, accounting, management and other administrative services necessary to support National Auto's performance of its obligations under the Management Agreement. The Services Agreement expires on the earlier of December 31, 2015 or the date on which National Auto is liquidated and its certificate of incorporation is cancelled.

PARTNERSHIP AGREEMENTS


     The NAFCO Partnership was formed pursuant to the NAFCO Partnership Agreement. The principal limited partners of the NAFCO Partnership are S Associates, O Associates, the First Union Partner and Stephen L. Gurba. In addition, certain members of the management of the Company, and certain employees of National Financial Companies LLC, own minority limited partner interests in the NAFCO Partnership. All such persons and entities own, in the aggregate, 99% of the partner interests in the NAFCO Partnership.



     The NAFCO Partnership Agreement provides, in part, that upon the occurrence of certain named events (collectively, the 'Put Events'), the First Union Partner has the right to cause the NAFCO Partnership to redeem the First Union Partner's partner interest. The Put Events include: (i) the withdrawal of National Auto from the NAFCO Partnership or the addition of one or more persons as general partners thereof (except that such withdrawal and subsequent addition are not considered a Put Event if any of National Auto, Gary L. Shapiro or Edgar
A. Otto is in control of the then general partner of the NAFCO Partnership),
(ii) any ownership exchanges which have specified tax consequences with respect to National Auto, (iii) any merger, consolidation or other reorganization of the NAFCO Partnership or its business (except that no Put Event will be deemed to have occurred if there is no change in the business of the NAFCO Partnership or the substantive terms of the NAFCO Partnership Agreement and the First Union Partner's interests in the NAFCO Partnership are not adversely affected), (iv) the classification of the NAFCO Partnership as an association taxable as a corporation or a publicly traded partnership, (v) December 2002, (vi) subject to certain exceptions, a transfer of partner interests which, when added to all prior transfers, if any, represents aggregate changes in ownership of more than 29% of the total partner interests and (vii) the existence of a regulatory requirement that prevents the First Union Partner from owning its ownership interest in the NAFCO Partnership. The Partnership Agreement provides, further, that upon the NAFCO Partnership's receipt from the First Union Partner of a put notice pursuant to which First Union requests redemption of its interest in the NAFCO Partnership, National Auto has the right to (i) dissolve the NAFCO Partnership, (ii) sell or exchange 100% of the interests of the NAFCO Partnership, (iii) sell or exchange 100% of the property of the NAFCO Partnership or (iv) offer publicly the equity securities of the NAFCO Partnership. In addition, in December 1996, the NAFCO Partnership Agreement was

amended to provide that upon receipt from the First Union Partner of a put notice referred to in the immediately preceding sentence, the NAFCO Partnership may redeem the First Union Partner's interest in shares of Common Stock or in such other form of consideration as may be agreed upon.


     The Partnership Agreement provides for certain adjustments to the First Union Partner's interest in the NAFCO Partnership. See '--First Union.'

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, issuable in series (the 'Preferred Stock'). The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.


COMMON STOCK


     Dividends. The holders of Common Stock will be entitled to receive dividends when and as dividends are declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any shares of the Preferred Stock are outstanding at the time, the payment of dividends on the Common Stock or other distributions may be subject to the declaration and payment of full cumulative dividends on outstanding shares of Preferred Stock.



     Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders.


     No Preemptive Rights. The holders of Common Stock are not entitled to preemptive, conversion or subscription rights.


     Dissolution. In the event of liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the Preferred Stock, if any, outstanding.


     Transfer Agent and Registrar of Common Stock. The transfer agent and registrar for the Common Stock is The Bank of Boston.

PREFERRED STOCK


     The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of Preferred Stock and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of Preferred Stock. Any series of Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intent to issue any Preferred Stock. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.


     The Board of Directors has adopted a Certificate of Designation of the Preferred Stock, Series A (the 'Series A Preferred Stock'). The 2,250 outstanding shares of Series A Preferred Stock have certain dividend, liquidation and redemption rights. See Note 11 to the financial statements included herein.


BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an 'interested stockholder,' which is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation.

This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder, or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.


                        SHARES ELIGIBLE FOR FUTURE SALE



     Upon completion of this Offering, the Company will have 6,726,000 shares of Common Stock outstanding and an additional 13,274,000 shares of Common Stock authorized for possible future issuance. The Common Stock sold in the Offering (plus an additional 300,000 shares if the over-allotment option granted by the Underwriters is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an 'affiliate' of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act ('Rule 144'). Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock.


     Under Rule 144, 'restricted securities' that have been held for two years may be publicly sold, provided that the amount of securities sold within any three-month period does not exceed the greater of 1% of the then-outstanding Common Stock or the average weekly trading volume in the Common Stock in composite trading on all exchanges during the four calendar weeks preceding that sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted securities from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company for at least three months immediately preceding the sale, that person may sell those securities under Rule 144 without regard to the volume and other limitations described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof.



     Upon consummation of this Offering, 496,000 shares of Common Stock will be entitled to registration rights, which rights will be exercisable after 180 days from the consummation of this Offering. See 'Certain Transactions--Senior Subordinated Indebtedness.' The Company may in the future file a registration statement on Form S-8 covering all shares of Common Stock issuable under the Company's 1996 Share Incentive Plan in effect on the date hereof. The Company has granted options to acquire up to 260,000 shares of Common Stock under the Company's 1996 Share Incentive Plan.


     Upon completion of this Offering, 4,230,000 shares of Common Stock will be held by the NAFCO Partnership. The NAFCO Partnership has agreed for a period of 180 days, without the prior consent of Raymond James & Associates, Inc., not to issue, sell or contract to sell or otherwise dispose of any shares of Common

Stock or any securities convertible into or exchangeable for Common Stock or to grant options or warrants to purchase any shares of Common Stock (other than in connection with employee benefit plans). See 'Underwriting.'



     Prior to the Offering there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that sales of shares of Common Stock under Rule 144 or the future availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time following this Offering. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING



     Subject to the terms and conditions of the underwriting agreement between the Company and the Representatives (as defined below) (the 'Underwriting Agreement'), the underwriters named below (the 'Underwriters'), through their representatives, Raymond James & Associates, Inc. and Cruttenden Roth Incorporated (the 'Representatives'), have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                                                     NUMBER OF
NAME                                                   SHARES
--------------------------------------------------   ----------
Raymond James & Associates, Inc...................
Cruttenden Roth Incorporated......................
                                                     ----------
               TOTAL..............................    2,000,000
                                                     ----------
                                                     ----------


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.



     The Underwriters, through the Representatives, propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain
dealers at a price that represents a concession not in excess of $       per
share under the public offering price. The Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $       per share to certain
other dealers. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.



     The Company has granted the Underwriters an option exercisable not later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shown, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise their option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares are being offered.



     The Company has agreed to indemnify the Underwriters against, or to contribute to, losses arising out of certain liabilities in connection with this Offering, including liabilities under the Securities Act.


     Each of the directors and officers and shareholders of the Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Raymond James & Associates, Inc.



     Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Representatives. Among the factors considered in such negotiations were the prevailing market conditions, the value of publicly traded companies believed to be comparable to the Company, the results of operations of the Company in recent periods, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.



     The foregoing includes a summary of certain principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file on an exhibit to the Registration Statement on Form S-1 under the Securities Act and filed by the Company with the Commission with respect to the shares of Common Stock offered hereby, of which this Prospectus is a part.



     Lynn Dunham-Sirota, a 0.41% limited partner of the NAFCO Partnership, is the spouse of a Managing Director of Raymond James & Associates.

                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York (a partnership including professional corporations). Certain legal matters will be passed upon for the Underwriters by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.


                                    EXPERTS


     The consolidated financial statements of the Company as of September 30, 1996, December 31, 1995 and 1994, and for the nine months ended September 30, 1996 and 1995, the year ended December 31, 1995 and for the period from October 1, 1994 (date of inception) to December 31, 1994, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission, a Registration Statement on Form S-1 (the 'Registration Statement') pursuant to the Securities Act covering the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibits for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedules thereto) filed with the Commission by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference

Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the Commission.


     The Company is not currently subject to the informational requirements of the Exchange Act. As a result of this Offering, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission. In addition, the Company intends to furnish to its stockholders annual reports containing audited financial statements certified by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                      NATIONAL AUTO FINANCE COMPANY, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1996....................................    F-3
Unaudited Pro Forma Statement of Income for the nine-month period ended September 30, 1996.................    F-4
Notes to Unaudited Pro Forma Consolidated Financial Statements.............................................    F-5

HISTORICAL FINANCIAL STATEMENTS
Independent Auditors' Report...............................................................................    F-6
Consolidated Balance Sheets as of September 30, 1996, December 31, 1995
  and December 31, 1994....................................................................................    F-7
Consolidated Statements of Income for the nine months ended September 30, 1996 and 1995, and the year ended
  December 31, 1995, and the period from October 1, 1994 (inception) to December 31, 1994..................    F-8
Consolidated Statements of Partners' Capital for the nine months ended September 30, 1996, the year ended
  December 31, 1995, and the period from October 1, 1994 (inception) to December 31, 1994..................    F-9
Consolidated Statements of Cash Flows for the nine months ended September 30, 1996 and 1995, the year ended
  December 31, 1995, and the period from October 1, 1994 (inception) to December 31, 1994..................   F-10
Notes to Financial Statements..............................................................................   F-11

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following pro forma financial information sets forth historical information which has been adjusted to reflect the Reorganization which includes, among other things, (i) certain transactions associated with the reorganization of the business of the Partnerships into corporate form, (ii) the income tax effects of the Reorganization assuming the Reorganization occurred on September 30, 1996, (iii) the issuance by the Company of 2,000,000 shares of Common Stock at an assumed offering price of $8.00 per share in an initial public offering, net of related fees and expenses and (iv) repayment of the $4.284 million of subordinated debt. The effects of the Reorganization are reflected in the first pro forma column in the Unaudited Pro Forma Financial Statements titled 'NAFCO, Inc. Pro Forma.' The effects of the issuance of Common Stock by the Company, as well as the effects of the Reorganization, will be reflected in the last column of the Unaudited Pro Forma Financial Statements titled 'NAFCO, Inc. Pro Forma (As Adjusted).'


     The Unaudited Pro Forma Statements of Income assume the Reorganization took place at the beginning of the periods presented. The Unaudited Pro Forma Balance Sheet assumes the Reorganization took place on the date presented. See 'Notes to Unaudited Pro Forma Financial Statements.' The pro forma information is based on certain assumptions and estimates that management believes are reasonable in the circumstances and does not purport to be indicative of the results which actually would have been attained had the above transactions occurred at the dates indicated or the results which may be attained in the future. This information should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Prospectus.

                      NATIONAL AUTO FINANCE COMPANY, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1996


                                      NAFCO        REORGANIZATION                      RECAPITALIZATION      NAFCO, INC.
                                     LIMITED         PRO FORMA           NAFCO, INC.      PRO FORMA           PRO FORMA
                                   PARTNERSHIP      ADJUSTMENTS           PRO FORMA      ADJUSTMENTS        (AS ADJUSTED)
                                   -----------     --------------        -----------   ----------------     -------------
             ASSETS
  Cash and cash equivalents......  $ 8,856,036             (668) (3)       8,855,368       14,880,000(4)      19,012,368
                                                                                             (600,000)(5)
                                                                                           (4,284,000)(5)
                                                                                              161,000
  Net interest spread
    receivable...................   10,849,874                            10,849,874                          10,849,874
  Fixed assets (net of
    depreciation)................      466,133                               466,133                             466,133
  Investment in trusts...........    6,823,764                             6,823,764                           6,823,764
  Deferred financing costs.......    1,003,747                             1,003,747                           1,003,747
  Due from Related Parties.......      185,754                               185,754                             185,754
  Other assets...................      260,855                               260,855                             260,855
                                   -----------                           -----------                        -------------
    Total Assets.................  $28,446,163                            28,445,495                          38,602,495
                                   -----------                           -----------                        -------------
                                   -----------                           -----------                        -------------

LIABILITIES AND OWNERSHIP EQUITY
Liabilities
  Senior subordinated debt.......  $12,000,000                            12,000,000                          12,000,000
  Junior subordinated debt.......    7,217,590                             7,217,590       (4,284,000)(5)      2,933,590
  Subordinated Debt Interest.....      283,876                               283,876                             283,876
  Due to Related Parties.........       75,237                                75,237                              75,237
  Pro forma Deferred Taxes.......                     2,233,642(1)         2,233,642                           2,233,642
  Accounts payable...............      715,025          (50,000)(8)          665,025                             665,025
                                   -----------                           -----------                        -------------
    Total Liabilities............   20,291,728                            22,475,370                          18,191,370

Ownership Equity
  Preferred Equity...............    2,250,668       (2,250,668)(3)               --                                  --
  Partners' Equity...............    5,903,767       (5,903,767)(2)               --                                  --
                                   -----------                           -----------                        -------------
    Total Partners' Equity.......    8,154,435                                    --                                  --


Stockholders' Equity
  Common Stock...................                        47,000(3)(8)         47,000           20,000(4)          67,000
  Preferred Stock................                     2,250,000(3)         2,250,000                           2,250,000
  Paid-in Capital(9).............                        53,000(2)         3,673,125       14,260,000(4)      18,094,125
                                                      3,620,125(1)(2)(3)          --          161,000(6)(8)           --
  Retained Earnings                         --               --                   --               --                 --
                                   -----------                           -----------                        -------------
    Total Stockholders' Equity...                                          5,970,125                          20,411,125
    Total Ownership Equity.......    8,154,435                             5,970,125                          20,411,125
                                   -----------                           -----------                        -------------
    Total Liabilities and
      Ownership Equity...........  $28,446,163                            28,445,495                          38,602,495
                                   -----------                           -----------                        -------------
                                   -----------                           -----------                        -------------

                      NATIONAL AUTO FINANCE COMPANY, INC.
                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996


                                             NAFCO      REORGANIZATION                   RECAPITALIZATION      NAFCO, INC.
                                            LIMITED       PRO FORMA        NAFCO, INC.      PRO FORMA           PRO FORMA
                                          PARTNERSHIP    ADJUSTMENTS        PRO FORMA      ADJUSTMENTS        (AS ADJUSTED)
                                          -----------   --------------     -----------   ----------------     -------------

Revenue
  Gain on sale of loans.................. $ 8,188,473                       8,188,473                           8,188,473
  Interest income from cash
     investments.........................      56,412                          56,412                              56,412
  Deferred gain on sales of loans........     491,286                         491,286                             491,286
  Deferred servicing income..............     586,985                         586,985                             586,985
  Deferred income from 1995-1
     securitization......................     478,914                         478,914                             478,914
  Other income...........................      53,887                          53,887                              53,887
                                          -----------                      -----------                        -------------
     Total revenues......................   9,855,957                       9,855,957                           9,855,957
  Operating expenses.....................   6,754,143        (50,000)(8)    6,704,143         (257,000)(6)      6,447,143
                                          -----------                      -----------   ----------------     -------------
     Total expenses......................   6,754,143        (50,000)       6,704,143         (257,000)         6,447,143
     Net income before taxes.............   3,101,814         50,000        3,151,814          257,000          3,408,814
     Pro forma income taxes..............                  1,186,213(1)     1,186,213           96,000          1,282,213
                                          -----------                      -----------   ----------------     -------------
     Net Income.......................... $ 3,101,814                       1,965,601          161,000          2,126,601
                                          -----------                      -----------   ----------------     -------------
                                          -----------                      -----------   ----------------     -------------

                      NATIONAL AUTO FINANCE COMPANY, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


(1) Adjustment to reflect a deferred income tax liability (assuming an approximate rate of 38%) as if the Company had operated as a taxable 'C' corporation from inception.


Year ended December 31, 1994................................   $        0
Year ended December 31, 1995................................    1,066,429
Nine months ended September 30, 1996........................    1,167,213
                                                               ----------

                                                               $2,233,642
                                                               ----------
                                                               ----------

(2) Adjustment to reflect the exchange of certain general and limited partnership interests for 4,700,000 shares of the Common Stock with a par value of $.01, as part of the Reorganization.


(3) Adjustment to reflect the exchange of certain preferred equity partnership interests for 2,250 shares of Series 'A' 7% Cumulative Preferred Stock and the payment of $668 in lieu of the issuance of a fractional share of Preferred Stock, as part of the Reorganization.



(4) Adjustment to reflect the $14,280,000 of proceeds obtained through the sale of 2,000,000 shares of Common Stock with a par value of $.01.


(5) Adjustment to give effect to the use of proceeds from the issuance of the Common Stock being offered by the Company for the payment of (i) $4,284,000 in Junior Subordinated Debt, and (ii) the payment of $600,000 of costs associated with the issuance of the Common Stock of the Company.

(6) Adjustment to reflect the reduction in interest expense that would result from payment of Junior Subordinated Debt described above.


(7) Reflects annual dividend rate of $70/share for 2,250 shares of Series A Preferred Stock issued to Preferred Equity Partners in conjunction with the reorganization.


(8) Reflects the exchange of accrued Deferred Additional Interest on Senior Subordinated Debt of $50,000 for 470,000 shares of common stock in conjunction with the Reorganization.


(9) In connection with the Reorganization, $3,620,000 of retained earnings (pro forma) and $3,718,000 of retained earnings (pro forma as adjusted) were transferred to additional paid-in capital to reflect a constructive distribution to the partners of the NAFCO Partnership followed by a contribution to the capital of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
National Auto Finance Corporation, General Partner
  National Auto Finance Company L.P.:

We have audited the accompanying consolidated balance sheets of National Auto Finance Company L.P. and subsidiary as of September 30, 1996, December 31, 1995 and 1994, and the related consolidated statements of income, and cash flows for the nine months ended September 30, 1996 and 1995, for the year ended December 31, 1995 and for the period from October 1, 1994 (date of inception) to December 31, 1994 and the related consolidated statements of partners' capital for the nine months ended September 30, 1996, for the year ended December 31, 1995, and for the period from October 1, 1994 (date of inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Auto Finance Company L.P. and subsidiary as of September 30, 1996 and December 31, 1995 and 1994, and the results of their operations and their cash flows for the nine months ended September 30, 1996 and 1995, for the year ended December 31, 1995 and for the period from October 1, 1994 (date of inception) to December 31, 1994 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Ft. Lauderdale, Florida
November 15, 1996

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                 SEPTEMBER 30, 1996, DECEMBER 31, 1995 AND 1994

                                                                        SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                                            1996             1995            1994
                                                                        -------------    ------------    ------------
                               ASSETS
Cash and cash equivalents............................................    $  8,856,036         824,388      1,590,021
Loans................................................................              --              --      3,660,064
Less allowance for credit losses.....................................              --              --       (182,000)
                                                                        -------------    ------------    ------------
     Net loans.......................................................              --              --      3,478,064
Excess spread receivable.............................................      10,849,874       5,140,006             --
Spread accounts:
  Master Trust.......................................................       3,454,469       1,804,469         25,000
  1995-1 Trust.......................................................       3,369,295       3,369,295             --
Fixed assets, net....................................................         466,133         273,330         61,574
Deferred financing costs.............................................       1,003,747         434,135        533,543
Due from National Auto Finance Corporation...........................              --              --         99,500
Due from related parties.............................................         185,754              --             --
Other assets.........................................................         260,855         157,207         12,776
                                                                        -------------    ------------    ------------
     Total assets....................................................    $ 28,446,163      12,002,830      5,800,478
                                                                        -------------    ------------    ------------
                                                                        -------------    ------------    ------------
                  LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses................................         715,025         421,434        324,209
Due to National Auto Finance Corporation.............................          75,237          46,744         49,303
Accrued interest payable--related parties............................          71,791         531,850         77,949
Accrued interest payable--senior subordinated notes..................         212,085              --             --
Junior subordinated notes--related parties...........................       7,217,590       7,555,991      5,323,733
Senior subordinated notes............................................      12,000,000              --             --
                                                                        -------------    ------------    ------------
     Total liabilities...............................................      20,291,728       8,556,019      5,775,194
                                                                        -------------    ------------    ------------
     Total partners' capital.........................................       8,154,435       3,446,811         25,284
                                                                        -------------    ------------    ------------
     Total liabilities and partners' capital.........................    $ 28,446,163      12,002,830      5,800,478
                                                                        -------------    ------------    ------------
                                                                        -------------    ------------    ------------

          See accompanying notes to consolidated financial statements.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995,

          FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE PERIOD FROM
            OCTOBER 1, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

                                                          NINE MONTHS      NINE MONTHS
                                                             ENDED            ENDED         YEAR ENDED     OCTOBER 1 TO
                                                         SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                             1996             1995             1995            1994
                                                         -------------    -------------    ------------    ------------
Revenue:
  Gain on sales of loans..............................    $ 8,188,473        5,559,234       7,125,849              --
  Deferred gain on sales of loans.....................        491,286          139,763         240,869              --
  Deferred servicing income...........................        586,985          108,740         218,665              --
  Deferred income from 1995-1 securitization..........        478,914               --              --              --
  Interest income from cash investments...............         56,412            7,907          10,828          32,097
  Other income........................................         53,887           31,734          32,768              --
  Finance charges earned..............................             --               --              --          94,729
  Provision for credit losses.........................             --               --         182,000        (182,000)
                                                         -------------    -------------    ------------    ------------
     Total revenue....................................      9,855,957        5,847,378       7,810,979         (55,174)
                                                         -------------    -------------    ------------    ------------
Expenses:
  Interest expense....................................        676,153          356,008         498,460          77,950
  Salaries and employee benefits......................      2,510,062        1,176,370       1,665,968         222,874
  Direct loan acquisition expenses....................        614,857          328,898         502,064          22,172
  Servicing costs.....................................        778,398          203,436         370,506           6,104
  Depreciation and amortization.......................        343,108          132,631         182,999           6,841
  Other operating expenses............................      1,831,565          900,630       1,310,156          83,601
                                                         -------------    -------------    ------------    ------------
     Total expenses...................................      6,754,143        3,097,973       4,530,153         419,542
                                                         -------------    -------------    ------------    ------------
     Net income (loss)................................    $ 3,101,814        2,749,405       3,280,826        (474,716)
                                                         -------------    -------------    ------------    ------------
                                                         -------------    -------------    ------------    ------------
Pro forma data (unaudited) (note 10):
  Pro forma income (loss) before income taxes.........      3,101,814        2,749,405       3,280,826        (474,716)
  Pro forma income taxes..............................      1,167,213          864,852       1,066,429              --
                                                         -------------    -------------    ------------    ------------
     Pro forma net income.............................    $ 1,934,601        1,884,553       2,214,397        (474,716)
                                                         -------------    -------------    ------------    ------------
                                                         -------------    -------------    ------------    ------------

          See accompanying notes to consolidated financial statements.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
               FOR NINE MONTHS ENDED SEPTEMBER 30, 1996, FOR THE
              YEAR ENDED DECEMBER 31, 1995 AND FOR THE PERIOD FROM
            OCTOBER 1, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

                                                                                         PREFERRED
                                                               GENERAL      LIMITED        EQUITY
                                                               PARTNER      PARTNERS      PARTNERS       TOTAL
                                                               --------    ----------    ----------    ----------

Balance as of October 1, 1994 (date of inception)...........   $     --            --            --            --

  Contributions.............................................      1,000        99,000       400,000       500,000

  Net loss..................................................    (38,717)      (83,836)     (352,163)     (474,716)
                                                               --------    ----------    ----------    ----------

Balance as of December 31, 1994.............................    (37,717)       15,164        47,837        25,284

  Contributions.............................................         --            --       140,701       140,701

  Net income................................................     67,375     2,955,308       258,143     3,280,826

  Preferred equity earnings.................................         --       (35,000)       35,000            --
                                                               --------    ----------    ----------    ----------

Balance as of December 31, 1995.............................     29,658     2,935,472       481,681     3,446,811

  Contributions.............................................         --            --     1,605,810     1,605,810

  Net income................................................     29,380     2,909,257       163,177     3,101,814
                                                               --------    ----------    ----------    ----------

Balance as of September 30, 1996............................   $ 59,038     5,844,729     2,250,668     8,154,435
                                                               --------    ----------    ----------    ----------
                                                               --------    ----------    ----------    ----------

          See accompanying notes to consolidated financial statements.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995,
            THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE PERIOD FROM
            OCTOBER 1, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

                                                          NINE MONTHS     NINE MONTHS                   THREE MONTHS
                                                             ENDED           ENDED        YEAR ENDED        ENDED
                                                         SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                             1996            1995            1995           1994
                                                         -------------   -------------   ------------   -------------
Cash flows from operating activities:
  Net income (loss)....................................  $  3,101,814       2,749,405       3,280,826       (474,716)
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
      Gain on sales of loans...........................    (8,188,473)     (5,559,234)     (7,125,849)            --
      Depreciation and amortization....................       217,522         132,631         191,896          6,841
      Provision for credit losses......................            --         (87,326)       (182,000)       182,000
      Loss from the sale of fixed assets...............            --           1,415           1,415             --
      Purchases of loans held for sale.................   (51,076,666)    (32,289,778)    (43,146,025)    (3,690,004)
      Proceeds from sale of loans......................    51,540,362      31,146,862      41,773,945         29,940
      Cash received from spread account................     3,450,727       1,202,999       2,242,751             --
      Deferred gain and servicing......................    (1,078,271)       (248,503)       (456,811)            --
      Deferred income from 1995-1 securitization.......      (478,914)             --              --             --
      Amortization of deferred financing costs.........       121,367              --              --             --
      Changes in other assets and liabilities:
         Due from related parties......................      (185,754)             --              --             --
         Other assets..................................      (103,648)         (2,973)       (144,431)       (12,776)
         Accounts payable and accrued expenses.........       293,591          23,560          97,225        324,209
         Accrued interest payable-related parties......      (460,059)        344,866         453,901         77,949
         Accrued interest payable-senior subordinated
           debt........................................       212,085              --              --             --
                                                         -------------   -------------   ------------   -------------
         Net cash used in operating activities.........    (2,634,317)     (2,586,076)     (3,013,157)    (3,556,557)
                                                         -------------   -------------   ------------   -------------
Cash flows from investing activities:
  Capitalized start-up costs and deferred structuring
    fees...............................................      (696,594)        (35,000)        (45,086)      (533,543)
  Fixed assets purchased...............................      (283,343)       (207,597)       (265,285)       (68,415)
  Fixed assets sold....................................            --          13,328          13,328             --
  Net received from (invested in) National Financial
    Auto Receivable Master Trust.......................    (1,650,000)             --       3,186,395        (25,000)
  Investment in National Auto Finance 1995-1 Trust.....            --              --      (3,369,295)            --
  Cash received from 1995-1 Trust......................            --              --         257,567             --
  Due from National Auto Finance Corporation...........            --          99,500          99,500        (99,500)
                                                         -------------   -------------   ------------   -------------
         Net cash used in investing activities.........    (2,629,937)       (129,769)       (122,876)      (726,458)
                                                         -------------   -------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from senior subordinated debt...............    12,000,000              --              --             --

  Proceeds from junior subordinated notes-related
    parties............................................       700,000       1,233,556       2,336,745      5,323,733
  Payments of junior subordinated notes-related
    parties............................................    (1,038,401)        (96,058)       (104,487)            --
  Preferred equity partners' contributions.............     1,605,810              --         140,701        400,000
  General and limited partners' contributions..........            --              --              --        100,000
  Due to National Auto Finance Corporation.............        28,493         (10,000)         (2,559)        49,303
                                                         -------------   -------------   ------------   -------------
         Net cash provided by financing activities.....    13,295,902       1,127,498       2,370,400      5,873,036
                                                         -------------   -------------   ------------   -------------
Net increase (decrease) in cash and cash equivalents...     8,031,648      (1,588,347)       (765,633)     1,590,021
Cash and cash equivalents at beginning of period.......       824,388       1,590,021       1,590,021             --
                                                         -------------   -------------   ------------   -------------
Cash and cash equivalents at end of period.............  $  8,856,036           1,674         824,388      1,590,021
                                                         -------------   -------------   ------------   -------------
                                                         -------------   -------------   ------------   -------------
Noncash investing and financing activities:
  On January 16, 1995, the Company transferred
    receivables of $4,875,979 to the spread account.
Cash paid for interest.................................  $    897,578              --              --             --
                                                         -------------   -------------   ------------   -------------
                                                         -------------   -------------   ------------   -------------

          See accompanying notes to consolidated financial statements.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Organization and Business

     National Auto Finance Company L.P. (the 'NAFCO Partnership'), a Delaware limited partnership, was established in October 1994 with approximately $5,800,000 of partners' equity and junior subordinated debt from certain partners and affiliates (the 'Junior Subordinated Notes'). The general partner, National Auto Finance Corporation (the 'General Partner'), a Delaware corporation, was appointed to manage the businesses. The NAFCO Partnership owns 97% of the limited partnership interest and 100% of the preferred equity partnership interest in Auto Credit Clearinghouse L.P. (the 'ACCH Partnership'), a Delaware limited partnership. The general partner of the NAFCO Partnership is also the general partner of the ACCH Partnership. The ACCH Partnership was established in September 1995 with approximately $140,000 of partners' equity. As described below in note (1)(b)(i), the consolidated partnerships are referred to as the 'Company' in the following notes to the consolidated financial statements.

     The Company purchases non-prime motor vehicle retail installment sales contracts ('Loans') from manufacturer-franchised automobile dealers on a nonrecourse basis. As of September 30, 1996, approximately 40% of the outstanding principal balance of Loans relates to Loans originated in Georgia, 17% in North Carolina, and 11% in South Carolina. No single dealer originates more than 5% of the Loans.

     Through strategic referral and marketing alliances with financial institutions, the Company seeks to increase the number of Loans it purchases by
(i) leveraging a financial institution's existing dealer relationships and finance sales force to market the Company's non-prime consumer products and services and (ii) obtaining the right to review and purchase non-prime consumer loans which do not meet a financial institution's underwriting criteria. Through such strategic referral and marketing alliances, the Company offers the financial institution the opportunity to provide a broader product offering to dealers and to earn additional income based on the number of Loans which are purchased by the Company.

     In April 1996, the Company entered into its first strategic referral and marketing alliance (the 'First Union Strategic Alliance'), with First Union National Bank of North Carolina ('FUNB') and certain of its national bank affiliates (collectively, 'First Union'). The First Union Strategic Alliance provides for (i) joint marketing of the Company's products and services by both the Company's sales force and the marketing and sales personnel in First Union's indirect sales finance division ('FUSF') to dealers throughout seven southeastern states and the District of Columbia with whom FUSF has an existing relationship, and (ii) exclusive referral by FUSF to the Company of all applications for Non-Prime Consumer Loans falling below certain established credit guidelines.


     As a result of the strategic alliance with FUNB and an affiliate of FUNB having a beneficial ownership interest in the Company, the Company has agreed to engage solely in activities that are permissible for national banks. Management does not believe that the banking laws, orders and regulations significantly impact the manner in which the Company intends to conduct or expand its business or product or service offerings, although there can be no assurance that such laws will not have such an effect. An affiliate of First Union also serves as a placement agent for the Company's Securitization and Financing Transactions. The First Union Partner may, under certain circumstances, cause the NAFCO Partnership to redeem the First Union Partner's interest.

     Profits and losses of the ACCH Partnership and the NAFCO Partnership are allocated to the partners as follows: If a net loss has been previously incurred, the income in future periods goes first to the preferred equity partners and then to the general partner up to the amount of their initial contribution, provided, however, that losses related to the Junior Subordinated Notes shall be allocated to the partners bearing the risk of loss with respect to such notes. Next, a seven percent return on the preferred equity partners' initial investment is allocated to them. Any remainder is allocated based on the partnership agreement.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  (b) Summary of Significant Accounting Policies

     A description of the significant accounting policies that are followed by the Company is presented below:

          (i) Principles of Consolidation

             The consolidated financial statements include the accounts of the NAFCO Partnership and the ACCH Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

          (ii) Cash and Cash Equivalents

             The Company considers money market funds and all other highly liquid debt instruments purchased with an original maturity of less than three months to be cash equivalents.

          (iii) Loans

             Loans are held for sale until packaged and sold through asset-backed securitization. The Loans are carried at the lower of their principal amount outstanding (amortized cost), or market value. The

        Loans, which mature at various dates through 2001, are carried as either precomputed interest or simple interest Loans. On precomputed (or discount) Loans, the amount of cash loaned to the borrower is less than the face amount of the Loan; the difference represents unearned interest earned by the Company over the life of the loan. The face amount of a simple interest loan equals the amount of cash advanced to the borrower. Interest income on simple interest loans is calculated based on the principal outstanding. Precomputed interest Loans are carried at the aggregate of receivable payments less unearned finance charges and the deferred dealer discount. Simple interest Loans are reported at the net amount advanced plus the accrued unpaid finance charges. All Loans are at a fixed rate of interest and are secured by vehicles. The Company provides an allowance for credit losses from the date of purchase to the date of securitization.

             Revenue from Loans is recognized based upon the method of interest calculation of each loan type. Unearned finance income from precomputed interest Loans is accreted as interest income using a level-yield interest method. Interest income from simple interest Loans is recognized as earned. The related deferred dealer discount income, for both classifications, is recognized on the actuarial method.

          (iv) Securitizations of Loans

             The Company sells its Loans to a Master Trust through revolving asset-backed securitizations and recognizes a gain at the time of sale of the Loans, based upon the net present value of the excess spread receivable from the cash flow stream over the life of the Loans. The net present value calculation is based upon a discount rate which the Company believes is consistent with industry practice and would be applied by an unrelated purchaser of similar cash flows. The Company retains a residual ownership interest in the Loans sold through securitizations. This residual interest represents the cash flows from the securitized Loans, including principal and interest, expected to remain after (i) all amounts passed through to the securitization investor, (ii) credit losses, (iii) lost interest attributable to prepayments of Loans over the life of the securitization, (iv) servicing fees, and (v) recovery of the spread account. The residual interest is discounted and carried on the balance sheet as excess spread receivable.

             Periodically, the Master Trust may sell loans to another trust in a permanent securitization. At the time of permanent securitization, the Company calculates an additional gain in the same manner described above, based upon the terms of the permanent securitization. Such gain is deferred and amortized over the life of the permanent securitization using the interest method.

             The Company is the master servicer and servicer of record for the securitized Loans and utilizes an unrelated entity to provide the actual servicing. A normal servicing fee of 2 percent is assumed in the gain calculation; this amount is passed through to the servicer of record by the Master Trust (see note 3).

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

          (v) Excess Spread Receivable

             The excess spread receivable is established for each securitization and represents the present value of the gross interest income on the Loans securitized less the pass-through interest paid to the securitization investors, less provisions for credit losses and prepayments over the life of the respective securitization, less normal servicing fees and recovery of the spread account. The excess spread receivable consists of the gain recognized on the sale of Loans through securitization, deferred servicing income and a deferred gain attributable to the time value of money. Deferred servicing income is recognized as earned over the life of the related Loans in proportion to the principal paydown of the Loans outstanding. The deferred gain attributable to the time value of money is recognized as earned in relation to the balance of securitized Loans outstanding. The excess spread receivable is reduced by the receipt of cash from the trusts and the amortization of the deferred gain and deferred servicing costs. Deferred servicing costs are amortized over the life of the related Loans as a percentage of Loans outstanding. Prepayment and loss experience rates are based upon the nature of the receivables and historical information available to the Company. Prepayment assumptions and credit loss provisions are periodically reviewed. Deficiencies, if any, in excess of estimated reserves, are charged to operations. Favorable experience is recognized prospectively as realized.

          (vi) Spread Account

             This account represents an over-collateralization pool of the securitization facility to protect securitization investors against credit losses. Funds in excess of specified percentages are available to be remitted to the Company over the life of the securitization. For each securitization, there is no recourse to the Company beyond the amounts maintained in this account. However, the excess spread receivable noted above is only available to the Company to the extent that there is no impairment of the spread account that relates to the securitization. The Company analyzes the spread account quarterly to determine if impairment exists. Impairment, if any, is charged to operations.

          (vii) Fixed Assets, Net

             Purchases of capital equipment in excess of $500 are capitalized and depreciated on a straight-line basis over the estimated life of the equipment, which is generally five years.

          (viii) Deferred Financing Costs


             A structuring fee incurred in connection with the placement of a securitized credit facility was also capitalized and will be amortized on a straight-line basis over the initial term of the facility, which is three years.

             A structuring fee incurred in connection with the financing of the Senior Subordinated Debt was also capitalized and will be amortized on a straight-line basis over the initial term of the debt, which is five years.

             In accordance with Financial Accounting Standards Board Statement No. 7, 'Development Stage Enterprises,' various organizational expenses of the Company have been capitalized for these financial statements and will be amortized over five years on a straight-line basis.

          (ix) Income Taxes

             No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually. The Company's tax returns are subject to examination by federal and state taxing authorities.

          (x) Use of Estimates

             In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expense. The most significant of the

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

        estimates relate to the components of the excess spread receivable and the related gain on sales of Loans. Actual results could differ from these estimates.

  (c) New Accounting Pronouncement

          (i) Accounting for Stock-Based Compensation

             On October 23, 1995, the FASB issued Statement No. 123, 'Accounting for Stock-Based Compensation' ('FAS 123'). This Statement applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price. The Statement covers transactions with employees and nonemployees and is applicable to both public and nonpublic entities. Entities are allowed (1) to continue to use the Accounting Principles Board Opinion No. 25 method ('APB 25'), or
        (2) to adopt the FAS 123 fair value based method. Once the method is adopted, an entity cannot change and the method selected applies to all of an entity's compensation plans and transactions. For entities not adopting the FAS 123 fair value based method, FAS 123 requires pro forma net income and earnings per share information as if the fair value based method has been adopted. For entities not adopting the fair value based method, the disclosure requirements of FAS 123, including the pro forma information, are effective for financial statements for fiscal years beginning after December 15, 1995 (calendar year 1996). The pro forma disclosures are to include all awards granted in fiscal years that begin after December 15, 1994 (calendar year 1995). However, the disclosures, including the pro forma net income and earnings per share disclosures, for the fiscal year beginning after December 15, 1994 (calendar year
        1995) will not be included in that year's financial statements but will be included in the following year-end (calendar year 1996) financial statements if the first fiscal year is presented for comparative purposes. Management has not yet determined the impact of FAS 123 on the Company.

          (ii) Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities

             In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ('FAS 125'), 'Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities.' FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. The Company's assessment of the adoption of FAS No. 125 indicates that the accounting for the revolving securitizations will not change materially from the present accounting. The Company believes that its securitization process meets the requirements for surrender of control over the securitized assets. Additionally, the Company believes that the gain presently deferred at the time of permanent securitization can be recognized under FAS 125.

(2) EXCESS SPREAD RECEIVABLE


     Activity in the excess spread receivable is as follows:


                                                    NINE MONTHS      NINE MONTHS
                                                       ENDED            ENDED          YEAR ENDED
                                                   SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                                                       1996              1995             1995
                                                   -------------    --------------    ------------
Balance at beginning of period..................    $  5,140,006              --               --

Gain on sales of loans..........................       8,188,473       5,559,234        7,125,849
Cash received and other reductions during the
  period net of amortization....................      (2,478,605)     (1,122,169)      (1,985,843)
                                                   -------------    --------------    ------------
Balance at end of period........................    $ 10,849,874       4,437,065        5,140,006
                                                   -------------    --------------    ------------
                                                   -------------    --------------    ------------

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

(2) EXCESS SPREAD RECEIVABLE--(CONTINUED)

     Activity related to the allowance for credit losses recorded at the trust level is as follows:



                                                                      UNAUDITED
                                                   -----------------------------------------------
                                                    NINE MONTHS      NINE MONTHS
                                                       ENDED            ENDED          YEAR ENDED
                                                   SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                                                       1996              1995             1995
                                                   -------------    --------------    ------------
Balance at beginning of period..................    $  1,761,288         182,000          182,000
Provision for credit losses.....................       2,663,812       1,686,745        2,222,196
Charge-offs, net................................      (1,799,602)       (229,912)        (642,908)
                                                   -------------    --------------    ------------
Balance at end of period........................    $  2,625,498       1,638,833        1,761,288
                                                   -------------    --------------    ------------
                                                   -------------    --------------    ------------


(3) SECURITIZATION OF LOANS

     In January 1995, the Company began using a revolving securitization facility pursuant to which the Company sells its Loans on a daily basis to a bankruptcy remote special purpose subsidiary trust ('Funding Trust I'), which in turn transfers such Loans to the National Financial Auto Receivables Master Trust (the 'Master Trust'). The Company retains, through Funding Trust I, certain residual interests in future excess cash flows from the Master Trust, in exchange for the transfer of Loans to the Master Trust.


     The Master Trust, to date, has issued two classes of investor certificates:
'Class B Certificates,' which are variable funding (i.e., revolving) certificates, and 'Class C Certificates,' representing a portion of such residual interest retained by the Company. FUNB owns 100% of the outstanding Class B Certificates. The Company is required to maintain a minimum equity position in the Master Trust of 10% of the net serviced receivables. The Company has pledged a portion of the Class C Certificates and a cash reserve account to protect against future credit losses.

     Interest on the Class B Certificates is charged (i) during the month in which the Loan is sold to the Master Trust, at FUNB's prime rate of interest, and (ii) thereafter, based upon a formula of the London Interbank Offered Rate ('LIBOR') plus between 75 and 300 basis points. The amount of funds available under the Class B Certificates is governed by a borrowing base formula that provides availability as a multiple of the over-collateralization capital pledged and is restricted by a number of financial covenants. Since the Master Trust's borrowing rates under the securitization are floating and the interest rates charged on the loans are fixed, increases in the interest rates charged on the Master Trust's borrowings could have an effect both on cash flows from the Master Trust to the Company and on the Company's reported net income. In order to mitigate the negative impact of rising interest rates, the Master Trust has entered into interest rate swap agreements which have the effect of fixing the rates charged on a portion of the Master Trust's indebtedness.


     In November 1995, the Master Trust refinanced $42,000,000 of its receivables through the transfer of the related Loans to a separate trust, the National Auto Finance 1995-1 Trust (the '1995-1 Trust'), which issued in a private placement to various third-party investors $42,000,000 of fixed-rate asset-backed securities. The payment of the principal and interest on $38,000,000 of those securities is insured by a payment guaranty issued by Financial Security Assurance, Inc. ('FSA'). The proceeds of the transaction were used by the Master Trust to repay the then-outstanding balance of the Class B Certificates. The Master Trust then commenced re-borrowing against the Class B Certificates to finance its purchase of additional Loans from the Company through Funding Trust I.


     The 1995-1 Trust securitization was accomplished by Funding Trust I re-acquiring the Loans and transferring them to the 1995-1 Trust. In addition to offering fixed-rate financing, the 1995-1 Trust securitization as insured by FSA offered lower over-collateralization levels than that required by the Master Trust facility. The Company retains, through a second bankruptcy remote special purpose subsidiary trust ('Funding Trust II'), certain residual interest in future excess cash flows from the 1995-1 Trust.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995


(3) SECURITIZATION OF LOANS--(CONTINUED)

     The Master Trust organizational documents required the consent of all certificate holders to transfer (sell) the Loans. In November 1995, substantially all eligible Loans in the Master Trust were transferred to the 1995-1 Trust. The 1995-1 Trust acquired the Loans from the Master Trust at par with the net proceeds of the offering of certificates by the 1995-1 Trust, which are guaranteed by FSA.

     The terms of the transactions between the Company and the Master Trust which resulted in the issuance of the Class B and Class C Certificates were negotiated by the Company with FUNB. The terms of the reacquisition of the Loans from the Master Trust were negotiated with FSA, the certificate holders, and FUNB at the time of acquisition.

     The 1995-1 Trust transaction did not affect the accounting sale treatment previously extended to the transfers of the Loans to the Master Trust, inasmuch as the transaction required the consent of all certificate holders as provided in the Master Trust documents, and therefore was consistent with the sale treatment.

     During the nine months ended September 30, 1996, and 1995, and the year ended December 31, 1995, the following activity took place with respect to securitization:


                                                         NINE MONTHS         NINE MONTHS
                                                            ENDED               ENDED           YEAR ENDED
                                                        SEPTEMBER 30,       SEPTEMBER 30,      DECEMBER 31,
                                                             1996                1995              1995
                                                       ----------------    ----------------    ------------
Original customer principal balance of loans sold...     $ 91,741,229          38,346,397        49,814,996
                                                       ----------------    ----------------    ------------
                                                       ----------------    ----------------    ------------
Gain on sales.......................................     $  8,188,473           5,559,234         7,125,849
                                                       ----------------    ----------------    ------------
                                                       ----------------    ----------------    ------------
Remaining principal balance of loans sold since
inception, at period end............................     $ 82,792,345          35,064,001        43,144,670
                                                       ----------------    ----------------    ------------
                                                       ----------------    ----------------    ------------
Weighted average coupon rate........................             19.7%               18.3%             18.3%
                                                       ----------------    ----------------    ------------
                                                       ----------------    ----------------    ------------
Weighted average original term (months).............               54                  54                53
                                                       ----------------    ----------------    ------------
                                                       ----------------    ----------------    ------------
Weighted average discount rate of excess spread.....               11%                 11%               11%
                                                       ----------------    ----------------    ------------
                                                       ----------------    ----------------    ------------



     Both of the consolidated companies utilize the securitization facilities.

(4) JUNIOR SUBORDINATED NOTES

     The debt is payable on demand to principal equity holders of the Company and certain affiliates and carries interest at 8 percent. Interest expense recognized for this debt for the period from December 31, 1995 through September 30, 1996, the year ended December 31, 1995 and the period October 1, 1994 (inception) to December 31, 1994 was $332,327, $497,260, and $77,950,
respectively.

(5) SENIOR SUBORDINATED DEBT

     In August 1996, the Company completed a $12 million senior subordinated debt financing with J.P. Morgan Investment Management, Inc., acting on behalf of certain institutional investors (the 'Morgan Group'). The principal amount of the Senior Subordinated Debt is due in August 2001 and carries a 10% coupon payable quarterly. There is also an additional 3% deferred interest coupon that accrues on a compounded basis and is payable in August 2006, if not earlier automatically converted into a 10% equity interest in the Company upon the occurrence of certain events, including the consummation of an intitial public offering. The Senior Subordinated Debt generally prohibits the payment of dividends on common stock following consummation of an initial public offering of common stock so long as any amount remains outstanding on this debt. The Company has accrued the additional 3% interest. Such amounts totaled approximately $50,000 at September 30, 1996. If converted to an equity interest, such accrued amounts would be considered as paid-in capital of the Company.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

(6) OTHER OPERATING EXPENSES

     Other operating expenses consist of the following:

                                                     NINE MONTHS ENDED
                                               ------------------------------     YEAR ENDED     OCTOBER 1 TO
                                               SEPTEMBER 30,    SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                   1996             1995             1995            1994
                                               -------------    -------------    ------------    ------------
Dealer incentives...........................    $   195,769           97,622         169,782              --
Legal expenses..............................        172,772           56,056         102,706           5,815
Rent expenses...............................        159,416           63,899          93,673           5,404
Travel and entertainment....................        302,994          140,254         233,061          25,657

Management fees.............................        365,310          257,590         342,428          11,900
Other.......................................        635,304          285,209         368,506          34,825
                                               -------------    -------------    ------------    ------------
                                                $ 1,831,565          900,630       1,310,156          83,601
                                               -------------    -------------    ------------    ------------
                                               -------------    -------------    ------------    ------------

     Management fees represent fees paid to National Auto Finance Corp., an affiliate, for operational, legal, administrative and other services provided to the Company under a management agreement that expires December 21, 2015.

(7) COMMITMENTS AND CONTINGENCIES

     The Company has entered into various office and equipment leases for the NAFCO and ACCH partnerships. Future minimum rental payments as of September 30, 1996, are as follows:

YEAR ENDING                                                              OPERATING    CAPITAL
DECEMBER 31,                                                              LEASES      LEASES      TOTAL
----------------------------------------------------------------------   ---------    -------    -------
1996..................................................................   $  27,256      8,921     36,177
1997..................................................................     130,182     35,683    165,865
1998..................................................................     136,694     35,683    172,377
1999..................................................................     103,089     35,683    138,772
2000..................................................................      99,836     22,942    122,778
Thereafter............................................................      42,440         --     42,440
                                                                         ---------    -------    -------
Total lease commitment................................................   $ 539,497    138,912    678,409
                                                                         ---------    -------    -------
                                                                         ---------    -------    -------

     Capital leases are included as a component of accounts payable and accrued expenses.

(8) EMPLOYEE BENEFIT PLANS

     The Company adopted a 401(k) Profit Sharing Plan (the 'Plan') in August 1996 that is intended to be a tax qualified defined contribution plan. All Employees of the Company, other than employees who work less than 1,000 hours per year, are eligible to participate in the Plan once they have completed six months of continuous service.

     A participating employee may contribute up to 15 percent of his/her compensation, with a maximum contribution of $9,500 to the Plan on a pre-tax basis. The Company may make a matching contribution to each employee's account based on the amount of pre-tax contributions made by the employee. Currently, the Company is allocating a 50 percent match of the first 6 percent contributed by the employee, subject to certain legal limitations imposed on tax-qualified plans. Matching contributions by the Company are made irrespective of profits and are allocated only to qualified participants on a monthly basis.

     Contributions to the Plan are invested in a variety of funds as directed by the Plan participants. All pre-tax employee contributions to the Plan are 100 percent vested and matching contributions by the Company are vested at 20 percent per annum over a five-year period from the date the employee joined the Plan. All active employees that had completed 1,000 hours of service as of August 30, 1996 were invited to join the Plan and have matching contribution vested rights predated to their date of employment.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

(8) EMPLOYEE BENEFIT PLANS--(CONTINUED)

     Generally, employees may not receive distributions from the Plan until their retirement, death, certain disability or termination of employment. Loans are prohibited by the Plan, although distributions for certain hardship purposes are allowed in accordance with tax regulations promulgated under the Code. All distributions for the Plan are made in the form of a single lumpsum distribution.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 107, 'Disclosures about Fair Value of Financial Instruments' ('FAS 107') as of January 1, 1995. FAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          o Cash and cash equivalents, trade accounts receivables, due from officers and employees, other current assets, notes payable to banks, trade accounts payables, due to affiliated company, and accrued expenses (nonderivatives) have carrying amounts which approximate fair value because of the short maturity of these instruments.

          o The fair value of notes payable is determined as the present value of expected future cash flows discounted at the interest rate currently offered to the Company, which approximates rates currently offered for loans of similar terms to companies with comparable credit risk. The carrying amount approximates fair value.

          o The fair value of the excess spread receivable: the fair value is determined by taking the net present value of the expected future cash flows discounted at a rate which approximates the rate a willing investor would pay for a comparable interest-only strip. The carrying amount approximates fair value.

(10) UNAUDITED PRO FORMA INFORMATION

     Pro forma adjustments for income taxes represent the difference between historical income taxes and income taxes that would have been reported had the companies filed income tax returns as taxable C corporations for each of the years presented.

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following summarizes historical and pro forma income taxes:

                                               NINE MONTHS ENDED    NINE MONTHS ENDED     YEAR ENDED      YEAR ENDED
                                                 SEPTEMBER 30,        SEPTEMBER 30,      DECEMBER 31,    DECEMBER 31,
                                                     1996                 1995               1995            1994
                                               -----------------    -----------------    ------------    ------------
Historical income taxes:
  Federal...................................      $        --                  --                 --             --
  State and local...........................               --                  --                 --             --
                                               -----------------    -----------------    ------------    ------------
                                                           --                  --                 --             --
                                               -----------------    -----------------    ------------    ------------
Pro forma income tax adjustments
  (unaudited):
  Federal...................................      $ 1,054,617             773,845            963,555             --
  State and local...........................          112,596              91,007            102,874             --
                                                    1,167,213             864,852          1,066,429             --
                                               -----------------    -----------------    ------------    ------------
                                                  $ 1,167,213             864,852          1,066,429             --
                                               -----------------    -----------------    ------------    ------------
                                               -----------------    -----------------    ------------    ------------

     If the Company terminated its partnership status (see note 9), as of September 30, 1996 the Companies would be required to record a deferred tax liability for the tax effect of temporary differences between financial reporting and tax reporting. The tax effect of such temporary differences existing on September 30, 1996 consist of:

Securitized assets sold for financial statement purposes, financed for
  income tax purposes.................................................   $2,204,127
Fixed assets..........................................................        9,914

Other.................................................................       19,601
                                                                         ----------
                                                                         $2,233,642
                                                                         ----------
                                                                         ----------

     Pro forma income taxes differ from the amounts computed by applying Federal statutory rates due to:


                                               NINE MONTHS ENDED    NINE MONTHS ENDED     YEAR ENDED      YEAR ENDED
                                                 SEPTEMBER 30,        SEPTEMBER 30,      DECEMBER 31,    DECEMBER 31,
                                                     1996                 1995               1995            1994
                                               -----------------    -----------------    ------------    ------------
  Pro forma provision computed at Federal
     statutory rate of 34%..................      $ 1,054,617             934,798          1,115,481        (161,404)
  State income taxes, net of Federal tax
     benefit................................          112,596              99,803            119,094         (17,232)
  Valuation allowance.......................               --            (178,045)          (178,045)        178,045
  Other.....................................               --               8,296              9,899             591
                                               -----------------    -----------------    ------------    ------------
                                                  $ 1,167,213             864,852          1,066,429              --
                                               -----------------    -----------------    ------------    ------------
                                               -----------------    -----------------    ------------    ------------

               NATIONAL AUTO FINANCE COMPANY L.P. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(11) PROPOSED INITIAL PUBLIC OFFERING (IPO)

     On October 8, 1996, National Auto Finance Company, Inc. ('NAFCO, Inc.') filed a registration statement with the Securities and Exchange Commission for an initial public offering of its common stock.

     Prior to the sale of the shares of common stock, the respective assets and liabilities of the NAFCO and ACCH Partnerships will be transferred to NAFCO, Inc. in exchange for all the common stock of NAFCO, Inc. then outstanding and all of the preferred stock of NAFCO, Inc. then outstanding (such transaction being referred to herein as the 'Reorganization'). Specifically, the Reorganization will entail the following transfers:

           (a) The partners of the ACCH Partnership (other than the NAFCO Partnership) will transfer all of their partner interests in the ACCH Partnership to the NAFCO Partnership in exchange for limited partner interests in the NAFCO Partnership.


           (b) The NAFCO Partnership will transfer all of its assets, subject to all of its liabilities, to the Company in exchange for 4,229,000 shares of common stock (which together with the 1,000 shares of Common Stock acquired by the NAFCO Partnership in connection with the initial organization of the Company in October 1996, will increase the NAFCO Partnership's holdings to 4,230,000 shares of Common Stock) and all of the outstanding preferred stock of the Company.



           (c) Upon the transfer of the assets of the NAFCO Partnership to the Company, the Company will issue to the Morgan Group 470,000 shares of Common Stock (representing 10% of the outstanding Common Stock of the Company immediately following the Reorganization) in exchange for the Deferred Additional Interest Notes.



     It is anticipated that the NAFCO Partnership will become the owner of preferred stock of NAFCO, Inc. The proposed terms of the preferred stock are as follows: 7% cumulative dividend, payable quarterly; callable at par plus accrued dividends at the option of the Company; non-voting, except under certain circumstances; and mandatory redemption 8 years from the issue date.



     It is anticipated that the Board of Directors of the Company will adopt a share incentive plan (the '1996 Share Incentive Plan'). The 1996 Share Incentive Plan is intended to provide incentives which will attract, retain and motivate highly competent persons, each of whom will contribute to the success and future growth and profitability of the Company, as executive management, employees and directors of the Company and of any parent or subsidiary of the Company, by providing them the opportunity to acquire shares of Common Stock or to receive monetary payments based on the value of such shares pursuant to certain benefits contemplated by the 1996 Share Incentive Plan. Furthermore, the 1996 Share Incentive Plan is intended to assist in aligning the interests of the Company's executive management, employees and directors with those of its stockholders.



     The 1996 Share Incentive Plan provides for the granting of certain benefits in any one or a combination of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Stock Awards, (iv) Performance Awards and (v) Stock Units. The aggregate number of shares of Common Stock that may be subject to such Benefits, including Stock Options, is 500,000 shares of Common Stock (subject to adjustment in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution).



     The 1996 Share Incentive Plan will be administered by the Board of Directors of the Company or, if the Board of Directors of the Company so determines, by a committee appointed by the Board of Directors of the Company from among its members (such committee administering the 1996 Share Incentive Plan, the 'Committee'; and the Board of Directors and the Committee administering the 1996 Share Incentive Plan, as the case may be, the 'Plan Administrator'). If the Board of Directors designates a Committee to administer the 1996 Share Incentive Plan, the Committee (which may include members of the Compensation Committee of the Board of Directors, if any) may be comprised solely of not less than two members who are (i) 'non-employee directors' within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act and (ii) unless otherwise determined by the Board of Directors, 'outside directors' within the meaning of

Section 162(m) of the Code. The Plan Administrator is authorized, subject to the provisions of the 1996 Share Incentive Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 1996 Share Incentive Plan. The Plan Administrator is authorized to delegate such administrative duties as it deems advisable.


(12) SELECTED QUARTERLY RESULTS (UNAUDITED)

     The following tables summarize the quarterly results of operations for the periods indicated.


                                                             1996
                                           -----------------------------------------
                                                                                         NINE MONTHS
                                                      THREE MONTHS ENDED                    ENDED
                                           -----------------------------------------    SEPTEMBER 30,
                                            MARCH 31      JUNE 30      SEPTEMBER 30         1996
                                           ----------    ----------    -------------    -------------
Gain on sales of Loans..................   $2,097,247     2,530,932       3,560,294        8,188,473
Other revenue...........................      494,100       513,533         659,851        1,667,484
                                           ----------    ----------    -------------    -------------
       Total revenue....................    2,591,347     3,044,465       4,220,145        9,855,957
       Total expenses...................    1,789,284     2,178,331       2,786,528        6,754,143
                                           ----------    ----------    -------------    -------------
       Net income.......................   $  802,063       866,134       1,433,617        3,101,814
                                           ----------    ----------    -------------    -------------
                                           ----------    ----------    -------------    -------------
Pro forma income before income taxes....   $  802,063       866,134       1,433,617        3,101,814
Pro forma income taxes..................      301,816       325,927         539,470        1,167,213
                                           ----------    ----------    -------------    -------------
Pro forma net income....................   $  500,247       540,207         894,147        1,934,601
                                           ----------    ----------    -------------    -------------
                                           ----------    ----------    -------------    -------------

                                                                      1995
                                           ----------------------------------------------------------
                                                               THREE MONTHS ENDED                         YEAR ENDED
                                           ----------------------------------------------------------    DECEMBER 31,
                                            MARCH 31      JUNE 30      SEPTEMBER 30      DECEMBER 31         1995
                                           ----------    ----------    -------------    -------------    ------------
Gain on sales of Loans..................   $1,763,672     1,732,447       2,063,115        1,566,615       7,125,849
Other revenue...........................       17,634        92,249         178,261          396,986         685,130
                                           ----------    ----------    -------------    -------------    ------------
       Total revenue....................    1,781,306     1,824,696       2,241,376        1,963,601       7,810,979
       Total expenses...................      856,168     1,058,182       1,183,623        1,432,180       4,530,153
                                           ----------    ----------    -------------    -------------    ------------
       Net income.......................   $  925,138       766,514       1,057,753          531,421       3,280,826
                                           ----------    ----------    -------------    -------------    ------------
                                           ----------    ----------    -------------    -------------    ------------
Pro forma income before taxes...........      925,138       766,514       1,057,753          531,421       3,280,826
Pro forma income taxes..................      173,273       293,547         398,032          201,577       1,066,429
                                           ----------    ----------    -------------    -------------    ------------
Pro forma net income....................   $  751,865       472,967         659,721          329,844       2,214,397
                                           ----------    ----------    -------------    -------------    ------------
                                           ----------    ----------    -------------    -------------    ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                  TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     8
The Reorganization.............................    15
Use of Proceeds................................    16
Dividend Policy................................    16
Capitalization.................................    17
Dilution.......................................    18
Selected Consolidated Financial Data...........    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    21
Business.......................................    28
Management.....................................    40
Principal Stockholders.........................    48
Certain Transactions...........................    50
Description of Capital Stock...................    53
Shares Eligible for Future Sale................    54
Underwriting...................................    55
Legal Matters..................................    56
Experts........................................    56
Available Information..........................    56
Index to Consolidated Financial Statements.....   F-1



     UNTIL          , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE

REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                2,000,000 SHARES


                                  [NAFCO LOGO]


                                  COMMON STOCK


                            ------------------------
                              P R O S P E C T U S
                            ------------------------

                                RAYMOND JAMES &
                                ASSOCIATES, INC.


                                CRUTTENDEN ROTH
                                  INCORPORATED


                                              , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below sets forth the expenses expected to be incurred and borne solely by the Company in connection with the registration of the Common Stock offered hereby (other than underwriting commissions and discounts, if any).


Securities and Exchange Commission Registration Fee...........   $  6,273
NASD Filing Fee...............................................      2,570
Printing and Engraving Expenses...............................    150,000
Blue Sky Fees and Expenses....................................     15,000
Legal Fees and Expenses.......................................    250,000
Accountants' Fees and Expenses................................    100,000
NASDAQ National Market Listing Fee............................     35,000
Transfer Agent and Registrar Fees and Expenses................      8,000
Miscellaneous.................................................     33,157
                                                                 --------
     Total....................................................   $600,000
                                                                 --------
                                                                 --------

------------------


     All such fees and expenses have been or will be paid by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Certificate of Incorporation and the By-laws of the Company provide for the indemnification of its officers and directors to the fullest extent permitted by the DGCL. Pursuant to Section 145 of the DGCL, a Delaware corporation generally has the power to indemnify its present and former directors and officers against expenses incurred by them in connection with any suit to which such directors and officers are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation for which they served in such positions, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such directors or officers acted in good faith and in a manner such directors or officers reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such directors' or officers' conduct was unlawful. Indemnification is not available if such person is adjudged to be liable to the corporation for which he or she served in such positions, unless and only to the extent the court in which such action is brought determines that, despite the adjudication of liability, and in view of all the circumstances, the person is reasonably and fairly entitled to indemnification for such expenses as the court shall deem proper. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys' fees) that he or she actually and reasonably incurred in connection therewith. The Company has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.



     The above discussion of the Certificate of Incorporation and By-laws of the Company and of Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and By-laws and the DGCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     In October 1996, prior to the filing of the Registration Statement, the NAFCO Partnership agreed to transfer all of its assets, subject to all of the liabilities, of the Partnerships to a newly formed corporation in exchange for shares of Common Stock. As part of the Reorganization described under 'The Reorganization' in the Prospectus, the transaction was exempt from registration under Section 4(2) of the Securities Act as not involving a public offering. No underwriter was involved in the transaction.



     In connection with the reorganization and immediately prior to this Offering, the Deferred Additional Interest Notes were exchanged for 470,000 shares of the Common Stock representing 10% of the outstanding Common Stock at that time. In addition, 26,000 shares of Common Stock were issued to the holders of the Senior Subordinated Notes upon the grant to key employees and directors of options to acquire an aggregate of 260,000 shares of Common Stock.


ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES.

     (a) Exhibits



   EXHIBIT
   NUMBER      DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
     *1.1       --   Form of Underwriting Agreement.
     *3.1       --   Certificate of Incorporation of the Company.
     *3.1-1     --   Certificate of the Designations, Preferences and Rights of the Series A Preferred Stock of the
                     Company.
     *3.2       --   Form of By-laws of the Company.
    **4.1       --   Specimen Certificate of Common Stock.
    **5.1       --   Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the Common Stock.
    *10.1       --   Second Amended and Restated Agreement of Limited Partnership of National Auto Finance Company
                     L.P., dated as of September 1, 1995, by and among National Auto Finance Corporation, The S
                     Associates Limited Partnership, The O Associates Limited Partnership, Stephen L. Gurba, Craig
                     Schnee, Roy E. Tipton, Blane H. MacDonald, Michael B. Colley, Irwin I. Kent, William G. Magro,
                     Kevin G. Adams, Kamala R. Chapman, Keith B. Stein, Colleen S. McMillen, Richard H. Steffer, Tim
                     Rooney, Lynn Dunham-Sirota and IronBrand Capital, LLC.
    *10.2       --   1996 Share Incentive Plan.
    *10.3       --   Form of 401(k) Plan.
    *10.4       --   Employment Agreement, dated as of July 1, 1996, between National Auto Finance Company, Inc. and
                     William G. Magro.
    *10.5       --   Employment Agreement, dated as of September 16, 1995, between National Auto Finance Company,
                     Inc. and Roy E. Tipton.
    *10.6       --   Employment Agreement, dated as of October 19, 1995, between National Auto Finance Company, Inc.
                     and Blane H. MacDonald.
    *10.7       --   Promissory Note, dated October 31, 1994, payable by National Auto Finance Company L.P. to the order of Gary L. Shapiro.
    *10.8       --   Promissory Note, dated October 6, 1994, payable by National Auto Finance Company L.P. to the order of Edgar A. Otto.
    *10.9       --   Promissory Note, dated November 8, 1994, payable by National Auto Finance Company L.P. to the order of Stephen L. Gurba.
    *10.10      --   Promissory Note, dated March 27, 1995, payable by National Auto Finance Company L.P. to the order of Nova Financial Corporation.

   EXHIBIT
   NUMBER      DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
    *10.11      --   Promissory Note, dated May 1, 1995, payable by National Auto Finance Company L.P. to the order of Nova Corporation.
    *10.12      --   Note Purchase Agreement, dated as of August 9, 1996, between National Auto Finance Company L.P.
                     and Morgan Guaranty Trust Company of New York, as Trustee of the Commingled Pension Trust Fund
                     (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York, Morgan
                     Guaranty Trust Company of New York, as Trustee of the Multi-Market Special Investment Trust
                     Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company, as
                     investment manager and agent for the Alfred P. Sloan Foundation (Multi-Market Account).
    *10.13      --   Promissory Note (No. 101), dated August 9, 1996, payable by National Auto Finance Company L.P.
                     to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.

    *10.14      --   Promissory Note (No. 201), dated August 9, 1996, payable by National Auto Finance Company L.P.
                     to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.
    *10.15      --   Promissory Note (No. 102), dated August 9, 1996, payable by National Auto Finance Company L.P.
                     to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.
    *10.16      --   Registration Rights Agreement, dated as of August 9, 1996, among National Auto Finance Company
                     Inc. and Morgan Guaranty Trust Company of New York, as Trustee of the Commingled Pension Trust
                     Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York,
                     Morgan Guaranty Trust Company of New York, as Trustee of the Multi-Market Special Investment
                     Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company, as
                     investment manager and agent for the Alfred P. Sloan Foundation (Multi-Market Account).
    *10.17      --   Receivables Purchase Agreement, dated as of December 8, 1994, by and between National Auto
                     Finance Company L.P., as Seller, and NAFCO Funding Trust, as Purchaser.
    *10.18      --   Promissory Note, dated December 8, 1994, payable by NAFCO Funding Trust to the order of
                     National Auto Finance Company L.P.
    *10.19      --   NAFCO Auto Receivables Master Trust Pooling and Administration Agreement, dated as of December
                     8, 1994, among NAFCO Funding Trust, as Transferor, National Auto Finance Company L.P., as the
                     Administrator, and Bankers Trust Company, as Trustee.
    *10.20      --   Series 1994-R, Class B Supplement, dated as of December 8, 1994, to the Pooling and
                     Administration Agreement, dated as of December 8, 1994, among NAFCO Funding Trust, as
                     Transferor, National Auto Finance Company L.P., as the Administrator, and Bankers Trust
                     Company, as Trustee.
    *10.21      --   Trust Agreement, dated as of October 5, 1994, between National Auto Finance Corporation and
                     Bankers Trust.
    *10.22      --   First Amended and Restated Trust Agreement of NAFCO Funding Trust, dated as of December 8,
                     1994, between National Auto Finance Company L.P., as Depositor, The Chase Manhattan Bank (USA),
                     as Owner Trustee and Gary L. Shapiro and Edgar A. Otto, as Co-Trustees.
    *10.23      --   Servicing Agreement, dated July 25, 1994, by and between World Omni Financial Corp. and
                     National Auto Finance Corporation.
    *10.24      --   Certificate Purchase Agreement, dated as of December 8, 1994, among NAFCO Funding Trust,
                     National Auto Finance Company L.P., as Initial Administrator and First Union National Bank of
                     North Carolina.

   EXHIBIT
   NUMBER      DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
    *10.25      --   Management Agreement, dated as of December 29, 1994, by and between National Auto Finance
                     Company L.P. and National Auto Finance Corporation.

    *10.25-1    --   First Amendment of Management Agreement, dated as of January 1, 1996, by and between National
                     Auto Finance Company L.P., Auto Credit Clearinghouse L.P. and National Auto Finance
                     Corporation.

    *10.26      --   Services Agreement, dated as of December 29, 1994, by and between National Auto Finance
                     Corporation and National Financial Corporation.

    *10.26-1    --   First Amendment to Services Agreement, dated as of January 1, 1996, by and between National
                     Auto Finance Corporation and National Financial Corporation.


    *10.27      --   Pooling and Servicing Agreement, dated as of October 1, 1995, by and among National Financial
                     Auto Funding Trust, as Transferor, National Auto Finance Company L.P., as Master Servicer, and
                     Harris Trust and Savings Bank, as Trustee.

    *10.28      --   Assignment Agreement, dated as of October 1, 1995, between Bankers Trust Company, as Trustee, and National Financial Auto Funding Trust.

    *10.29      --   Transfer Agreement No. 1, dated as of October 1, 1995, between National Financial Auto Funding
                     Trust and Harris Trust and Savings Bank.

    *10.30      --   Insurance and Indemnity Agreement, dated as of November 21, 1995, among Financial Security
                     Assurance Inc., National Financial Auto Funding Trust and National Auto Finance Company L.P.

    *10.31      --   Indemnification Agreement, dated as of November 21, 1995, among Financial Security Assurance
                     Inc., National Financial Auto Funding Trust and First Union Capital Markets Corp.

    *10.32      --   Master Spread Account Agreement, dated as of November 21, 1995, among National Financial Auto
                     Funding Trust, Financial Security Assurance Inc. and Harris Trust and Savings Bank, as Trustee
                     and as Collateral Agent.

    *10.33      --   Financial Guaranty Insurance Policy (Policy No.: 50522-N), together with Endorsement No. 1 thereto, dated November 13, 1996, issued by Financial Security Assurance Inc. in favor of
                     Harris Trust and Savings Bank, as trustee for the benefit of the Certificate Holders.

    *10.34      --   Amended and Restated Servicing Agreement, dated as of December 5, 1994, by and between World
                     Omni Financial Corp. and National Auto Finance Company L.P.

    *10.35      --   Assignment and Assumption Agreement, dated as of October 23, 1995, among World Omni Financial
                     Corp. and Omni Financial Services of America, Inc.

    *10.36      --   Supplement to the Amended and Restated Servicing Agreement, dated as of December 5, 1994, as amended as of October 1, 1995, between World Omni Financial Corp. ('WOFC'), as Servicer, and
                     National Auto Finance Company L.P. ('NAFCO') is made as of November 21, 1995 by and between
                     Omni Financial Services of America, Inc., as assignee of WOFC ('Servicer') and NAFCO.

    *10.37      --   Custodial Agreement, dated as of November 21, 1995, by and between Omni Financial Services of
                     America, Inc., as custodian, and National Auto Finance Company L.P. as Master Servicer.

    *10.38      --   Placement Agent Agreement, dated as of November 20, 1995, between First Union Capital Markets
                     Corp. and National Financial Auto Funding Trust.

   EXHIBIT
   NUMBER      DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
    *10.39      --   Amendment, dated as of November 21, 1995, to the First Amended and Restated Trust Agreement of

                     NAFCO Funding Trust, dated as of December 8, 1994, among National Auto Finance Company L.P., as
                     Depositor, The Chase Manhattan Bank (USA), as Owner Trustee, and Gary L. Shapiro, Edgar Otto A.
                     and Andrew Stidd, as Co-Trustees.
   **10.40      --   Form of Indemnification Agreement.
    *10.41      --   Assignment and Assumption Agreement, dated as of October 7, 1996, between National Auto Finance
                     Company, Inc. and National Auto Finance Company L.P.
    *10.42      --   Pooling and Servicing Agreement, dated as of October 21, 1996, by and among National Financial
                     Auto Funding Trust, as Transferor, National Auto Finance Company L.P., as Servicer, and Harris
                     Trust and Savings Bank, as Trustee.
    *10.43      --   Purchase and Contribution Agreement, dated as of October 21, 1996, by and between National Auto
                     Finance Company L.P. and National Financial Auto Funding Trust.
    *10.44      --   Assignment Agreement, dated as of October 21, 1996, between Bankers Trust Company and National
                     Financial Auto Funding Trust II.
    *10.45      --   Master Spread Account Agreement, dated as of November 13, 1996, among National Financial Auto
                     Funding Trust, Financial Security Assurance Inc. and Harris Trust and Savings Bank, as Trustee
                     and Collateral Agent.
    *10.46      --   Insurance and Indemnity Agreement, dated as of November 13, 1996, among Financial Security
                     Assurance Inc., National Financial Auto Funding Trust and National Auto Finance Company L.P.
    *10.47      --   Sale Agreement, dated as of October 21, 1996, by and between National Financial Auto Funding
                     Trust and National Financial Auto Funding Trust II.
    *10.48      --   Purchase Agreement, dated as of October 21, 1996, by and between Auto Credit Clearinghouse L.P.
                     and National Auto Finance Company L.P.
    *10.49      --   Supplement to the Amended and Restated Servicing Agreement, dated as of December 5, 1994, as amended as of October 1, 1995 (the 'Servicing Agreement'), between World Omni Financial Corp
                     (WOFC) and National Auto Finance Company L.P. (NAFCO) is made as of November 13, 1996 by and between Omni Financial Services of America, Inc., as assignee of WOFC, and NAFCO.
    *10.50      --   Transfer Agreement No. 1, dated as of November 13, 1996, by National Financial Auto Funding
                     Trust as Transferor to Harris Trust and Savings Bank, as Trustee, pursuant to a Pooling and
                     Servicing Agreement, dated as of October 21, 1996.
    *10.51      --   Form of Financial Guaranty Insurance Policy issued by Financial Security Assurance Inc.
    *10.52      --   Employment Agreement, dated as of December 31, 1996, between National Auto Finance Company,
                     Inc. and Stephen R. Stack.
    *10.53      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Gary L. Shapiro.
    *10.54      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Edgar A. Otto.
    *10.55      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Stephen L. Gurba.
    *10.56      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Nova Financial Corporation.
    *10.57      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Nova Corporation.

   EXHIBIT
   NUMBER      DESCRIPTION

-------------  -----------------------------------------------------------------------------------------------------
    *10.58      --   Form of First Amendment, dated as of December 1, 1996, to Second Amended and Restated Limited
                     Partnership of National Auto Finance Company L.P.
   **10.59      --   Form of Amended and Restated Assignment and Assumption Agreement between National Auto Finance Company, Inc.
                     and National Auto Finance Company L.P.
   **10.60      --   Referral Agreement, dated as of April 15, 1996, by and between First Union National Bank of
                     North Carolina and Auto Credit Clearinghouse L.P.
   **10.61      --   Referral Contract, dated as of November 14, 1996, by and between Community Bank and Auto Credit
                     Clearinghouse L.P.
   **23.1       --   Consent of KPMG Peat Marwick LLP.
   **23.2       --   Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1)
    *24.1       --   Power of Attorney (included on the signature page of the Registration Statement).
    *27.1       --   Financial Data Schedule for the year ended December 31, 1995.
    *27.2       --   Financial Data Schedule for the nine months ended September 30, 1996.


------------------

 * Filed previously
** Filed herewith


     (b) Financial Statement Schedules:


     All Schedules have been omitted because the information is not applicable or is presented in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.


     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on January 28, 1997.


                                         NATIONAL AUTO FINANCE COMPANY, INC.
                                          (Registrant)

                                          By:         /s/ KEITH B. STEIN
                                             -------------------------------
                                                    Name: Keith B. Stein
                                                    Title: Vice Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                        TITLE                              DATE
------------------------------------------  -----------------------------------------------   ----------------
                    *                       Chief Executive Officer andChairman of the         January 28, 1997
------------------------------------------  Board (principal executive officer)
             Gary L. Shapiro

                    *                       Vice President and ChiefFinancial Officer          January 28, 1997
------------------------------------------  (principal financial and accounting officer)
              Kevin G. Adams

            /s/ KEITH B. STEIN              Vice Chairman and Director                         January 28, 1997
------------------------------------------
              Keith B. Stein

                    *                       Director                                           January 28, 1997
------------------------------------------
              Edgar A. Otto

                    *                       Director                                           January 28, 1997
------------------------------------------
              Roy E. Tipton

* By: /s/ KEITH B. STEIN
     Keith B. Stein
     (Attorney-in-Fact)

                                 EXHIBIT INDEX



   EXHIBIT                                                                                                               SEQUENTIAL
   NUMBER      DESCRIPTION                                                                                               PAGE NO.
-------------  ------------------------------------------------------------------------------------------------------    -----------


     *1.1       --   Form of Underwriting Agreement.
     *3.1       --   Certificate of Incorporation of the Company.
     *3.1-1     --   Certificate of the Designations, Preferences and Rights of the Series A Preferred
                     Stock of the Company.
     *3.2       --   Form of By-laws of the Company.
    **4.1       --   Specimen Certificate of Common Stock.
    **5.1       --   Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the Common Stock.
    *10.1       --   Second Amended and Restated Agreement of Limited Partnership of National Auto Finance Company
                     L.P., dated as of September 1, 1995, by and among National Auto Finance Corporation, The S
                     Associates Limited Partnership, The O Associates Limited Partnership, Stephen L. Gurba, Craig
                     Schnee, Roy E. Tipton, Blane H. MacDonald, Michael B. Colley, Irwin I. Kent, William G. Magro,
                     Kevin G. Adams, Kamala R. Chapman, Keith B. Stein, Colleen S. McMillen, Richard H. Steffer, Tim
                     Rooney, Lynn Dunham-Sirota and IronBrand Capital, LLC.
    *10.2       --   1996 Share Incentive Plan.
    *10.3       --   Form of 401(k) Plan.
    *10.4       --   Employment Agreement, dated as of July 1, 1996, between National Auto Finance Company, Inc. and
                     William G. Magro.
    *10.5       --   Employment Agreement, dated as of September 16, 1995, between National Auto Finance Company,
                     Inc. and Roy E. Tipton.
    *10.6       --   Employment Agreement, dated as of October 19, 1995, between National Auto Finance Company, Inc.
                     and Blane H. MacDonald.
    *10.7       --   Promissory Note, dated October 31, 1994, payable by National Auto Finance Company L.P. to the order of Gary L. Shapiro.
    *10.8       --   Promissory Note, dated October 6, 1994, payable by National Auto Finance Company L.P. to the order of Edgar A. Otto.
    *10.9       --   Promissory Note, dated November 8, 1994, payable by National Auto Finance Company L.P. to the order of Stephen L. Gurba.
    *10.10      --   Promissory Note, dated March 27, 1995, payable by National Auto Finance Company L.P. to the order of Nova Financial Corporation.
    *10.11      --   Promissory Note, dated May 1, 1995, payable by National Auto Finance Company L.P. to the order of Nova Corporation.


   EXHIBIT
   NUMBER      DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
    *10.12      --   Note Purchase Agreement, dated as of August 9, 1996, between National Auto Finance Company L.P.
                     and Morgan Guaranty Trust Company of New York, as Trustee of the Commingled Pension Trust Fund
                     (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York, Morgan
                     Guaranty Trust Company of New York, as Trustee of the Multi-Market Special Investment Trust
                     Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company, as
                     investment manager and agent for the Alfred P. Sloan Foundation (Multi-Market Account).
    *10.13      --   Promissory Note (No. 101), dated August 9, 1996, payable by National Auto Finance Company L.P.
                     to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.
    *10.14      --   Promissory Note (No. 201), dated August 9, 1996, payable by National Auto Finance Company L.P.
                     to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.
    *10.15      --   Promissory Note (No. 102), dated August 9, 1996, payable by National Auto Finance Company L.P.
                     to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.
    *10.16      --   Registration Rights Agreement, dated as of August 9, 1996, among National Auto Finance Company
                     Inc. and Morgan Guaranty Trust Company of New York, as Trustee of the Commingled Pension Trust
                     Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York,
                     Morgan Guaranty Trust Company of New York, as Trustee of the Multi-Market Special Investment
                     Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company, as
                     investment manager and agent for the Alfred P. Sloan Foundation (Multi-Market Account).
    *10.17      --   Receivables Purchase Agreement, dated as of December 8, 1994, by and between National Auto
                     Finance Company L.P., as Seller, and NAFCO Funding Trust, as Purchaser.
    *10.18      --   Promissory Note, dated December 8, 1994, payable by NAFCO Funding Trust to the order of
                     National Auto Finance Company L.P.
    *10.19      --   NAFCO Auto Receivables Master Trust Pooling and Administration Agreement, dated as of December
                     8, 1994, among NAFCO Funding Trust, as Transferor, National Auto Finance Company L.P., as the
                     Administrator, and Bankers Trust Company, as Trustee.
    *10.20      --   Series 1994-R, Class B Supplement, dated as of December 8, 1994, to the Pooling and
                     Administration Agreement, dated as of December 8, 1994, among NAFCO Funding Trust, as
                     Transferor, National Auto Finance Company L.P., as the Administrator, and Bankers Trust
                     Company, as Trustee.
    *10.21      --   Trust Agreement, dated as of October 5, 1994, between National Auto Finance Corporation and
                     Bankers Trust.
    *10.22      --   First Amended and Restated Trust Agreement of NAFCO Funding Trust, dated as of December 8,
                     1994, between National Auto Finance Company L.P., as Depositor, The Chase Manhattan Bank (USA),
                     as Owner Trustee and Gary L. Shapiro and Edgar A. Otto, as Co-Trustees.
    *10.23      --   Servicing Agreement, dated July 25, 1994, by and between World Omni Financial Corp. and
                     National Auto Finance Corporation.
    *10.24      --   Certificate Purchase Agreement, dated as of December 8, 1994, among NAFCO Funding Trust,
                     National Auto Finance Company L.P., as Initial Administrator and First Union National Bank of
                     North Carolina.
    *10.25      --   Management Agreement, dated as of December 29, 1994, by and between National Auto Finance
                     Company L.P. and National Auto Finance Corporation.
    *10.25-1    --   First Amendment of Management Agreement, dated as of January 1, 1996, by and between National
                     Auto Finance Company L.P., Auto Credit Clearinghouse L.P. and National Auto Finance
                     Corporation.


   EXHIBIT                                                                                                               SEQUENTIAL
   NUMBER      DESCRIPTION                                                                                               PAGE NO.
-------------  ------------------------------------------------------------------------------------------------------    -----------


    *10.26      --   Services Agreement, dated as of December 29, 1994, by and between National Auto Finance
                     Corporation and National Financial Corporation.
    *10.26-1    --   First Amendment to Services Agreement, dated as of January 1, 1996, by and between National
                     Auto Finance Corporation and National Financial Corporation.
    *10.27      --   Pooling and Servicing Agreement, dated as of October 1, 1995, by and among National Financial
                     Auto Funding Trust, as Transferor, National Auto Finance Company L.P., as Master Servicer, and
                     Harris Trust and Savings Bank, as Trustee.
    *10.28      --   Assignment Agreement, dated as of October 1, 1995, between Bankers Trust Company, as Trustee, and National Financial Auto Funding Trust.
    *10.29      --   Transfer Agreement No. 1, dated as of October 1, 1995, between National Financial Auto Funding
                     Trust and Harris Trust and Savings Bank.
    *10.30      --   Insurance and Indemnity Agreement, dated as of November 21, 1995, among Financial Security
                     Assurance Inc., National Financial Auto Funding Trust and National Auto Finance Company L.P.
    *10.31      --   Indemnification Agreement, dated as of November 21, 1995, among Financial Security Assurance
                     Inc., National Financial Auto Funding Trust and First Union Capital Markets Corp.
    *10.32      --   Master Spread Account Agreement, dated as of November 21, 1995, among National Financial Auto
                     Funding Trust, Financial Security Assurance Inc. and Harris Trust and Savings Bank, as Trustee
                     and as Collateral Agent.
    *10.33      --   Financial Guaranty Insurance Policy (Policy No.: 50522-N), together with Endorsement No. 1 thereto, dated November 13, 1996, issued by Financial Security Assurance Inc. in favor of
                     Harris Trust and Savings Bank, as trustee for the benefit of the Certificate Holders.
    *10.34      --   Amended and Restated Servicing Agreement, dated as of December 5, 1994, by and between World
                     Omni Financial Corp. and National Auto Finance Company L.P.
    *10.35      --   Assignment and Assumption Agreement, dated as of October 23, 1995, among World Omni Financial
                     Corp. and Omni Financial Services of America, Inc.
    *10.36      --   Supplement to the Amended and Restated Servicing Agreement, dated as of December 5, 1994, as amended as of October 1, 1995, between World Omni Financial Corp. ('WOFC'), as Servicer, and
                     National Auto Finance Company L.P. ('NAFCO') is made as of November 21, 1995 by and between
                     Omni Financial Services of America, Inc., as assignee of WOFC ('Servicer') and NAFCO.
    *10.37      --   Custodial Agreement, dated as of November 21, 1995, by and between Omni Financial Services of
                     America, Inc., as custodian, and National Auto Finance Company L.P. as Master Servicer.
    *10.38      --   Placement Agent Agreement, dated as of November 20, 1995, between First Union Capital Markets
                     Corp. and National Financial Auto Funding Trust.
    *10.39      --   Amendment, dated as of November 21, 1995, to the First Amended and Restated Trust Agreement of
                     NAFCO Funding Trust, dated as of December 8, 1994, among National Auto Finance Company L.P., as
                     Depositor, The Chase Manhattan Bank (USA), as Owner Trustee, and Gary L. Shapiro, Edgar Otto A.
                     and Andrew Stidd, as Co-Trustees.
   **10.40      --   Form of Indemnification Agreement.
    *10.41      --   Assignment and Assumption Agreement, dated as of October 7, 1996, between National Auto Finance
                     Company, Inc. and National Auto Finance Company L.P.
    *10.42      --   Pooling and Servicing Agreement, dated as of October 21, 1996, by and among National Financial
                     Auto Funding Trust, as Transferor, National Auto Finance Company L.P., as Servicer, and Harris
                     Trust and Savings Bank, as Trustee.
    *10.43      --   Purchase and Contribution Agreement, dated as of October 21, 1996, by and between National Auto
                     Finance Company L.P. and National Financial Auto Funding Trust.



   EXHIBIT                                                                                                               SEQUENTIAL
   NUMBER      DESCRIPTION                                                                                               PAGE NO.
-------------  ------------------------------------------------------------------------------------------------------    -----------


    *10.44      --   Assignment Agreement, dated as of October 21, 1996, between Bankers Trust Company and National
                     Financial Auto Funding Trust II.
    *10.45      --   Master Spread Account Agreement, dated as of November 13, 1996, among National Financial Auto
                     Funding Trust, Financial Security Assurance Inc. and Harris Trust and Savings Bank, as Trustee
                     and Collateral Agent.
    *10.46      --   Insurance and Indemnity Agreement, dated as of November 13, 1996, among Financial Security
                     Assurance Inc., National Financial Auto Funding Trust and National Auto Finance Company L.P.
    *10.47      --   Sale Agreement, dated as of October 21, 1996, by and between National Financial Auto Funding
                     Trust and National Financial Auto Funding Trust II.
    *10.48      --   Purchase Agreement, dated as of October 21, 1996, by and between Auto Credit Clearinghouse L.P.
                     and National Auto Finance Company L.P.
    *10.49      --   Supplement to the Amended and Restated Servicing Agreement, dated as of December 5, 1994, as amended as of October 1, 1995 (the 'Servicing Agreement'), between World Omni Financial Corp
                     (WOFC) and National Auto Finance Company L.P. (NAFCO) is made as of November 13, 1996 by and between Omni Financial Services of America, Inc., as assignee of WOFC, and NAFCO.
    *10.50      --   Transfer Agreement No. 1, dated as of November 13, 1996, by National Financial Auto Funding
                     Trust as Transferor to Harris Trust and Savings Bank, as Trustee, pursuant to a Pooling and
                     Servicing Agreement, dated as of October 21, 1996.
    *10.51      --   Form of Financial Guaranty Insurance Policy issued by Financial Security Assurance Inc.
    *10.52      --   Employment Agreement, dated as of December 31, 1996, between National Auto Finance Company,
                     Inc. and Stephen R. Stack.
    *10.53      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Gary L. Shapiro.
    *10.54      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Edgar A. Otto.
    *10.55      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Stephen L. Gurba.
    *10.56      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Nova Financial Corporation.
    *10.57      --   Amended and Restated Promissory Note, dated as of January 3, 1997, payable by National Auto
                     Finance Company L.P. to the order of Nova Corporation.
    *10.58      --   Form of First Amendment, dated as of December 1, 1996, to Second Amended and Restated
                     Limited Partnership of National Auto Finance Company L.P.
   **10.59      --   Amended and Restated Assignment and Assumption Agreement between National Auto Finance Company, Inc. and
                     National Auto Finance Company L.P.
   **10.60      --   Referral Agreement, dated as of April 15, 1996, by and between First Union National Bank of
                     North Carolina and Auto Credit Clearinghouse L.P.
   **10.61      --   Referral Contract, dated as of November 14, 1996, by and between Community Bank and Auto Credit
                     Clearinghouse L.P.

   **23.1       --   Consent of KPMG Peat Marwick LLP.
   **23.2       --   Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1)
    *24.1       --   Power of Attorney (included on the signature page of the Registration Statement).
    *27.1       --   Financial Data Schedule for the year ended December 31, 1995.
    *27.2       --   Financial Data Schedule for the nine months ended September 30, 1996.


------------------
  * Filed previously
 ** Filed herewith